Exhibit 99.1

COMMONWEALTH OF KENTUCKY

BEFORE THE PUBLIC SERVICE COMMISSION

In the Matter of:

ELECTRONIC APPLICATION OF KENTUCKY

POWER COMPANY FOR (1) A GENERAL

ADJUSTMENT OF ITS RATES FOR ELECTRIC

SERVICE; (2) APPROVAL OF TARIFFS AND

RIDERS; (3) APPROVAL OF ACCOUNTING

PRACTICES TO ESTABLISH REGULATORY

ASSETS AND LIABILITIES; (4) A

SECURITIZATION FINANCING ORDER; AND (5)

ALL OTHER REQUIRED APPROVALS AND

RELIEF

) ) ) ) ) ) ) ) ) )	CASE NO. 2023-00159

FINANCING ORDER

TABLE OF CONTENTS

I.	DISCUSSION AND STATUTORY OVERVIEW		11

II.	DESCRIPTION OF PROPOSED TRANSACTION		21

III. FINDINGS OF FACT			44

A.	Identification and Procedure		44

	1.	Identification of Applicant and Background	44
	2.	Procedural History	44

B.	Costs to be Securitized		46

	1.	Identification	46
	2.	Balance to be Securitized	48
	3.	Issuance Advice Letter	51
	4.	Issuance Advice Letter and Financing Costs	51
	5.	Quantifiable Net Present Value Benefit	55

C.	Structure of the Proposed Securitized Bond Transaction		56

	1.	BondCo	56
	2.	Credit Enhancement and Arrangements to Enhance Marketability	60
	3.	Securitized Property	61
	4.	Servicer and the Servicing Agreement	62

	5.	Administrator and the Administration Agreement	65
	6.	Securitized Bonds	67
	7.	Security for Securitized Bonds	70
	8.	General Provisions	73
	9.	Securitized Surcharges—Imposition and Collection, and Nonbypassability	75
	10.	Allocation Among Customers	76
	11.	Commission True-Up of Securitized Surcharges	77
	12.	True-up of Securitized Surcharges	80
	13.	Additional True-Up Provisions	81
	14.	Designated Commission Staff	82
	15.	Securitized Surcharges Lowest Cost Consistent With Market Conditions	83

D.	Use of Proceeds		85

IV. CONCLUSIONS OF LAW			86

V.	ORDERING PARAGRAPHS		97

A.	Approval		97

B.	Securitized Surcharges		105

C.	Securitized Bonds		108

D.	Basic Transaction Documents		118

E.	Structure of the Securitized Bond Transaction		123

F.	Use of Proceeds		123

G.	Security Interests in Securitized Property Miscellaneous Provisions		123

H.	Miscellaneous Provisions		124

Appendix A	Form of Issuance Advice Letter

Appendix B	Form of Tariff (Securitized Surcharge Rider)

Appendix C	Projected Up-Front and Ongoing Financing Costs

Appendix D	Form of Underwriter’s Certificate

Appendix E	Form of Financial Advisor’s Certificate

Appendix F	Form of Disapproval Order

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FINANCING ORDER

This Financing Order (Financing Order) addresses portions of the application of Kentucky Power Company (Kentucky Power) under KRS 278.670 through KRS 678.696 and KRS 65.114 (collectively, the Act):

(1) Arrange through a finance subsidiary for the issuance of securitized bonds to finance the balance of (a) certain corporate utility costs that can be securitized as described in Table I titled “Regulatory Assets to be Securitized” (which may be referred to in this Financing Order as the Project) plus (b) carrying costs accruing on the applicable portions of such balance at the weighted average cost of capital approved in this case through the date the securitized bonds are issued minus (c) all insurance, scrap, and salvage proceeds, applicable unamortized regulatory liabilities for excess deferred income taxes; and the present value of return on all accumulated deferred income taxes related to pretax costs with respect to a retired or abandoned facility and related facilities, including those due to bonus and accelerated tax depreciation and abandonment losses (such balance, the Securitizable Balance);1

(2) Arrange for the issuance of securitized bonds through one or more special purpose finance subsidiaries to finance certain up-front financing costs2 incurred in connection with such securitized bonds as further defined and described below;

(3) Approve the proposed securitized bond financing structure and issuance of securitized bonds;

1 KRS 278.670(15) and KRS 278.670(18).

2 KRS 278.670(6).

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(4) Approve securitized surcharges sufficient to recover principal of and interest on the securitized bonds plus ongoing financing costs, such securitized surcharges to be imposed jointly on all existing and future retail customers receiving electrical service from Kentucky Power or its successors or assignees; and

(5) Approve of a tariff to implement such securitized surcharges.

On June 29, 2023, Kentucky Power submitted an application for a financing order to approve the issuance of securitized bonds to finance the securitized costs, plus certain financing costs associated with the proposed securitized bonds. The application was initially rejected for filing due to filing deficiencies, but was accepted for filing on July 14, 2023, after Kentucky Power cured various filing deficiencies. As discussed in this Financing Order, the Commission finds that Kentucky Power’s application for approval of the securitized bond transaction should be approved subject to conditions. The Commission also finds that the securitized bond financing transaction approved in this Financing Order meets all applicable requirements of the Act.

Kentucky Power’s application also requested approval of a general adjustment of its electric rates and approval of certain tariffs and riders among other approvals and relief. Any issues not addressed in this order, including Kentucky Power’s request for approval of a general rate adjustment, will be addressed in a separate order entered on or before January 19, 2024.

In accordance with the terms of this Financing Order, the Commission:

(1) Approves the issuance of securitized bonds in an amount not exceeding the sum of the Securitizable Balance, plus up-front financing costs as described in Ordering Paragraph 2 to finance the Project;

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(2) Approves the structure of the proposed securitized bond financing transaction and issuance of securitized bonds in one or more series;

(3) Approves a securitized surcharge in amounts to be calculated as provided in this Financing Order;

(4) Approves the form of tariff as provided in Appendix B of this Financing Order to implement the securitized surcharge;

(5) Finds that the proposed issuance of the securitized bonds and the imposition and collection of the resulting securitized surcharge and associated rates are fair, just and reasonable, in the public interest, and expected to provide quantifiable net present value (NVP) benefits to customers as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds; and

(6) Finds that the proposed structuring and pricing of the securitized bonds, subject to conditions set forth in this Financing Order, are reasonably expected to result in the lowest securitized surcharges consistent with the terms of this Financing Order and with market conditions at the time the securitized bonds are priced.

To approve the issuance of securitized bonds described herein, the Commission must find that the proposed transaction meets the requirements set forth in KRS 278.676. A financing order issued by the Commission must include:

(1) The amount of securitized costs to be financed using securitized bonds and a finding by the Commission that the amount of securitized costs to be financed using securitized bonds is fair, just and reasonable and in the public interest;

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(2) A description and estimate of the amount of financing costs that may be recovered through securitized surcharges and the period over which securitized costs and financing costs may be recovered;

(3) A finding that the proposed issuance of securitized bonds and the imposition and collection of a securitized surcharge are fair, just and reasonable, in the public interest, and expected to provide quantifiable NPV benefits to customers as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds;

(4) A finding that the proposed structuring and pricing of the securitized bonds are reasonably expected to result in the lowest securitized surcharges consistent with market conditions at the time the securitized bonds are priced under the terms of the financing order;

(5) A requirement that, for so long as the securitized bonds are outstanding and until all financing costs have been paid in full, the imposition and collection of securitized surcharges authorized under a financing order shall be nonbypassable and paid by all existing and future retail customers receiving electric service from the electric utility, its successors, or assignees under Commission-approved rate schedules even if a retail customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in the Commonwealth of Kentucky;

(6) A formula-based true-up mechanism for making (i) at least annually, expeditious periodic adjustments in the securitized surcharge that customers are required to pay pursuant to the financing order; and (ii) any adjustments that are necessary to correct for any over collection or under collection of the securitized surcharges and to ensure the timely payment of securitized bonds and financing costs and other required amounts and surcharges payable under the securitized bonds;

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(7) A requirement that the securitized property (i) be created or shall be created in favor of an electric utility, its successors, or assignees and (ii) shall be used to pay or secure securitized bonds and approved financing costs;

(8) A statement regarding the degree of flexibility to be afforded to the electric utility in establishing, (i) the terms and conditions of the securitized bonds, including but not limited to repayment schedules, expected interest rates, and other financing costs, (ii) subject to the Issuance Advice Letter process, the terms and conditions for the securitized bonds to accommodate changes in market conditions, including repayment schedules, interest rates, financing costs, collateral requirements, required debt service, and other reserves, and (iii) at its option, the issuance or a series of issuances of securitized bonds and correlated assignments, sales, pledges, or other transfers of securitized property;

(9) A requirement as to how securitized surcharges will be allocated among retail customer classes;

(10) A requirement that, after the final terms of a proposed issuance of securitized bonds has been established but before the issuance of the securitized bonds, the electric utility shall determine the initial securitized surcharge in the manner required by and consistent with the financing order—the initial securitized surcharge shall be final and effective upon the issuance of the securitized bonds, with the securitized surcharge to be reflected on a compliance tariff and filing bearing the securitized surcharge and the calculation thereof;

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(11) A method of (i) tracing funds collected as securitized surcharges or other proceeds of securitized property and authorization to change the method of tracing funds from time to time in accordance with the financing documents, and (ii) determining that the method, as amended from time to time, shall be used for tracing the funds and the identifiable cash proceeds of any securitized property subject to a financing order under applicable law;

(12) A statement specifying the details of a future ratemaking process used to reconcile any differences between the actual securitized costs financed by the electric utility, its successor, or assignee provided that any reconciliation shall not affect the amount of securitized bonds or the associated securitized surcharges paid by customers;

(13) A procedure that shall allow the electric utility to earn a return at its weighted average cost of capital authorized by the Commission in the electric utility’s rate proceedings, and subject to changes in interest rates, any moneys advanced by the electric utility to fund reserves, if any, or capital accounts established under the terms of any indenture, ancillary agreement, or other financing documents pertaining to the securitized bonds;

(14) An outside date, which shall not be earlier than one year after the date the financing order is no longer subject to appeal, when the authority to issue securitized bonds granted in the financing order expires; and

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(15) A statement that accumulated deferred income taxes and regulatory liabilities for excess deferred income taxes used in calculating retired generation costs shall be excluded from the rate base in future general rate cases and that no amortization of those excess deferred income taxes shall be reflected in future general rate cases.3

The evidence presented in this proceeding demonstrates that the securitized bond transaction approved by this Financing Order is expected to provide quantifiable NPV benefit to customers as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds. Based on the amount of securitized bonds and principal amortization schedule authorized in this Financing Order, Kentucky Power’s financial analysis indicated that such retail customers will realize benefits as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds estimated to be at least $74.4 million on a present value basis.4

Kentucky Power provided a general description of the proposed transaction structure in its application and in the evidence submitted in support of the application. The proposed transaction structure does not contain every relevant detail and, in certain places, uses only approximations of certain costs and requirements. The final transaction structure will depend, in part, upon the requirements of the nationally recognized credit rating agencies that will rate the securitized bonds and, in part, upon the market conditions that exist at the time the securitized bonds are taken to the market with the intent that credit rating agencies will assign their top credit rating, such as “Aaa/AAA” or similar ratings, to the securitized bonds.

3 KRS 278.676.

4 Application, Section III, Volume 1, Direct Testimony of Franz D. Messner at 7, Exhibit FDM-1 (filed Jun. 29, 2023).

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While the Commission recognizes the need for some flexibility with regard to the final details of the securitized bond transaction approved in this Financing Order, the Commission’s focus is upon the statutory requirements that must be met prior to issuing a financing order and maximizing the economic benefits to Kentucky Power customers. To this end, a focus of the Commission’s review is whether conditions to the Commission’s approval of Kentucky Power’s application, set forth in this Financing Order, are also met.

The Commission has established in this Financing Order certain procedures, criteria and conditions that must be met in order for the approvals and authorizations granted in this Financing Order to become effective for the benefit of Kentucky Power customers. This Financing Order grants authority to issue securitized bonds and to impose, bill, charge, collect, and receive securitized surcharges only if the final structuring, marketing, and pricing of the securitized bond transaction complies in all material respects with these procedures, criteria, and conditions. The authority and approval granted in this Financing Order is effective as to each issuance upon, but only upon, inter alia, Kentucky Power filing with the Commission an issuance advice letter (each an Issuance Advice Letter) demonstrating compliance of that issuance with these procedures, criteria, and conditions as well as all other provisions of this Financing Order and the Act.

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I. DISCUSSION AND STATUTORY OVERVIEW

The Kentucky Legislature amended KRS Chapters 65 and 278 on June 30, 2023, to permit electric utilities to use securitized bond financing to recover deferred costs and retired generation costs, including associated financing costs, incurred by public utilities within the Commonwealth of Kentucky.5 As a precondition to the use of securitized bond financing, the General Assembly required that the Commission must ensure that the securitized bond financing will provide greater quantifiable NPV benefits to customers than would have been achieved without issuance of the securitized bonds.6 Consequently, a basic purpose of a securitized bond financing, the recovery of a utility’s prudently incurred and approved deferred costs and retired generation costs, is conditioned upon the other basic purpose of the legislation, providing quantifiable economic benefits to retail customers in the Commonwealth.

Pursuant to the Act, the costs eligible for securitized bond financing by Kentucky Power include the Securitizable Balance plus certain up-front financing costs7 incurred in connection with such securitized bond financing as further defined and described below. The deferred costs for regulatory assets comprising the Securitizable Balance are described, with estimates, in Table I below.

5 KRS 278.010, 278.670 through 278.696, and 65.114.

6 KRS 276.676(1)(c).

7 KRS 278.670(6).

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Table I – Regulatory Assets Proposed To Be Financed by Securitized Bonds

Line No.	Regulatory Asset Description	Case No.	FERC Subaccount(s)	Expected Balance as of June 30, 2023
1	Decommissioning Rider Regulatory Asset	Please Refer to Application Exhibit 4	1823376	$289,193,517
2			1823378
3			1823379
4			1823380
5			1823517
6			1823518
7	January 2020 Windstorm	2020-00368	1823620	$646,479
8	April 2020 Thunderstorm			$474,856
9	April 2020 Windstorm			$9,843,199
10	December 2020 Snowstorm	2021-00135		$1,043,892
11	2020 Storm Incremental O&M			$12,008,426
12	Less: Amount in Base Rates			$(1,498,582)
13	2020 Storm Expense Deferral Regulatory Asset			$10,509,844
14	February 2021 Ice and Snowstorms	2021-00129	1823623	$46,199,297
15	February 2021 Major Flood	2021-00402		$826,495
16	2021 Storm Incremental O&M			$47,025,792
17	Less: Amount in Base Rates			$(1,029,789)
18	2021 Storm Expense Deferral Regulatory Asset			$45,996,003
19	June 2022 Thunderstorm and Windstorm	2022-00293	1823698	$3,401,582
20	July 2022 Historic Flood			$11,449,177
21	2022 Storm Incremental O&M			$14,850,759
22	Less: Amount in Base Rates			$(1,012,476)
23	2022 Storm Expense Deferral Regulatory Asset			$13,838,283
24	March 2023 Windstorm (March 3, 2023)	2023-00137	1823722	$3,295,455
25	March 2023 Windstorm (March 25, 2023)			$1,028,326
26	April 2023 Windstorm			$5,643,197
27	2023 Storm Incremental O&M -			$9,966,978

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	Estimate
28	Less: Amount in Base Rates			$(1,012,476)
29	2023 Storm Expense Deferral Regulatory Asset—Estimate			$8,954,502
30	Rockport Deferral Regulatory Asset	2017-00179	1823430 1823431	$52,253,087
		2020-00174
		2022-00283
31	Tariff P.P.A. Under-Recovery Regulatory Asset (Under- Recovered Since January 2020)	2017-00179	1823557	$50,453,564
		2020-00174
		2022-00416
32	Total Regulatory Assets Requested for Securitized Bond Financing			$471,198,800

To allow for a utility’s costs, including financing costs, to be financed by securitized bonds, the Commission may authorize the issuance of corporate bonds, to be known as “securitized bonds,” which are to be repaid from the securitized surcharge described in this Financing Order. Securitized bonds are generally defined as evidences of indebtedness or ownership that are issued pursuant to a financing order, limited to a term of no longer than 30 years, and secured by or payable from the securitized property, which includes (i) all rights and interests of a utility, its successor or assignee under a financing order, including the right to impose, bill, charge, collect, and receive securitized surcharges authorized under the financing order and to obtain periodic adjustments to such securitized surcharges authorized under the Act as provided in the financing order and (ii) all revenues, collections, claims, rights to payments, payments, moneys, or proceeds arising from the rights and interests specified in the financing order, regardless

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of whether such revenues, collections, claims, rights to payment, payments, moneys, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, moneys, or proceeds, at the time such rights are transferred to an assignee or pledged in connection with the issuance of securitized bonds.8

If securitized bonds are approved and issued, all retail customers must pay the principal, interest, and related charges of the securitized bonds on a joint basis through securitized surcharges.9 Securitized surcharges must be approved by the Commission pursuant to a financing order.10 For so long as the securitized bonds are outstanding, and until all financing costs have been paid in full, the Commission guarantees the imposition of securitized surcharges authorized under a financing order will be nonbypassable and must be paid by all existing and future retail customers receiving electric service from the electric utility, its successors, or assignees under Commission- approved rate schedules even if a retail customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in the Commonwealth of Kentucky.11

The Act provides that the Commission may adopt a financing order if it finds that:

8 KRS 278.670(17); KRS 278.670(19).

9 KRS 276.676(1)(b).

10 KRS 276.676(1).

11 KRS 278.676(1)(e).

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(1) The recovery of securitized costs is fair, just and reasonable and in the public interest;12

(2) The issuance of securitized bonds and the imposition and collection of a securitized surcharge are fair, just and reasonable, in the public interest, and expected to provide quantifiable NPV benefits to customers as compared to recovery of the components of securitized costs that would have been achieved absent the issuance of the securitized bonds:13 and

(3) The proposed structuring and pricing of the securitized bonds are reasonably expected to result in the lowest securitized surcharges under the terms of a financing order consistent with market conditions at the time the securitized bonds are priced.14

All these statutory requirements are designed to ensure that the issuance of securitized bonds will provide quantifiable NPV benefits to customers.

To grant the application, the Commission must find that the issuance of securitized bonds will provide quantifiable NPV benefits to customers as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds. An economic analysis is necessary to recognize the time value of money in evaluating whether, and the extent to which, benefits accrue from securitized bond financing. Moreover, an economic analysis recognizes the concept that the timing of a payment can be as important as the magnitude of a payment in determining the value of the payment.

12 KRS 278.676(1)(a).

13 KRS 278.676(1)(c).

14 KRS 278.676(1)(d).

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The precise interest rate at which securitized bonds can be sold in a future market is not yet known. Nevertheless, benefits can be calculated based upon certain known facts (e.g., the amount of assets to be financed by securitized bonds and the cost to retail customers of rate recovery that would be the alternative to issuing securitized bonds) and assumptions (e.g., the interest rate of the securitized bonds, the term and principal amortization schedule of the securitized bonds and the amount of other securitized costs and financing costs). By analyzing the proposed securitized bond transaction based upon those facts and assumptions, a determination can be made as to whether it is reasonable to expect quantifiable NPV benefits will result.

To ensure that benefits are realized, the securitized bond transaction must conform to the structure ordered by the Commission as described in detail below and an Issuance Advice Letter must be provided to the Commission no later than one business day after pricing of the securitized bonds that (a) reports the initial securitized surcharges and other information specific to the securitized bonds as required by the Commission; (b) provides information on market conditions and other relevant information at the time of pricing for the Commission to consider in determining whether the terms of this Financing Order have been met; (c) is in the form attached as Appendix A; (d) indicates the final structure of the securitized bonds; (e) provides the best available updated estimate of total up-front financing costs and ongoing financing costs; (f) is based on updated information, confirms that the issuance of securitized bonds will provide quantifiable NPV benefits to customers as compared to recovery of the components of securitized costs that would have been

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incurred absent the issuance of securitized bonds; and (g) attaches a certificate from the Applicant confirming that the structuring, marketing and pricing of the securitized bonds in fact resulted in the lowest securitized surcharges consistent with (i) prevailing market conditions at the time of pricing the securitized bonds, and (ii) the terms of the Act and the Financing Order (the Lowest Cost Objective).

Securitized surcharges will be collected by the utility, its successors, an assignee, or other collection agents as provided for in this Financing Order. The securitized surcharges will be allocated among retail customers classes as provided in the Securitized Surcharge Rider.15

Under the Act, the rights to impose, bill, charge, collect, and receive securitized surcharges are present, intangible property rights which will be created simultaneously when such rights are first transferred to an assignee and are pledged in connection with the issuance of securitized bonds.16 Upon the pledge, sale, or transfer of those rights, they become securitized property and, as such, are afforded certain statutory protections to ensure that the securitized surcharges are available for bond retirement.17

This Financing Order contains terms ensuring that the imposition and collection of amounts authorized herein shall be nonbypassable.18 This Financing Order also includes a mechanism requiring that securitized surcharges be reviewed and adjusted at least semiannually, to correct any overcollections or undercollections of the securitized

[15]	KRS 278.676(1)(i).
[16]	KRS 278.676(3).
[17]	KRS 278.676(3).
[18]	KRS 278.676(1)(e).

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surcharges and to guarantee the timely payment of the securitized bonds and financing costs and other required amounts and securitized surcharges payable under the securitized bonds.19 The semiannual update to its monthly securitized surcharge should be based on estimates of revenues for each revenue class and other mathematical factors to ensure that the amount of the securitized surcharges is sufficient to provide for payment of principal, interest, acquisition, defeasance, financing costs, or redemption of premium and other fees, costs, and charges with respect to securitized bonds approved under this Financing Order.20 Interim true-up adjustments may also be made under the circumstances set forth in this Financing Order and consistent with KRS 278.676(1)(f)(2). 21 These provisions will help to ensure that the amount of securitized surcharges paid by customers does not exceed the amounts necessary to cover the costs of the securitized bond transaction.

After the transfer of securitized property to an assignee or the issuance of securitized bonds authorized by this Financing Order, the Commission has no further review other than the up to 120-day post-issuance review of upfront financing costs described below. The Commission shall not be permitted to amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust securitized surcharges approved in this Financing Order, except for changes made pursuant to the formula-based true-up mechanism made pursuant to KRS 278.678(3).22

[19]	KRS 278.676(1)(f).
[20]	KRS 278.678(3).
[21]	KRS 278.676(1)(f)(2).
[22]	KRS 278.678(8).

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The Commonwealth of Kentucky has pledged and agreed with holders of securitized bonds, owners of the securitized property, and other financing parties that the Commonwealth of Kentucky and its agencies, including the Commission, shall not (1) alter the provisions of KRS 278.670 to 278.696 and KRS 65.114, which authorize the Commission to create an irrevocable contract right or right to sue by the issuance of a financing order creating securitized property, making the securitized surcharges imposed by a financing order irrevocable, binding, or affecting the nonbypassable securitized surcharges for all existing and future retail customers of the electric utility, its successors, or assignees; (2) take or permit any action that impairs or would impair the value of securitized property or the security for the securitized bonds or revises the securitized costs for which recovery is authorized; (3) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties; and (4), except for changes made pursuant to the formula-based true-up mechanism authorized under KRS 278.678, reduce, alter, or impair securitized surcharges that are to be imposed, billed, charge, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, financing costs, and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related securitized bonds have been paid and performed in full.23

[23]	KRS 65.114(2).

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Each securitized property (whether associated with a single bond series covering the entire amount authorized to be financed by securitized bonds or with one of multiple bond series covering only a portion of the total amount authorized to be financed by securitized bonds) that is specified in this Financing Order constitutes an existing, present, intangible property right for purposes of contracts concerning the sale or pledge of property, and the securitized property will continue to exist for the duration of the pledge of the Commonwealth of Kentucky as described in the preceding paragraph. Securitized property is not a receivable nor a pool of receivables. In addition, the interests of a transferee, purchaser, acquirer, assignee, or pledgee in securitized property (as well as the revenues and collections arising from the property) specified in this Financing Order are not subject to setoff, counterclaim, surcharge, or defense by the utility or any other person or in connection with the reorganization, bankruptcy, or other insolvency of the utility or any other entity.24 The creation, perfection, priority, and enforcement of any security interest or lien in securitized property to secure the repayment of the principal and interest and other amounts payable in respect of securitized bonds, amounts payable under any ancillary agreement, and other financing costs are governed by KRS 278.670 through 278.696 and KRS 65.114 and not by any other provisions of the statute or other law, except as otherwise provided in KRS 278.670 through 278.696 and KRS 65.114.25

The Commission may, at the request of an electric utility, open a proceeding and subsequently issue a financing order providing for the refinancing, retiring, or refunding of securitized bonds issued pursuant to this Financing Order only upon making a finding that the subsequent financing order satisfies all the criteria specified in KRS 278.670 through 278.969 and KRS 65.114.26 Kentucky Power has not requested, and this Financing Order does not grant, any authority to refinance the securitized bonds authorized by this Financing Order.

[24]	KRS 278.684(6).
[25]	KRS 278.686(1).

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To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in KRS 278.670.

II. Description of Proposed Transaction

A description of the transaction proposed by Kentucky Power to finance the Project is contained in its application and the evidence submitted in support of the application.27 To facilitate the proposed securitized bond transaction, Kentucky Power proposed that (depending on whether more than one series of securitized bonds are issued) one or more special purpose finance subsidiaries (each referred to as a BondCo) be created to which Kentucky Power will transfer the right to impose, bill, charge, collect, and receive securitized surcharges along with the other rights arising pursuant to this Financing Order, in each case, allocable to the series of securitized bonds the BondCo is issuing. Upon transfer of the securitized property to a BondCo, the rights to the securitized property will pass from transferor to the BondCo as provided by KRS 278.670(19).

If securitized bonds are issued in more than one series, then the securitized property transferred as a result of each issuance shall be only those rights associated with that portion of the total amount authorized to be financed by securitized bonds in this

[26]	KRS 278.680(2).
[27]

Application, Section I, Application for Securitization Financing Order at 17-24; Application, Section I, Exhibit 5; and, Application, Section III, Volume I, Direct Testimony of Brian West (West Direct Testimony) at 21.

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Financing Order that is financed by a particular series. Securitized property is not a receivable or a pool of receivables. The rights to impose, bill, charge, collect, receive, and adjust securitized surcharges, along with the other rights arising pursuant to this Financing Order as they relate to any portion of the total amount authorized to be financed by securitized bonds that remains unfinanced, shall remain with Kentucky Power and shall not become securitized property until transferred to a BondCo in connection with the issuance of a subsequent series of securitized bonds.

The rights, obligations, structure, and restrictions described in this Financing Order with respect to a BondCo are applicable to each transferee or purchaser of securitized property to the extent of the securitized property transferred and sold to it and the securitized bonds issued by it. The BondCo will issue securitized bonds and will transfer the net proceeds from the sale of the securitized bonds to its parent, Kentucky Power, in consideration for the transfer of the corresponding securitized property. The BondCo will be organized and managed in a manner designed to achieve the objective of maintaining the BondCo as a bankruptcy-remote finance subsidiary (ring-fenced from its parent, Kentucky Power) that would not be affected by the bankruptcy of Kentucky Power or any other affiliates of Kentucky Power or any of their respective successors, or assignees, and be capable of achieving top credit ratings. In addition, the BondCo will have at least one independent manager whose approval will be required for certain major actions or organizational changes by the BondCo.

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The securitized bonds will be issued pursuant to an indenture and administered by an indenture trustee.28 The securitized bonds will be secured by and payable solely out of the securitized property created pursuant to the Act and this Financing Order and other collateral (if any) described in Kentucky Power’s application. The collateral will be pledged to the indenture trustee for the benefit of the holders of the securitized bonds and to secure payment of such securitized bonds.

The servicer of the securitized property will collect the securitized surcharges and remit those amounts on a daily basis to the indenture trustee on behalf of a BondCo. The servicer will be responsible for filing, with the Commission, any required or allowed true-ups of the securitized surcharges. If the servicer defaults on its obligations under a Securitized Property Servicing Agreement, the indenture trustee may, on behalf of the holders of securitized bonds, appoint a successor servicer and pursue other legal remedies against the servicer for any economic damage to BondCo investors as a result of the servicer’s failure of representation or default. In accordance with a Securitized Property Servicing Agreement, which the Commission will subsequently approve, Kentucky Power will act as the servicer for the securitized bonds.

Securitized surcharges will be calculated to ensure the collection of an amount sufficient to pay the principal, interest, and related charges for the securitized bonds and in a manner that allocates this amount to the various classes of retail customers in a manner that is similar to how the corresponding facilities and related expenses are

[28]

If more than one series of securitized bonds is issued, each series will be issued pursuant to a separate indenture or series supplement and be subject to its own set of other basic agreements (e.g., Securitized Property Purchase and Sale Agreement, Securitized Property Servicing Agreement). For purposes of this Financing Order, the description of the securitized bonds applies to each series of securitized bonds.

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allocated among customers in Kentucky Power’s current rates. Specifically, as proposed, the securitized costs and financing costs due in a given period, grossed up to account for the projection of uncollectible securitized surcharges and a projection of payment lags between the billing and collection of securitized surcharges, will first be allocated among two groups of retail electric customers (hereinafter, revenue classes), consisting of (a) residential customers and (b) all other retail electric customers (non-residential retail electric customers), on a percent of revenue basis to determine the revenue requirement for each revenue class during the period. The revenue requirement allocated to each revenue class will then be further allocated among all customers within each class by applying an adjustment factor to amounts billed for certain defined retail charges during the period. The adjustment factor for each revenue class will be calculated by dividing the revenue requirement allocated to each revenue class for a given period by the revenue expected during the period from the charges to which each adjustment factor will apply. The adjustment factor will be trued up periodically to account for under and overcollections.

The Commission generally agrees with the structure for the securitized surcharges proposed to ensure the collection of amounts sufficient to fund all scheduled payments of principal and interest on the securitized bonds as well as ongoing financing costs. A formula-based true-up mechanism for making, at least annually, periodic adjustments in the securitized surcharges, as required by KRS 278.676(1)(f), enforced by the Commission is necessary to guarantee that the amount collected from securitized surcharges is sufficient to pay the securitized bonds and may be performed at other times, as provided in this Financing Order. However, the Commission believes that some modifications and clarifications to Kentucky Power’s proposed securitized surcharge are necessary to avoid confusion regarding its application and to ensure timely and accurate true-up adjustments.

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First, Kentucky Power indicated that its securitized surcharge would be applicable to all existing and future retail electric customers, but in its proposed tariff for the securitized surcharge, Kentucky Power listed the tariffs to which the securitized surcharge would be applicable, including Tariffs R.S., R.S.D., R.S.-L.M.-T.O.D., R.S.-T.O.D., Experimental R.S.-T.O.D.2, G.S., S.G.S.-T.O.D., M.G.S.-T.O.D., L.G.S., L.G.S.-T.O.D., I.G.S., C.S.-I.R.P., M.W., O.L., and S.L.29 While Kentucky Power listed its current retail electric rate classes in its proposed securitized surcharge tariff, the Commission is concerned that listing the current rate classes, especially without clarification, could later be read as preventing the application of the securitized surcharge to new customer classes or new rate classes that may be necessary in the future or to retail electric customers taking service under a special contract. Thus, the Commission finds that the language of Kentucky Power’s proposed tariff should be modified to simply indicate that the securitized surcharges will be applicable to all retail electric customers.

The Commission next notes that Kentucky Power listed the revenue, or charges for retail electric service, to which the adjustment factors for residential and non-residential customers will be applied to allow recovery of the securitized costs and financing costs. For instance, Kentucky Power indicated that the residential adjustment factor would be applied to:

[T]he sum of the customer’s Service Charge, Demand Charge, Energy Charges(s), Fuel Adjustment Clause, System Sales Clause, Demand-Side Management Adjustment Clause, Federal Tax Change, Residential Energy Assistance, Purchase Power Adjustment and Distribution Reliability Rider.30

[29]	Kentucky Power’s Application, Exhibit 5, Appendix B.
[30]	Kentucky Power’s Application, Exhibit 5, Appendix B.

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Kentucky Power indicated that the non-residential adjustment factor would be applied to:

[T]he sum of the customer’s Service Charge, Demand Charge, Energy Charges(s), less Base Fuel, Minimum

Charge, Reactive Charge, System Sales Clause, Demand- Side Management Adjustment Clause, Federal Tax Change, Kentucky Economic Development Surcharge, Purchase Power Adjustment and Distribution Reliability Rider.31

For residential customers, the charges listed to which the adjustment factor would apply included all current charges for retail residential electric service other than charges made pursuant to the environmental surcharge mechanism (ESM) and nonrecurring charges such as late payment fees and reconnection charges. Similarly, for non-residential retail electric customers, the charges included all charges for retail service except ESM charges and nonrecurring charges, as well as fuel costs recovered in base rates and through the Fuel Adjustment Clause. Notably, the charges to which the adjustment factors would apply did not include pass-through charges that a utility is required to collect for another entity such as amounts a utility is required to collect for local taxes and fees that are included on bills but are not embedded in the cost of service.

The charges to which the adjustment factors apply are important because they serve as the basis for the allocation of costs among the rate classes within the two revenue classes—residential and non-residential retail electric customers—between which Kentucky Power proposed to first allocate costs. Further, as noted above,

[31]	Kentucky Power’s Application, Exhibit 5, Appendix B.

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Kentucky Power proposed to calculate the adjustment factor for residential customers and non-residential retail electric customers, respectively, by dividing the revenue requirement for securitized costs and financing costs allocated to each such revenue class for a given period by the revenue expected during the period from the charges to which each adjustment factor will apply. That methodology, which is consistent with the methodology currently used to allocate the Decommissioning Rider Regulatory Asset, will ensure that the securitized costs and financing costs scheduled to be paid in a given period will be collected during that period so long as the revenue requirement allocated to each revenue class is divided by expected revenue from charges to which the adjustment factors will apply. Thus, it is important to be clear about the charges to which the adjustment factor will apply to avoid confusion and ensure that the true-up functions properly.

However, to ensure a fair allocation of securitized costs and financing costs across rate classes of retail customers consistent with the allocation of other costs for electric service, the adjustment factors of the securitized surcharge for residential and non-residential retail electric customers should be calculated based on and applied to all charges for electric service other than those mentioned above as being specifically excluded—i.e. ESM charges, nonrecurring charges, and pass-through charges for both residential and non-residential retail electric revenue classes, as well as fuel costs for non-residential retail electric customers.32 Further, the Commission is concerned that

[32]

The Commission agrees with Kentucky Power’s exclusion of nonrecurring charges, ESM charges, and pass through charges from both revenue classes and fuel costs from the allocation of costs between non-residential retail electric customers. First, nonrecurring charges refer to late fees and other fees or charges assessed to a customer to recover the cost of a specific activity, such as reconnecting service, for which the cost is limited to recovery of an amount no greater than the cost of the specific activity and additional charges are not incurred once the activity is

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specifically listing the current charges used to calculate the adjustment factor and to which the adjustment factor will apply without further explanation could be interpreted as limiting the application and calculation of the adjustment factor to those charges despite potential future changes in rate structures and rate classes. Thus, while the tariff for the securitized surcharges should list the current charges that fall into the categories to which the adjustment factors should apply, the Commission finds that it is necessary to clearly state that the adjustment factor for residential customers should be calculated based on the expected revenue from and applied to all charges for electric service other than ESM charges, nonrecurring charges, and pass-through charges, and that the adjustment factor for non-residential customers should be calculated based on the expected revenue from and applied to all charges for electric service other than ESM charges, nonrecurring charges, and pass-through charges, as well as fuel costs recovered in base rates and through the Fuel Adjustment Clause.

The Commission also believes that there is a need to provide some clarification regarding the application of Kentucky Power’s proposed true-up. First, Kentucky Power indicated at various points that a true-up would be required at least annually and at least semi-annually, except in the 12 months prior to the scheduled final payment date for the latest maturing tranche of securitized bonds of a particular series in which case it proposed requiring a quarterly true-up. Second, Kentucky Power indicated that its completed. As Kentucky Power explained, non-recurring charges do not arise from retail sales of electricity, and therefore, it would not be reasonable to use such charges to allocate the securitized surcharge. The pass through charges, which may vary by locality, consist of fees and taxes not embedded in Kentucky Power’s revenue requirement and cost of service that Kentucky Power is required to include on customer’s bills to pass on to the entity that imposed the fee or tax such as a local government. The pass through charges are not collected for retail electric service, and therefore, should not be included. Further, Kentucky Power’s ESM charges are calculated as a percent of revenue requirement rider such that inclusion within the amounts to which the securitized surcharge rider is applied would result in a circular calculation, because the securitized surcharge rider is also a percent of revenue requirement rider.

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proposed true-up mechanism would be cumulative but proposed that the true-up for a given period be calculated based on under and over collections in the prior period. Third, Kentucky Power proposed a mechanism for the true-up, including dates when periodic required true-ups would be filed, but was unclear regarding the period through which a given true-up would be conducted. Fourth, Kentucky Power indicated that true-ups for overcollections should be calculated by subtracting the amount of the overcollection from the securitized costs and financing costs due in a given period, grossed up to account for the projection of uncollectible securitized surcharges and a projection of payment lags between the billing and collection of securitized surcharges, which would assume there are uncollectibles and lags in payments for amounts that have already been collected.

To ensure the timely correction of any under or overcollection, the Commission finds that true-ups should be required at least semi-annually, which appears to have been Kentucky Power’s intention despite some ambiguity, except in the 12 months prior to the scheduled final payment date for the latest maturing tranche of securitized bonds of a particular series in which case the Commission finds that true-ups should be required at least quarterly as proposed by Kentucky Power. The Commission finds that each true-up should be calculated on a cumulative basis, as discussed in more detail below, to ensure that any under or overcollections are captured in each true-up. The Commission finds that any required periodic true-ups—i.e. the required semi-annual and quarterly true-ups—should be calculated to reflect any under or overcollections through the end of the most recent true-up period that ended prior to the filing of the periodic true-up, because such a calculation will ensure that accurate information regarding under and overcollections is available to calculate the true-up while still allowing for a timely true-up of any under or overcollections.33

[33]

For instance, in the case of semi-annual true-ups, any under or overcollections through the end of a six month period would be reflected in the securitized surcharge beginning on the first date of that same six month period the following year such that any under or overcollection should be corrected within a year assuming expected revenue is accurately projected in the period in which the true-up is applied.

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The methodology for establishing the securitized surcharge and conducting true-ups, and the circumstances under which each shall be made, as modified to address the issues discussed above, are discussed in more detail below and described in the Securitized Surcharge Rider. If securitized bonds are issued in more than one series, then each series will be subject to a separate true-up under this Financing Order. If the Commission defaults on its obligations under the true-up pursuant to this Financing Order, the indenture trustee may, on behalf of the holders of securitized bonds seek to enforce the terms of the Financing Order for the benefit of holders of the securitized bonds.

The Commission finds that Kentucky Power’s proposed financing structure for the securitized property should be used, subject to the terms of this Financing Order. This structure provides for substantially levelized annual revenue requirements over the expected life of the securitized bonds. This structure offers the benefit of not relying upon customer growth and will allow the resulting securitized surcharges to remain level or decline over time if billing determinants remain level or grow. Further, Kentucky Power’s proposed securitized surcharge tariff applies consistent allocation factors across the two revenue classes, subject to modification in accordance with the true-up mechanisms adopted in this Financing Order.

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Kentucky Power requested approval of securitized surcharges sufficient to recover principal and interest on the securitized bonds plus ongoing financing costs as described in this Financing Order and Appendix C attached hereto. Each retail customer’s monthly bill shall (i) include as a separate line item and include each of (a) the base rate for the retail customer’s electricity and (b) the amount of the securitized surcharge, and (ii) explicitly state the portion of securitized surcharges applicable to the revenue class as approved in this Financing Order.

Kentucky Power requested in the application that its financing costs, including up-front and ongoing costs of issuing and maintaining the securitized bonds, be recovered through the securitized bonds and securitized surcharges approved in this Financing Order. Kentucky Power’s estimated up-front financing costs total approximately $6.3 million, while estimated ongoing financing costs total approximately $1 million per year for each year of the term of the securitized bonds. The estimates were based on assumptions regarding a number of variables that will directly affect the level of up-front and ongoing financing costs including (1) the total Securitizable Balance of $440,389,797; (2) only one series of securitized bonds issued; (3) the Financing Order proceeding will not be contested; and (4) Kentucky Power acts as servicer.

The Commission finds that Kentucky Power should be permitted to recover the up-front financing costs of the issuance of the securitized bonds in accordance with the terms of this Financing Order. However, if the Commission determines that up-front financing costs did not result in the lowest securitized surcharges consistent with market conditions at the time of the pricing and the terms of this Financing Order; the Commission also finds that there should be a post-issuance review of up-front financing costs and that Kentucky Power should be required to credit the Securitized Bond Deferral Account (defined below) by an amount equal to such excess amount, together with interest expected to be paid on securitized bonds used to finance that excess amount, provided such crediting of the Securitized Bond Deferral Account should not directly or indirectly increase Kentucky Power’s net income.

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Kentucky Power estimated that up-front financing costs will be $6.3 million plus (i), if applicable, the cost of original issue discount, credit enhancements, and other arrangements to enhance marketability as discussed in ordering paragraphs 4 and 21 of this Order; plus (ii) the cost of the Commission’s financial advisors, outside legal counsel and other consultants, if any, and any additional costs incurred by Kentucky Power to comply with the requests and recommendations of the Commission’s financial advisor and other consultants; plus (iii) any costs incurred by Kentucky Power if this Financing Order is appealed; plus (iv) any post-issuance audit or other procedure mandated by this Financing Order. In the Issuance Advice Letter, Kentucky Power will report the updated up-front financing costs to be financed by securitized bonds.

Kentucky Power is authorized to recover directly through securitized surcharges the fees and expenses BondCo must pay for servicing the securitized bonds and providing administrative services to each BondCo. However, Kentucky Power, as BondCo’s regulated utility parent, must provide revenue credits to customers as described below. The total estimated annual fees are between approximately $511,000 and $561,000, comprised of (i) annual servicing fees expected to be 0.05 percent of the original principal amount of the securitized bonds plus out of pocket third-party costs, and (ii) annual administrative fees expected to be between $50,000 and $100,000 per annum per BondCo plus out of pocket third-party costs. The estimated ongoing financing costs should be updated in the Issuance Advice Letter to reflect more current information than

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what was available when Kentucky Power filed the application. In accordance with the terms of this Financing Order and subject to the approval of the indenture trustee, the Commission will permit a successor servicer to Kentucky Power to recover a higher servicer fee if Kentucky Power, a successor utility, or an affiliate ceases to service the securitized property.

Kentucky Power does not anticipate incurring costs of retiring or refunding debt or equity in connection with the use of the proceeds from the issuance of the securitized bonds.34 Kentucky Power should be authorized to record such costs as a regulatory asset included on its books and to accrue carrying costs on such regulatory asset using the average weighted interest rate on the securitized bonds, until the costs are included in Kentucky Power’s next base rate case, and that the costs, together with carrying costs, be considered for recovery in Kentucky Power’s next base rate case, subject to a showing that such costs were prudently incurred and are reasonable and necessary.

Kentucky Power proposed eight principal agreements to be executed by Kentucky Power or each BondCo: (i) a Securitized Property Purchase and Sale Agreement; (ii) a Securitized Property Servicing Agreement; (iii) an Administration Agreement; (iv) an Indenture; (v) an Underwriting Agreement: (vi) the BondCo’s Original Limited Liability Company Agreement; (vii) the BondCo’s Amended and Restated Limited Liability Agreement; and (viii) an Intercreditor Agreement (collectively, the Basic Transaction Documents).35

[34]	Application, Section III, Volume 1, Direct Testimony of Franz D. Messner (Messner Direct Testimony) at 10 (filed Jun. 29, 2023).
[35]	See draft Basic Transaction Documents (filed Nov. 27, 2023).

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III. Conditions of Approval

Securitized bonds proposed by Kentucky Power will be unlike any of Kentucky Power’s utility bonds or equity securities previously approved by the Commission. In all other Kentucky Power debt and equity offerings, Kentucky Power is directly responsible to make payments to investors who purchase the securities. In the securitized bond transaction, as a result of this Financing Order, neither the assets nor the revenues of Kentucky Power will be available to make promised payments of principal, interest, and other costs associated with securitized bonds approved by this Financing Order. Similar to a stand-alone project financing, the parent utility (Kentucky Power) will not guarantee the finance subsidiary BondCo’s securitized bonds for the project. Rather, through this Financing Order, the Commission must find that the securitized bonds will be repaid from securitized surcharges imposed on retail electric customers in the service area of Kentucky Power as those customers purchase electric services from Kentucky Power or its successors or assignees in the future. Since Kentucky Power will not be responsible for any of the securitized costs or securitized surcharges associated with securitized bonds and the Commission will have no further review of the securitized costs except as provided in this Financing Order, the Commission must impose conditions in this Financing Order to eliminate potential waste and inefficiency in the structuring, marketing, and pricing of the securitized bonds and to protect customers from other risks of financing the project.

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To ensure that the interests of ratepayers are protected in connection with the issuance of securitized bonds, the standard for the Commission allowing the transaction to close will be that the structuring, marketing, and pricing of securitized bonds results in the lowest securitized surcharges consistent with (i) the prevailing market conditions at the time of pricing the securitized bonds and (ii) the structure of securitized bonds and the Basic Transaction Documents are in the form approved in this Order. If the Commission finds that the Lowest Cost Objective is satisfied, that the proposed issuance of securitized bonds and the imposition and collection of securitized surcharges are expected to provide quantifiable NPV benefits to customers as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds, and other conditions set forth in this Financing Order are satisfied; then (a) pursuant to KRS 278.676(1)(d), the Commission will find that the proposed structuring and pricing of the securitized bonds are reasonably expected to result in the lowest securitized surcharges consistent with market conditions at the time the securitized bonds are priced under the terms of this Financing Order; and (b) pursuant to KRS 278.674(1)(b), the Commission will find that the financing order is in the public interest, and the resulting estimated securitized surcharge and other rates are fair, just and reasonable.

To ensure that these standards are met, the outlined procedures are followed, and the targeted benefits to Kentucky Power’s ratepayers are realized, the Commission will use experts and resources. The Commission’s Staff and financial advisor (Financial Advisor) will participate in all aspects of structuring, marketing, and pricing of securitized bonds. Informed by advice from the Financial Advisor, the Commission will determine if the securitized bonds should be issued.

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KRS 278.674(1)(a)(1) authorizes the Commission to approve Kentucky Power’s application subject to conditions to ensure the interests of the ratepayers are protected in connection with the securitized bonds. The Commission believes additional conditions should be imposed to ensure that the interests of ratepayers are protected and that ratepayers are insulated from risks that are not absolutely essential for them to bear. The Commission requires Kentucky Power to abide by the following conditions (as more fully described below) to ensure the protection of the ratepayers and that the resulting securitized bonds and the imposition of securitized surcharges are fair, just and reasonable.

•

Commission Staff and Financial Advisor Involvement after Issuance of This Financing Order. A designated representative of the Commission selected from Commission Staff (the Designated Representative) and the Financial Advisor should participate in all decisions concerning structuring, marketing, and pricing of the securitized bonds approved in this Financing Order. The Financial Advisor should conduct its own due diligence to advise the Commission, without any conflicts of interest. The Financial Advisor should not have been an underwriter of any debt or equity securities previously issued by or on behalf of Kentucky Power or affiliates.

•

Certifications that the Lowest Cost Standard Has Been Achieved. After the pricing of securitized bonds approved in this Financing Order, Kentucky Power, and the bookrunning underwriter(s) should each deliver to the Commission an independent certificate, without material qualifications, confirming that the structuring, marketing, and pricing of the securitized bonds achieved the Lowest Cost Objective. In addition, the Financial Advisor should deliver to the Commission a certificate, without material qualifications, confirming that the structuring, marketing, and pricing of the securitized bonds achieved the Lowest Cost Objective.

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•

Commission Review and Approval of Financing Costs. Proceeds of securitized bonds approved by this Financing Order should be used to pay or reimburse the utility’s up-front financing costs of the securitized bonds. Proceeds of securitized bonds should not be used to pay or reimburse ongoing financing costs of the securitized bonds, but securitized surcharge collections shall be used to pay or reimburse ongoing financing costs. Kentucky Power, in conjunction with designated Commission Staff and the Financial Advisor, should seek, wherever possible, to negotiate the lowest financing costs possible, including fees that will be paid to underwriters, rating agencies, accountants, and other service providers.

•

Post-Issuance Review of Financing Costs. Within 120 days after issuance of any series of securitized bonds authorized by this Financing Order, Kentucky Power should file with the Commission information on actual up-front financing costs of the series of securitized bonds. The Commission should review such information to determine if such up-front financing costs in fact resulted in the lowest securitized surcharges consistent with the terms of this Financing Order and market conditions at the time of pricing. The Commission may disallow any excess incremental up-front financing costs by crediting the Securitized Bond Deferral Account (defined below) by an amount equal to such excess, provided such crediting of the Securitized Bond Deferral Account does not directly or indirectly increase Kentucky Power’s net income. The Commission is not authorized to make adjustments to the securitized surcharge for any such excess.

•

Mechanics for Commission Disapproving Issuance of Securitized Bonds. The Commission will reserve the right to issue an order disapproving issuance of securitized bonds, in the form attached as Appendix F of this Financing Order if the Commission does not find that all conditions set forth in this Financing Order and the Act have been met.

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•

Adjust Other Customer Rates to Minimize or Eliminate Any Windfall to Kentucky Power. Kentucky Power should establish a deferral account with respect to securitized bonds authorized by this Financing Order (Securitized Bond Deferral Account). The balance in the Securitized Bond Deferral Account should grow at Kentucky Power’s pre-tax weighted-average cost of capital (WACC). Kentucky Power should credit back to customers through the Securitized Bond Deferral Account the following amounts until the next general rate case when costs and revenues associated with the servicing fees will be included in the cost of service:

(1) Any disallowed up-front financing costs disallowed by the Commission in connection with its up to 120-day post-closing review of final up-front financing costs described above;

(2) All periodic servicing and administration revenues in excess of Kentucky Power’s incremental cost of performing the servicer and administration functions;

(3) Any amount by which the up-front financing costs included in the principal amount securitized exceeds the actual up-front financing costs;

(4) Any amount by which other securitized costs included in the principal amount securitized exceeds the actual amount of such other securitized costs; and

(5) After all the securitized bonds have been repaid, the fair market value of the BondCo in excess of Kentucky Power’s capital contribution.

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In each future base rate case, Kentucky Power should include a revenue credit for each of these amounts, provided such crediting of the Securitized Bond Deferral Account does not directly or indirectly increase Kentucky Power’s net income. In each future base rate case, Kentucky Power may also request revenue for all costs of providing servicing and administration services. The failure on the part of Kentucky Power to provide any such credit to ratepayers should in no way affect the securitized property, the securitized surcharge or the rights of Kentucky Power, the indenture trustee and the holders of securitized bonds under the Financing Order but should be addressed by the Commission through other proceedings.

•

Commission Authority to Review and Approve Basic Transaction Documents. To ensure that the Lowest Cost Objective is achieved, the Financial Advisor and counsel to the Commission Staff should review and approve the proposed forms of all Basic Transaction Documents. In addition, after securitized bonds have been issued, the Basic Transaction Documents should only be amended upon written consent from the Commission.

•

Commission Authority to Appoint at Least One Independent Manager of Each BondCo. The Commission will be authorized to appoint, as well as remove and replace, at least one of each of BondCo’s independent managers.

•

Servicer and Administrator Standard of Care to Protect Customers. As servicer under the Securitized Property Servicing Agreement and as administrator under the Administration Agreement, Kentucky Power should be held to a simple negligence standard. Kentucky Power, as servicer or as administrator, should be required to indemnify customers for any loss, including any loss resulting from higher compensation payable to a successor servicer or a successor administrator, that results from Kentucky Power’s breach of the Securitized Property Servicing Agreement or the Administration Agreement.

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•

Seller / Servicer / Administrator Liability for Failure of Representation or Breach. Kentucky Power should be liable in connection with any failure of representation or warranty in connection with, or any breach of, the Securitized Property Purchase and Sale Agreement, the Securitized Property Servicing Agreement, or the Administration Agreement. As seller, as servicer, or as administrator, Kentucky Power should be required to indemnify customers for any loss that results from Kentucky Power’s failure of representation or warranty in connection with, or breach of, the Securitized Property Purchase and Sale Agreement, the Securitized Property Servicing Agreement, or the Administration Agreement.

•

Commission Authority over Servicer Behavior. The Commission will be authorized to declare an event of default (Servicer Default) under the Securitized Property Servicing Agreement. The Commission will be authorized to declare an Event of Default under the Administration Agreement. Any event of default under the Securitized Property Servicing Agreement or under the Administration Agreement should not be waived without Commission consent.

•

No Resignation or Termination of Kentucky Power as Servicer or Administrator Without Commission Consent. Kentucky Power should not resign or be terminated as servicer under the Securitized Property Servicing Agreement or as administrator under the Administration Agreement without written consent of the Commission.

•

Commission Authority to Enforce Kentucky Power’s Covenants and Representations. The Commission should be named as a third-party beneficiary, for the benefit of ratepayers, of each Basic Transaction Document, and the Commission will be authorized to enforce the provisions of each Basic Transaction Document for the benefit of ratepayers.

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•

Automatic Credit of Interest Earnings to Customers. The economic benefit of any servicer interest earnings on actual or estimated securitized surcharge collections prior to remittance of those collections to the indenture trustee and the collection account should automatically be credited to the benefit of customers without the need for any further Commission action. This means that any investment earnings on actual or estimated amounts collected must be added to the amounts remitted to the indenture trustee for the benefit of the BondCo to reduce amounts collected from securitized surcharges. Kentucky Power should be allowed to estimate the amount of collections at the time of transfer to the indenture trustee based on the collection curve so long as they are reconciled to the actual amount as soon as practical.

•

Present the Bonds to Investors as Corporate Bonds and Not as Asset- Backed Securities. Consistent with the United States Securities and Exchange Commission’s (SEC) September 19, 2007 response by the Office of Chief Counsel, Division of Corporation Finance to the September 7, 2007, incoming letter from MP Environmental Funding LLC and PE Environmental Funding LLC, each BondCo should be structured as a series trust so that the BondCo will not be an asset-backed issuer and its securitized bonds will not be asset-backed securities for purposes of SEC Regulation AB and are corporate securities.[36] Description of the securitized bonds as corporate bonds should be presented prominently and clearly in marketing documents for the

[36]	See https://www.sec.gov/Archives/edgar/vprr/0707/07076398.pdf. Last accessed January 8, 2024.

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securitized bonds. The marketing documents for the securitized bonds also should describe prominently the structural features that distinguish the BondCo’s securitized bonds from asset-backed securities and from Kentucky Power’s other corporate bonds which are issued pursuant to other orders of the Commission. These features include but are not limited to (i) the strength of the Act and the Financing Order in protecting holders of securitized bonds; (ii) the nonbypassability of the securitized surcharge on all sales of electricity to Kentucky Power’s, its successors’, or its assignees’ retail customers on a joint basis; (iii) the automatic true-up adjustment mechanism guaranteed to be implemented by the Commission; and (iv) the Commonwealth pledge not to revoke or amend this Financing Order or the securitized surcharge and the bondholders’ right to receive securitized surcharge collections until the securitized bonds and all ongoing financing costs have been repaid.

•

Describe to Investors the Negligible Credit Risk Associated with the Bonds and Proactively Educate Both Retail and Institutional Investors. The marketing documents for securitized bonds approved by this Financing Order should describe the structural features that are expected to result in credit rating agencies assigning top credit rating, such as “Aaa/AAA” or similar ratings to the securitized bonds. These top ratings do not ensure that the Lowest Cost Objective will be met. Consequently, Kentucky Power should make additional efforts in consultation and coordination with designated Commission Staff and the Commission’s Financial Advisor to educate investors on the unique strength of BondCo’s credit compared to similarly rated securities in the market to achieve the lowest interest rates possible under market conditions at the time of pricing. Because of the unique strength of this credit, Kentucky Power should make efforts to sell securitized bonds to individuals and institutions that value long-term safety and security over short-term trading and profits.

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•

Underwriter Certification of Independent Indicative Rates. Underwriters of the securitized bonds approved by this Financing Order should be required to certify, without material qualification, that any indicative rates submitted to Kentucky Power, the Financial Advisor, and the Designated Representative of the Commission in preparation for launch of the transaction reflect the independent view of each submitting firm and that other firms have not been consulted about or informed of such indicative rates.

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Competitive Process for Selecting Underwriters and Other Transaction Participants. A competitive process should be used for selecting underwriters, underwriters’ counsel, and other significant transaction participants whose fees will be paid from securitized bond proceeds or from the securitized surcharge unless the Commission’s Designated Representative, advised by the Financial Advisor, determines that a competitive process should not be used in selecting particular transaction participants to achieve the best value for customers and the Lowest Cost Objective.

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20-year Forecast of Residential Retail Revenues and of All Other Classes Non-Fuel Retail Revenue as Defined in the Securitized Surcharge Rider in Appendix B. Prior to the issuance of each series of securitized bonds, Kentucky Power will provide a 20-year forecast of revenues by revenue classes as defined in the Securitized Surcharge Rider such that it may be used to calculate a forecast of the residential and non-residential components of the securitized surcharge over the scheduled term that the securitized bonds are expected to be outstanding.

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The Commission intends that Kentucky Power, the Commission’s Designated Representative, and the Financial Advisor will work together closely and on a cooperative basis to create the broadest possible competition for securitized bonds among domestic and international retail and institutional investors, and potential underwriters to ensure that the above standards are met and procedures are followed. This includes creating a set of standards as well as qualifications for the selection of and budget for other transaction participants such as accountants, structuring counsel and rating agencies. The Commission will require Kentucky Power and the Financial Advisor to effectively communicate to the capital markets the unusual strength of the credit supporting the securitized bonds issued pursuant to this Financing Order.

III. Findings of Fact

A. Identification and Procedure

1.	Identification of Applicant and Background

1. Kentucky Power is a public utility principally engaged in the provision of electricity in the Commonwealth of Kentucky. Kentucky Power is a direct, wholly owned subsidiary of American Electric Power Company, Inc., which is a public utility holding company under the Public Utility Holding Company Act of 2005.

2.	Procedural History

2. On June 29, 2023, Kentucky Power filed the application for this Financing Order under the Act to permit securitized bonds to be issued to finance an amount equal to the sum of (1) the Securitizable Balance as of the date of issuance of the securitized bonds, plus (2) up-front financing costs. The application included exhibits, schedules, attachments, and testimony.

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3. On July 20, 2023, the Commission entered an Order finding that Kentucky Power’s application should be deemed filed on July 14, 2023, and established an intervention deadline of August 4, 2023.

4. The following parties requested and were granted intervention: Kentucky Office of the Attorney General (Attorney General); Kentucky Industrial Utility Customers (KIUC); Walmart Inc. (Walmart); SWVA Kentucky, LLC (SWVA); and Mountain Association, Appalachian Citizens Law Center, Kentuckians for the Commonwealth, and the Kentucky Solar Energy Society (collectively, Joint Intervenors). None of these intervenors contested any portion of the application related to the issuance of securitized bonds or the imposition of securitized surcharges.

5. An evidentiary hearing was held on November 28, 2023, through November 30, 2023.

6. By Financing Order issued January 10, 2024, and subject to the conditions stated herein, the Commission approves Kentucky Power’s request for deferral costs and approves the issuance of securitized bonds to finance the Securitizable Balance and certain up-front financing costs; authorizes the issuance of securitized bonds in one or more series in an aggregate principal amount not to exceed the sum of the Securitizable Balance plus up-front financing costs as described herein; approves the structure of the proposed securitized bond transaction; approves securitized surcharges in an amount to be calculated as provided in this Financing Order; and approves the form of tariff as provided in this Financing Order to implement those securitized surcharges.

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B. Costs to be Securitized

1.	Identification

7. Financing costs are defined in KRS 278.670(6) to include the interest and acquisition, defeasance, or redemption premiums payable on securitized bonds; any payment required under an ancillary agreement and any amount required to fund or replenish a reserve account or other accounts established under the terms of any indenture, ancillary agreement, or other financing document pertaining to securitized bonds; any other cost related to issuing, supporting, repaying, refunding, or servicing securitized bonds, including the following fees and costs without limitation servicing fees, accounting and auditing fees, trustee fees, consulting fees, structuring adviser fees, financial advisor fees, administrative fees, placement and underwriting fees, independent director and manager fees, rating agency fees, stock exchange listing and compliance fees, security registration fees, and filing fees; capitalized interest and information technology programming costs; and any other costs necessary to otherwise ensure the timely payment of securitized bonds or other amounts or charges payable in connection with the bonds, including costs related to obtaining the financing order; any taxes and license fees or other fees imposed on the revenues generated from the collection of the securitized surcharge or otherwise resulting from the collection of securitized surcharges, in any such case whether paid, payable, or accrued; any state or local taxes, franchise taxes, gross receipts, and other taxes or similar charges, including Commission assessment fees, whether paid, payable, or accrued; and any costs associated with performance of the Commission’s responsibilities under KRS 278.670 through 278.696 and KRS 65.114.

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8 The actual costs of issuing and supporting the securitized bonds will not be known until the securitized bonds are issued, and certain ongoing financing costs relating to the securitized bonds may not be known until such costs are incurred. The amount of the up-front financing costs as of the Pricing Date shall be shown in the Issuance Advice Letter to ensure compliance with all Statutory Requirements and all conditions set forth in this Financing Order.

9 Kentucky Power intends to use the proceeds from the sale of the securitized property for Commission-approved corporate purposes to reduce recoverable securitized costs and, thereafter, repay outstanding short-term debt at Kentucky Power and fund capital expenditures to support utility operations and services; accordingly, it does not anticipate incurring costs of retiring or refunding debt or equity in connection with the proceeds from the issuance of the securitized bonds.37 However, if costs of retiring or refunding debt are incurred, the Commission authorizes Kentucky Power to record such costs as a regulatory asset included on its books. Kentucky Power is allowed to accrue carrying costs on such regulatory asset using the weighted-average interest rate on the securitized bonds. The accrual of carrying costs will continue until the costs are included in Kentucky Power’s next base rate case, and the costs, together with carrying costs, will be considered for recovery in Kentucky Power’s next base rate case, subject to a showing that such costs were prudently incurred and are reasonable and necessary.

[37]	See Messner Direct Testimony at 10.

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2.	Balance to be Securitized – Sizing the Securitized Bond Issuance

10. The regulatory assets that make up the Securitizable Balance reflected in Table I consist of the Decommissioning Rider Regulatory Asset, the Rockport Deferral Regulatory Asset, the Tariff P.P.A. Under-Recovery Regulatory Asset, and regulatory assets for storm damage expenses in 2020, 2021, 2022, and 2023.38 The Decommissioning Rider Regulatory Asset and the Rockport Deferral Regulatory Asset, which make up the majority of the Securitizable Balance, and associated costs are currently being recovered in rates pursuant to previous Commission orders that found such recovery to be fair, just and reasonable.39 The Tariff P.P.A. Under-Recovery Regulatory Asset represents an under recovery that Kentucky Power would be authorized to true-up pursuant to its purchase power adjustment tariff, and the storm damage expense regulatory assets are extraordinary expenses, beyond those included in base rates, that Kentucky Power incurred to recover from and repair its system following severe weather. Thus, the costs from which the regulatory assets arose were prudently incurred such that recovery of the regulatory assets in rates would be fair, just and reasonable in the absence of the proposed securitization.

Insofar as wholesale customers are currently allocated and are paying for any of the regulatory assets proposed to be securitized, such as the Big Sandy Decommissioning Rider Regulatory Asset,40 and to the extent the rates paid by wholesale customers at the time of securitization include amortization expense related to the

[38]	Application at 18.
[39]

See Case No. 2022-00283, Electronic Investigation of Kentucky Power Company Rockport Deferral Mechanism (Ky PSC Dec. 8, 2022), Order; Case No. 2014-00396, Application of Kentucky Power Company for: (1) A General Adjustment of its Rates for Electric Service; (2) an Order Approving its 2014 Environmental Compliance Plan; (3) an Order Approving its Tariffs and Riders: and (4) An Order Granting all Other Required Approvals and Relief (Ky PSC Jun. 22, 2015), Order.

[40]	See Kentucky Power’s Response to Commission Staff’s Third Request for Information, Item 37 (filed Sept. 11, 2023).

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regulatory assets to be securitized, Kentucky Power should defer as a regulatory liability any revenues billed to wholesale customers related to that amortization expense after the date of issuance of the securitized bonds. This regulatory liability will be reviewed in a subsequent rate proceeding. This will ensure Kentucky Power is not paid twice for any portion of a regulatory asset and ensure retail customers get the benefit of wholesale customers’ contribution to the regulatory assets, as retail customers will be paying the entirety of securitized surcharges.

11. Kentucky Power should be authorized to cause securitized bonds to be issued in an aggregate principal amount equal to the Securitizable Balance at the time of issuance plus certain up-front financing costs. The Securitizable Balance as of any given date is equal to the balance of securitized costs as is approved in this case plus carrying costs accruing on the applicable portions of such balance at the WACC approved in this case through the date the securitized bonds are issued, as reduced by all corresponding insurance, scrap, and salvage proceeds, applicable unamortized regulatory liabilities for excess deferred income taxes; and the present value of return on all accumulated deferred income taxes related to pretax costs with respect to a retired or abandoned facility and related facilities, including those due to bonus and accelerated tax depreciation and abandonment losses.

Accumulated deferred income taxes and regulatory liabilities for excess deferred income taxes used in calculating retired generation costs should be excluded from the rate base in future general rate cases, and no amortization of those excess deferred income taxes should be reflected in future general rate cases as required by KRS 278.676(1)(o).

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The Commission finds that it is appropriate to finance prudently incurred up-front financing costs. In one or more Issuance Advice Letters, Kentucky Power should update the amounts to reflect the Securitizable Balance on the date(s) of issuance and the amount of up-front financing costs securitized.

12. It is appropriate for Kentucky Power to recover the BondCo’s annual ongoing servicing fees, annual ongoing administration fees and annual fixed operating costs directly through securitized surcharges. As outlined below, Kentucky Power may retain the economic benefit of only incremental out-of-pocket costs incurred by Kentucky Power or by its affiliates in performing duties under the Securitized Property Servicing Agreement and the Administration Agreement. Kentucky Power may not allocate the costs of any existing Kentucky Power or any affiliate’s personnel or resources as a cost of service to any of the activities of the finance subsidiary, BondCo. It is also appropriate for the initial annual servicing fees incurred when Kentucky Power, a successor utility or an affiliate serves as servicer to be 0.05% of the initial principal balance of the securitized bonds plus out of pocket third-party costs and for the initial administrative fees incurred when Kentucky Power or an affiliate is the administrator to be between $50,000 and $100,000 per year for each BondCo plus out of pocket third-party costs as shown in Appendix C. The annual servicing fee payable to a servicer not affiliated with Kentucky Power should not at any time exceed 0.60% of the initial principal balance of the securitized bonds unless such higher rate is approved by the Commission. Ongoing financing costs are estimated in Appendix C to this Financing Order.

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3.	Discussion Regarding Securitized Bonds; Lowest Cost Objective

13. In this Financing Order, the Commission establishes the Lowest Cost Objective, together with other standards and procedures set forth in this Financing Order, which the Commission finds represent best practices for the benefit of ratepayers while respecting legitimate interests of Kentucky Power. These standards and procedures will ensure that the proposed recovery of securitized costs is fair, just and reasonable and in the public interest, that the imposition of securitized surcharge is in the public interest, and that the resulting securitized surcharge and other rates are fair, just and reasonable as required by KRS 278.674(1)(b), KRS 276.676(1)(a) and KRS 276.676(1)(d). Each of these standards and procedures must be met to protect customers and to provide the targeted benefits both to customers and to Kentucky Power. Therefore, this Financing Order grants authority to issue securitized bonds and to impose and collect securitized surcharges only if the final structure of the transaction and the procedures followed comply in all respects with these standards and procedures.

4.	Issuance Advice Letter and Financing Costs

14. Because the actual structure and pricing of the securitized bonds will not be known at the time this Financing Order is issued, following the determination of the final terms of the securitized bonds and prior to issuance of the securitized bonds, Kentucky Power will provide the Commission with an Issuance Advice Letter for each series of securitized bonds issued. The Issuance Advice Letter will report the initial securitized surcharges and other information specific to the securitized bonds, including a description of market conditions at the time of pricing, the final structure and terms of the securitized bonds, a comparison to other similarly rated corporate securities, total estimated up-front financing costs for such issuance itemized for each transaction participant and best estimates of ongoing financing costs for such issuance also itemized by transaction

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participant. The estimated total up-front financing costs in the Issuance Advice Letter will be included in the principal amount financed by securitized bonds. The Issuance Advice Letter will report the actual dollar amount expected to be recovered from the initial securitized surcharges and other information specific to the securitized bonds to be issued. All amounts that require computation will be computed using the mathematical formulas contained in the form of the Issuance Advice Letter in Appendix A to this Financing Order and the Securitized Surcharge Rider in Appendix B. The securitized surcharges and the final terms of the securitized bonds set forth in the Issuance Advice Letter should become effective on the date of issuance of the securitized bonds unless, prior to noon on the fourth business day after pricing, the Commission issues a Disapproval Order.

15. A competitive process designed and approved by the Commission through its Designated Representative and Financial Advisor should be used for selecting underwriters, underwriters’ counsel and other significant transaction participants whose fees will be paid from securitized bond proceeds or from the securitized surcharge unless the Commission’s Designated Representative, advised by the Financial Advisor, determines that a competitive process should not be used in selecting particular transaction participants to achieve the best value for customers.

16. The Issuance Advice Letter should include a list of comparable top rated corporate bonds with a similar weighted average life remaining to the securitized bonds to compare the proposed pricing of the securitized bonds. The comparison should show the spread over U.S. treasury yields for those corporate bonds, adjusted for any embedded options contained in those bonds, otherwise known as the “option-

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adjusted g-spread.” The U.S. Treasury yields shall be interpolated on the basis of the most recent “on the run” U.S. Treasury yields for the range of maturities. The corporate bond spread should be based on the most recent sale between investors of at least $250,000 of such bonds versus the corresponding U.S. Treasury curve as reported to FINRA. The comparison should show the corporate spreads to the proposed and actual pricing spread for the securitized bonds.

17 Within 120 days after issuance of any series of securitized bonds authorized by this Financing Order, Kentucky Power should file with the Commission information on actual up-front financing costs of the series of securitized bonds. The Commission should review the information to determine if such up-front financing costs in fact resulted in the lowest securitized surcharges consistent with market conditions at the time of pricing and the terms of this Financing Order. The Commission should then determine if any excess incremental up-front financing costs should be disallowed and require a credit to the Securitized Bond Deferral Account in an amount equal to the excess. The Commission should not be authorized to make adjustments to the securitized surcharge for any such excess.

18 If the actual up-front financing costs are less than the up-front financing costs included in the principal amount securitized, the Commission should require a credit to the Securitized Bond Deferral Account in an amount equal to such overage, provided such crediting of the Securitized Bond Deferral Account does not directly or indirectly increase Kentucky Power’s net income. The Commission should not be authorized to make adjustments to the securitized surcharge for any such overage. If the final up-front financing costs are more than the up-front financing costs included in the principal amount securitized, Kentucky Power should be allowed to request recovery of the remaining up-front financing costs through a surcharge to Kentucky Power’s rates for electric service.

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19 If other actual securitized costs are less than the estimated other securitized costs included in the principal amount of securitized bonds, the Commission should require a credit to the Securitized Bond Deferral Account in an amount equal to such overage, provided such crediting of the Securitized Bond Deferral Account does not directly or indirectly increase Kentucky Power’s net income. If the actual final up-front financing costs allowed by the Commission following such review are more than the up-front financing costs included in the principal amount financed by securitized bonds, Kentucky Power should be allowed to request recovery of the remaining up-front financing costs through a surcharge to Kentucky Power’s rates for electric service.

20. Kentucky Power will provide a draft Issuance Advice Letter to the Commission Staff for review not later than two weeks prior to the expected date of commencement of marketing each series of securitized bonds. Within one week after receipt of the draft Issuance Advice Letter, the Designated Representative, along with the Financial Advisor will provide Kentucky Power comments and recommendations regarding the adequacy of the information provided and as may be necessary to ensure the accuracy of the calculations and that the requirements of the Act and of this Financing Order have been met.

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21. The final Issuance Advice Letter for a series of securitized bonds should be provided to the Commission not later than the end of the first business day after the pricing of such series of securitized bonds. The initial securitized surcharges and the final terms of the securitized bonds set forth in the Issuance Advice Letter should become effective on the date of issuance of the securitized bonds (which should not occur prior to the fifth business day after pricing) unless prior to noon on the fourth business day after pricing the Commission issues a Disapproval Order. The Commission reserves the right to issue a Disapproval Order if the Commission does not find that all conditions set forth in this Financing Order and the Act have been met.

22. The filing of an Issuance Advice Letter, in the form attached as Appendix A, is necessary to ensure that any securitized bond transaction actually undertaken by Kentucky Power complies with the terms of this Financing Order and the Act. Additional information shall be included in the Issuance Advice Letter if requested in writing by Designated Representative and the Financial Advisor after the issuance of this Financing Order.

5.	Quantifiable Net Present Value Benefit

23. The Commission is required to find that the imposition and collection of a securitized surcharge is fair, just and reasonable, in the public interest, and expected to provide quantifiable NPV benefits to customers as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds.41

[41]	KRS 278.676(1)(c).

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24. Kentucky Power indicated the issuance of securitized bonds to finance the Securitizable Balance and other financing costs is expected to result in at least $74.4 million of quantifiable NPV benefits to customers on a present value basis if the securitized bonds are issued at an average weighted average interest rate of 5.166% allowed by this Financing Order, with a 20-year expected scheduled life and with substantially levelized annual revenue requirements over the expected life of the securitized bonds. These estimates use Kentucky Power’s Securitizable Balance as of June 30, 2023, and assume that updated up-front and ongoing financing costs will be as shown on Appendix C to this Financing Order. Kentucky Power presented estimated expected quantifiable NPV benefits to customers greater than would be achieved absent the issuance of securitized bonds; however, the actual benefit to customers will depend upon market conditions on the date of issuance of the securitized bonds, the actual up-front financing costs, the actual scheduled maturity of the securitized bonds, and the amount of Securitizable Balance actually financed. Based on this analysis and subject to the standards and procedures in this Financing Order, the Commission finds that the imposition and collection of a securitized surcharge are fair, just and reasonable, in the public interest, and expected to provide quantifiable NPV benefits to customers as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds.

C.	Structure of the Proposed Securitized Bond Transaction

1.	BondCo

25. For purposes of this securitized bond transaction, Kentucky Power will create one or more BondCo finance subsidiaries, each of which will be a Delaware limited liability company with Kentucky Power as its sole member. If more than one series of

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securitized bonds is issued, Kentucky Power may create a separate finance subsidiary BondCo for the issuance of a particular series of securitized bonds, and the rights, structure and restrictions described in this Financing Order with respect to the BondCo will be applicable to each such purchaser of securitized property to the extent of the securitized property sold to it and the securitized bonds issued by it. Each BondCo will be formed as a finance subsidiary and series trust for the limited purpose of managing the acquisition of securitized property, issuing securitized bonds in one or more series consisting of one or more tranches, and performing other activities relating thereto or otherwise authorized by this Financing Order or by another financing order approved by the Commission. Each BondCo will not be permitted to engage in any activities other than managing the series trust. It will have no assets other than securitized property and related assets to support its obligations under the securitized bonds. Securitized property is not a receivable and the securitized bonds are not backed by a pool of receivables. Obligations relating to the securitized bonds and the Basic Transaction Documents will be the BondCo’s only significant liabilities. These restrictions on the activities of the BondCo and restrictions on the ability of Kentucky Power to take action on the BondCo’s behalf are imposed to achieve the objective that BondCo will be bankruptcy remote, ring- fenced and not adversely affected by a bankruptcy of Kentucky Power and help achieve top credit ratings from at least one or two nationally recognized statistical rating organizations approved by the SEC.42 Each BondCo will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the securitized bonds remain outstanding, the BondCo will have at least one

[42]	See https://www.sec.gov/about/divisions-offices/office-credit-ratings/current-nrsros for current list. Last accessed January 7, 2024.

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independent manager, appointed by the Commission, with no organizational affiliation with Kentucky Power other than acting as independent manager for any other bankruptcy- remote subsidiary of Kentucky Power or its affiliates. The BondCo will not be permitted to amend the provisions of the organizational documents that relate to bankruptcy- remoteness of the BondCo without the consent of the independent manager. Similarly, the BondCo will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager. Other restrictions to facilitate bankruptcy remoteness may also be included in the organizational documents of the BondCo as required by the rating agencies.

To ensure that the Lowest Cost Objective is achieved, the Commission finds the Financial Advisor and the Commission’s outside counsel retained pursuant to KRS 278.674(3) should review and advise the Commission whether to approve the Basic Transaction Documents; the Commission should be named as a third-party beneficiary, for the benefit of the ratepayers, of each Basic Transaction Document; the Commission should be authorized to enforce the provisions of each Basic Transaction Document for the benefit of customers; and after securitized bonds have been issued, the Basic Transaction Documents should only be amended upon written approval from the Commission.

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26. The initial capital of each BondCo is expected to be not less than 0.5 percent of the original principal amount of the securitized bonds issued by the BondCo. Adequate funding of each BondCo at this level is intended to protect the bankruptcy remoteness and ring-fencing of the BondCo and to qualify for safe harbor corporate federal income tax treatment under Internal Revenue Service (IRS) Revenue Procedure 2005-62. A sufficient level of capital is necessary to minimize this risk and, therefore, assist in achieving the Lowest Cost Objective. This capital will function as liquidity support for the securitized bonds and is not expected to provide any material assurance that principal of and interest on the securitized bonds will be paid when they become legally due and owing. Consequently, this account should not be presented in marketing materials as a form of credit enhancement but as a source to pay principal, interest and other costs as needed to meet scheduled payments.

27. Each BondCo will issue one or more series of securitized bonds consisting of one or more tranches. The aggregate amount of all tranches of all series of securitized bonds issued pursuant to this Financing Order should not exceed the principal amount approved by this Financing Order. Each BondCo should pledge to the indenture trustee, as collateral for payment of the securitized bonds, the securitized property, including that BondCo’s right to receive the securitized surcharges as and when collected, and certain other collateral described in Kentucky Power’s application.

28. Concurrent with the issuance of any of the securitized bonds, Kentucky Power will transfer to a BondCo all of Kentucky Power’s rights under this Financing Order related to the amount of securitized bonds that BondCo is issuing, including rights to impose, bill, charge, collect, and receive securitized surcharges approved in this Financing Order. This transfer will be structured so that it will qualify as a true sale as required by KRS 278.688(1), and the rights, title and interest of

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Kentucky Power in, to and under the securitized property will transfer concurrently with the sale to the BondCo as provided in KRS 278.670(19). By virtue of the transfer, the BondCo will acquire all the right, title, and interest of Kentucky Power in the securitized property arising under this Financing Order that is related to the amount of securitized bonds the BondCo is issuing for the purpose of financing Kentucky Power corporate costs approved in this Financing Order.

29. The use and proposed structure of each BondCo and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitized bond transactions and to minimize the securitized surcharges so as to achieve top credit ratings and provide the opportunity to achieve the lowest interest costs associated with such top credit ratings. Therefore, the use and proposed structure of each BondCo should be approved.

2.	Credit Enhancement and Arrangements to Enhance Marketability

30. In addition to the rights described below, Kentucky Power should be permitted to recover the ongoing costs of any other credit enhancements and arrangements to enhance marketability, provided that the present value of such enhancements and arrangements provide NPV economic benefits greater than the NPV of their tangible and intangible costs and otherwise meet the Lowest Cost Objective. If the use of original issue discount, other credit enhancements, or other arrangements is proposed by Kentucky Power, Kentucky Power should consult with and provide the designated Commission Staff and the Financial Advisor copies of all cost-benefit analyses performed by or for Kentucky Power that support the arrangement as in furtherance of the Lowest Cost Objective. This finding does not apply to the collection account or its subaccounts approved in this Financing Order.

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31 Kentucky Power’s proposed use of credit enhancements and other arrangements to enhance credit quality and/or marketability is reasonable and should be approved, provided that the enhancements or arrangements provide benefits with NPV greater than the NPV of their cost, and otherwise are determined by the Commission to meet the Lowest Cost Objective.

3.	Securitized Property

32. Under KRS 278.684(1), the property right or interest therein in the securitized property exists regardless of whether the revenues or proceeds arising from the property have been billed, accrued, or collected; and that the value or amount of the property is dependent on the future sales of service to customers by Kentucky Power, its successors, or assignees and on the future purchase of electricity by its customers.

33. The rights to impose, bill, charge, collect, and receive the securitized surcharges approved in this Financing Order along with the other rights arising pursuant to this Financing Order will become securitized property of the BondCo upon the transfer of such rights by Kentucky Power to the BondCo.43 If securitized bonds are issued in more than one series, then the securitized property transferred as a result of each issuance should be only those rights associated with that portion of the total amount authorized to be securitized by this Financing Order which is securitized by such issuance. The rights to impose, bill, charge, collect and receive securitized surcharges along with the other rights arising pursuant to this Financing Order as they relate to any portion of the total amount authorized to be securitized that is not transferred to a BondCo should remain with Kentucky Power and should not become securitized property unless, and until, transferred to a BondCo in connection with a subsequent issuance of securitized bonds.

[43]	KRS 278.684 and KRS 278.688.

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34. Securitized property and all other collateral should be held and administered by the indenture trustee pursuant to the indenture, as described in Kentucky Power’s application.

35. Under KRS 278.684, securitized property constitutes an existing, present, intangible property right or interest therein concerning the sale, transfer or pledge of property. Securitized property is a separate interest in property, and it is not a receivable notwithstanding the fact that the imposition and collection of securitized surcharges depends on the parent electric utility or a successor continuing to sell or distribute electricity to retail customers in the electric utility’s historic service area and to perform its servicing functions relating to the collection of securitized surcharges and on future retail sales of electric service.

4.	Servicer and the Servicing Agreement

36. Kentucky Power will execute a Securitized Property Servicing Agreement with each BondCo. Each Securitized Property Servicing Agreement may be amended, renewed or replaced by another Securitized Property Servicing Agreement. The entity responsible for carrying out the servicing obligations under any Securitized Property Servicing Agreement is the servicer. Kentucky Power will be the initial servicer but may be succeeded as servicer by another entity under certain circumstances detailed in the Securitized Property Servicing Agreement and as authorized by the Commission. Pursuant to the Securitized Property Servicing Agreement, the servicer is required,

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among other things, to impose and collect the applicable securitized surcharges for the benefit and account of the BondCo, to make the periodic true-up adjustments of securitized surcharges required or allowed by this Financing Order, and to account for and remit the applicable securitized surcharges to or for the account of the BondCo in accordance with the remittance procedures contained in Appendix B of this Financing Order and in the Securitized Property Servicing Agreement without any charge, deduction, or surcharge of any kind (other than the servicing fee specified in the Securitized Property Servicing Agreement). Under the terms of the Securitized Property Servicing Agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the securitized bonds, or the indenture trustee’s designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of securitized bonds, should, appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the Securitized Property Servicing Agreement. The obligations of the servicer under the Securitized Property Servicing Agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the Securitized Property Servicing Agreement. The rights of the BondCo under the Securitized Property Servicing Agreement will be included in the collateral pledged to the indenture trustee under the indenture for the benefit of holders of the securitized bonds.

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37. The Commission finds that, as servicer under the Securitized Property Servicing Agreement, Kentucky Power should be held to a simple negligence standard (rather than a “gross negligence” standard) and that Kentucky Power as servicer should be required to indemnify customers for any loss that results from Kentucky Power’s breach of the Securitized Property Servicing Agreement.

38. The Commission finds that the Commission should be authorized to declare a Servicer Default under the Securitized Property Servicing Agreement, and that any Servicer Default under the Securitized Property Servicing Agreement should not be waived without Commission consent.

39. The Commission finds that Kentucky Power should not resign or be terminated as servicer under the Securitized Property Servicing Agreement without written consent of the Commission.

40. The Commission finds that the economic benefit of any servicer interest earnings on securitized surcharge collections prior to remittance of those collections to the indenture trustee should automatically be credited to the benefit of customers without the need for any further Commission action.

41. The Securitized Property Servicing Securitized Property Agreement negotiated as part of each securitized bond transaction should contain a recital clause that the Commission will enforce the Securitized Property Servicing Agreement for the benefit of Kentucky ratepayers to the extent permitted by law.

42. The obligations to continue to provide service and to collect and account for securitized surcharges will be binding upon Kentucky Power and any other entity that provides electrical services to a person that was, or becomes, a retail customer of Kentucky Power, its successors or assignees under commission- approved rate schedules, even if a retail customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of public utilities in the Commonwealth of Kentucky. The Commission will enforce the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

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43. To the extent that any interest in the securitized property created by this Financing Order is assigned, sold, or transferred to an assignee44 or otherwise is acquired by a successor (e.g., by operation of law), Kentucky Power will enter into a contract with that assignee or successor that will require Kentucky Power to continue to operate its transmission and distribution system in order to provide electric services to Kentucky Power’s customers. This provision does not prohibit Kentucky Power from selling, assigning or otherwise divesting its transmission and distribution system or any part thereof so long as the entity acquiring such facilities agrees to continue operating the facilities to provide electric services to Kentucky Power’s customers under Commission-approved rate schedules; and agrees to assume Kentucky Power’s obligations under the Securitized Property Servicing Agreement and the Administration Agreement.

5.	Administrator and the Administration Agreement

44. Kentucky Power should execute an Administration Agreement with each BondCo. Each Administration Agreement may be amended, renewed, or replaced by another Administration Agreement. The entity responsible for carrying out the administration obligations under any Administration Agreement is the administrator.

[44]

The term assignee means a legally recognized entity to which an electric utility assigns, sells, or transfers, other than as security, all or a portion of its interest in or right to securitized property. The term “assignee” includes a corporation, limited liability company, general or limited partnership, public authority, trust, and financing entity to which an assignee assigns, sells or transfers, other than as security, its interest in or right to securitized property. See KRS 278.670(2).

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Kentucky Power should be the initial administrator but may be succeeded as administrator by another entity under certain circumstances detailed in the Administration Agreement and as authorized by the Commission. Pursuant to the Administration Agreement, the administrator is required to perform various administrative services for benefit and account of the BondCo. Under the terms of the Administration Agreement, if any administrator fails to perform its obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the securitized bonds, or the indenture trustee’s designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of securitized bonds, should, appoint an alternate party to replace the defaulting administrator, in which case the replacement administrator will perform the obligations of the administrator under the Administration Agreement. The obligations of the administrator under the Administration Agreement and the circumstances under which an alternate administrator may be appointed shall be more fully described in the Administration Agreement. The rights of the BondCo under the Administration Agreement will be included in the collateral pledged to the indenture trustee under the indenture for the benefit of holders of the securitized bonds.

45. The Commission finds that, as administrator under the Administration Agreement, Kentucky Power should be held to a negligence standard and that Kentucky Power, as administrator should be required to indemnify customers for any loss that results from Kentucky Power’s breach of the Administration Agreement (including any loss resulting from higher compensation payable to a successor administrator as provided in this Financing Order).

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46. The Commission finds that Kentucky Power should not resign or be terminated as administrator under the Administration Agreement without written consent of the Commission.

47. The Commission finds that it should be authorized to declare an Event of Default under the Administration Agreement, and that any Event of Default under the Administration Agreement should not be waived without Commission consent.

48. The Administration Agreement negotiated as part of each securitized bond transaction should contain a recital clause that the Commission, or its counsel, will enforce the Administration Agreement for the benefit of Kentucky Power customers to the extent permitted by law.

49. These provisions are reasonable, will reduce risk associated with the proposed securitized bond transaction, and will result in lower securitized surcharges and greater NPV benefits to customers and should be approved.

6.	Securitized Bonds

50. Each BondCo will issue and sell securitized bonds in one or more series consisting of one or more tranches. The proposed scheduled final maturity date of any series of securitized bonds should not exceed 20 years and 3 months from the date of issuance of such series, and the legal final maturity date of any series of securitized bonds should not exceed 22 years and 3 months from the date of issuance of such series. The legal final maturity date of any series of securitized bonds should not exceed 2 years from the scheduled final maturity date of such series. The scheduled final maturity date and the legal final maturity date of each series and tranche within a series and amounts in each series will be finally determined by Kentucky Power and the Commission consistent

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with market conditions and indications of the rating agencies, at the time the securitized bonds are priced, but subject to collaboration with designated Commission Staff and Financial Advisor and ultimate Commission review and approval through the Issuance Advice Letter process. Kentucky Power will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning securitized property arising under this Financing Order, or to cause the issuance of any securitized bonds authorized in this Financing Order, subject to the right of the Commission to issue a Disapproval Order in connection with the Issuance Advice Letter process described in this Financing Order.

51. The Commission finds that the proposed structure, providing for substantially levelized annual revenue requirements over the expected life of the securitized bonds, is in the public interest and should be used. This structure offers the benefit of not relying upon customer growth and will allow the resulting securitized surcharges to remain level or decline over time if billing determinants remain level or grow. The approved structure is reasonable and should be approved.

52. The Commission finds that (a) each financing subsidiary BondCo should be structured as a “series trust” so that the BondCo will not be an “asset-backed issuer” and its securitized bonds will be corporate securities, not “asset-backed securities” for purposes of SEC Regulation AB; and (b) this should be described prominently in the marketing documents for the securitized bonds. The marketing documents for the securitized bonds also shall describe prominently, in plain English (including using Question and Answer format wherever helpful), structural

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features which distinguish the BondCo’s securitized bonds from Kentucky Power’s other corporate bonds, including in particular the Act, the Financing Order, nonbypassability of the securitized surcharge imposed on a joint basis on all retail customers of Kentucky Power, the automatic true-up adjustment mechanism as described above, and the Commonwealth pledge not to revoke or amend this Financing Order or the securitized surcharge until the securitized bonds and all ongoing financing costs have been repaid. In addition, various terminology used in the Act and this Financing Order may accurately be described in ways that the broadest group of investors will understand.

53. The Commission finds that documents used to market the securitized bonds should prominently disclose that the securitized bonds will not be “asset-backed securities” for purposes of SEC Regulation AB and are corporate securities. The marketing documents also should describe structural features which distinguish the securitized bonds from Kentucky Power’s other corporate securities, including, in particular, nonbypassability of the securitized surcharge, the automatic true-up adjustment mechanism as described above, and the Commonwealth pledge not to revoke or amend this Financing Order or the securitized surcharge until the securitized bonds and all ongoing financing costs have been repaid. In addition, the marketing documents should describe the structural features which are expected to result in credit rating agencies assigning their high ratings to the securitized bonds.

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7.	Security for Securitized Bonds

54. The payment of the securitized bonds and related charges authorized by this Financing Order is to be secured primarily by the securitized property created by this Financing Order as described in the application pursuant to the Act. The securitized bonds will be issued pursuant to an indenture administered by the indenture trustee. The indenture will include provisions for a collection account for the series and subaccounts for the collection and administration of the securitized surcharges and payment or funding of the principal and interest on the securitized bonds and other costs, including fees and expenses, in connection with the securitized bonds, as described in Kentucky Power’s application. Pursuant to the indenture, the BondCo will establish a collection account as a trust account to be held by the indenture trustee or by a securities intermediary as collateral to ensure the payment of the principal, interest, and other costs approved in this Financing Order related to the securitized bonds in full and on a timely basis. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts.

a.	The General Subaccount

55. The indenture trustee will deposit the amounts that the servicer remits to the indenture trustee for the account of the BondCo into one or more segregated trust accounts held by the indenture trustee or by a securities intermediary and allocate the amount of those remittances to the general subaccount. The indenture trustee will on a periodic basis apply moneys in this subaccount to pay expenses of the BondCo, to pay principal of and interest on the securitized bonds, and to meet the funding requirements of the other subaccounts. The funds in the general subaccount will be invested by the indenture trustee or by a securities intermediary in short-term high-quality investments, and such funds will be applied by the indenture trustee to pay principal of and interest on the securitized bonds and all other components of the Periodic Payment Requirement and otherwise in accordance with the terms of the indenture.

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The Periodic Payment Requirement (PPR) is the required periodic payment for a given period (e.g., annually, semiannually, or quarterly) due under the securitized bonds. Each PPR includes: (a) the principal amortization of the securitized bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the securitized bonds (including any accrued and unpaid interest); (c) ongoing financing costs consisting of the servicing fee, rating agencies’ fees, trustee fees, legal and accounting fees, other ongoing fees and expenses, and the costs, if any, of maintaining any credit enhancement; and (d) funds needed to replenish the capital subaccount. The initial PPR for the securitized bonds issued pursuant to this Financing Order should be updated in the Issuance Advice Letter.

b.	The Capital Subaccount

56. When a series of securitized bonds is issued, Kentucky Power will make a capital contribution to the BondCo for that series, which capital contribution the BondCo will deposit into the capital subaccount. The amount of the capital contribution is expected to be not less than 0.5 percent of the original principal amount of each series of securitized bonds, although the actual amount will depend on tax and rating agency requirements. The capital subaccount represents the equity capital of BondCo. The capital subaccount will function as liquidity support for the securitized bonds and is not expected to provide any material assurance that principal of and interest on the securitized bonds will be paid when they become legally due and owing and should not

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be presented as a form of credit enhancement but a source of liquidity for the payment of authorized costs according to their schedule. Any funds drawn from the capital subaccount to pay these amounts due to a shortfall in the securitized surcharge remittances will be replenished through future securitized surcharge remittances. The funds in this subaccount will be invested by the indenture trustee or by a securities intermediary in short-term, high-quality investments, and, if necessary, such funds may also be used by the indenture trustee to pay principal and interest on the securitized bonds and all other components of the PPR. For any capital contribution made by Kentucky Power into the capital subaccount, the Act requires Kentucky Power to be authorized to receive an annual return at the authorized pre-tax WACC established in Kentucky Power’s most recent base rate case on the remainder of the capital contribution for such series. The required revenue, if any, to provide the annual return at the pre-tax WACC established in Kentucky Power’s most recent base rate case is an ongoing financing cost. Upon payment of the principal amount of all securitized bonds and the discharge of all obligations that may be paid by use of securitized surcharges, all amounts in the capital subaccount will be released to BondCo and will be available for payment to Kentucky Power.

c.	The Excess Funds Subaccount

57. The excess funds subaccount will hold any securitized surcharge remittances, investment earnings on the collection account (other than earnings which are attributable to the capital subaccount and are released under the terms of the indenture) and possibly additional amounts in excess of the amounts needed to pay current principal of and interest on the securitized bonds and to pay other PPRs

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(including, but not limited to, replenishing the capital subaccount). Any balance in or amounts allocated to the excess-funds subaccount on a true-up adjustment date will be subtracted from the PPR for the purposes of the true-up adjustment. The money in this subaccount will be invested by the indenture trustee or a securities intermediary in short- term, high-quality investments, and such money and investment earnings will be used by the indenture trustee to pay principal and interest on the securitized bonds and other PPRs. The Excess Funds Account is not expected to provide any material assurance that principal of and interest on the securitized bonds will be paid when they become legally due and owing.

d.	Other Subaccounts

58. Other subaccounts, such as an over-collateralization account or other features, may be utilized for the transaction provided that such enhancements provide benefits greater than their tangible and intangible costs and meet the Lowest Cost Objective.

8.	General Provisions

59. The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal of and interest on the securitized bonds and all other components of the PPR. If the amount of securitized surcharges remitted to the general subaccount is insufficient to make all scheduled payments of principal of and interest on the securitized bonds and to make payment on all of the other components of the PPR, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments. Any deficiency in the capital subaccount due to such withdrawals will be replenished to the capital

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subaccount on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Such accounts will be administered and utilized as set forth in the Securitized Property Servicing Agreement, the Intercreditor Agreement and the indenture. Upon the maturity of the securitized bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account will be released to BondCo; and equivalent amounts, less amounts remaining in the capital subaccount, will be credited by Kentucky Power to customers.

60. The use of a collection account and its subaccounts in the manner proposed by Kentucky Power is reasonable, will lower certain liquidity risks associated with the securitized bonds and thus lower the costs to customers consistent with the Lowest Cost Objective, and should, therefore, be approved.

61. The Commission finds the issuance of securitized bonds approved in this Financing Order satisfies the requirement of KRS 278.676(1)(c) mandating that the issuance of securitized bonds and the imposition and collection of a securitized surcharge be reasonable and in the public interest.

62 The Commission finds the issuance of securitized bonds approved in this Financing Order satisfies the requirement of KRS 278.676(1)(c) mandating that the issuance of securitized bonds and the imposition of a securitized surcharge be expected to provide quantifiable NPV benefits to customers as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds.

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63. The BondCo’s issuance of the securitized bonds approved in this Financing Order in compliance with the criteria established by this Financing Order satisfies the requirement of KRS 278.676(1)(d) prescribing that the proposed structuring and pricing of the securitized bonds are reasonably expected to result in the lowest securitized surcharges consistent with market conditions at the time the securitized bonds are priced under the terms of this Financing Order.

9.	Securitized Surcharges—Imposition and Collection, and Nonbypassability

64. Kentucky Power seeks authorization to impose on and collect from customers the securitized surcharges under this Financing Order or the tariffs approved hereby, in an amount sufficient to provide for the timely recovery of its securitized costs and any ongoing financing costs approved in this Financing Order (including payment of principal and interest on the securitized bonds and ongoing financing costs related to the securitized bonds).

65. Securitized surcharges will appear as a separate line-item on customer bills, in accordance with KRS 278.682(1)(b).

66. The securitized bonds may not have a legal final maturity date exceeding 30 years under KRS 278.670(17). The Commission approves Kentucky Power’s proposal of a scheduled final payment date for the securitized bonds to be up to 20 years and 3 months from the date of issuance of a series of securitized bonds.

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67. Kentucky Power will collect securitized surcharges from all existing and future retail customers receiving electric service from Kentucky Power, its successors, or assignees under Commission-approved rate schedules even if a retail customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in the Commonwealth of Kentucky. Any such existing or future retail customer may not avoid securitized surcharges by switching to another electric utility, electric cooperative, or municipally owned utility on or after the date this Financing Order is issued.

68. Kentucky Power’s proposal related to the guaranteed imposition, billing, charging and collection of securitized surcharges is reasonable as modified herein and is necessary to ensure collection of securitized surcharges sufficient to support recovery of the securitized costs and ongoing financing costs approved in this Financing Order and should be approved. It is reasonable to approve the form of Kentucky Power’s Securitized Surcharge Rider, as modified in this Financing Order, and require tariff provisions consistent with this order be filed before any securitized bonds are issued pursuant to this Financing Order.

10.	Allocation Among Customers

69. The Periodic Billing Requirement (PBR) represents the aggregate dollar amount of securitized surcharges that must be billed during a given period (e.g., annually, semiannually, or quarterly) so that the securitized surcharge collections will be sufficient to meet the sum of all PPR for that period, given: (i) forecast usage and revenue data, excluding the securitized surcharge, for the period; (ii) forecast uncollectibles for the period; and (iii) forecast lags in collection of billed securitized surcharges for the period.

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70. The securitized costs and financing costs which will be recovered through the Securitized Surcharge Rider authorized by this Financing Order are allocated among the customer classes on a percent of revenue basis by residential and all other retail electric rate schedules. Specifically, the PPR for a given period will first be allocated among two groups of retail electric customers (hereinafter, revenue classes), consisting of (a) residential customers and (b) all other retail electric customers (i.e., non-residential retail electric customers) on a percent of revenue basis. The PPR allocated to residential customers and the PPR allocated to non- residential retail electric customers, both grossed up to account for the projection of uncollectible securitized surcharges and a projection of payment lags between the billing and collection of securitized surcharges, will then be further allocated among each revenue class through application of an adjustment factor for each revenue class to charges for electric service for each revenue class.

71. The adjustment factor for residential customers will be calculated based on the expected revenue from and applied to all charges for electric service other than ESM charges, nonrecurring charges, and pass-through charges.

72. The adjustment factor for non-residential retail electric customers will be calculated based on the expected revenue from and applied to all charges for electric service other than ESM charges, nonrecurring charges, pass-through charges, and fuel costs recovered in base rates and through the Fuel Adjustment Clause.

11.	Commission True-Up of Securitized Surcharges

73. The Commission finds that a guaranteed periodic true-up is necessary to ensure full recovery of required amounts over the expected life of the securitized bonds. Pursuant to KRS 278.676(1)(f), the servicer of the securitized bonds will make at least semiannually, guaranteed adjustments to the securitized surcharges to:

(a) Collect full required amounts over the expected life of the securitized bonds;

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(b) Correct any under collections or overcollections through the preceding period or, if necessary, since the prior adjustment; and

(c) Ensure the billing of securitized surcharges necessary to generate the collection of amounts sufficient to timely provide all scheduled payments of principal and interest and any other amounts due in connection with the securitized bonds (including ongoing fees and expenses and amounts required to be deposited in or allocated to any collection account or subaccount, trustee indemnities, payments due in connection with any expenses incurred by the indenture trustee or the servicer to enforce bondholder rights and all other payments that may be required pursuant to the waterfall of payments set forth in the indenture) during the period for which such adjusted securitized surcharges are to be in effect.

With respect to any series of securitized bonds, the servicer will make true-up adjustment filings with the Commission at least semiannually.

74. True-up filings will be based upon the cumulative differences, regardless of the reason, between the PPR (including scheduled principal and interest payments on the securitized bonds) and the amount of securitized surcharge remittances and any other remittances to the indenture trustee. True-up mechanisms are necessary to correct for any overcollection or undercollection of the securitized surcharges and to ensure the timely payment of securitized bonds and ongoing financing costs and other required amounts and surcharges payable under the securitized bonds. In order to ensure adequate securitized surcharge

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revenues to fund the PPR and to avoid large overcollections and under collections over time, the servicer will reconcile the securitized surcharges using Kentucky Power’s most recent forecast usage and revenue data, excluding the securitized surcharge, and estimates of transaction-related expenses. The calculation of the securitized surcharges will also reflect for each revenue class both a projection of uncollectible securitized surcharges and a projection of payment lags between the billing and collection of securitized surcharges based upon Kentucky Power’s most recent experience regarding collection of securitized surcharges.

75. True-up mechanisms are necessary to correct for any overcollection or under collection of the securitized surcharges and to ensure the timely payment of securitized bonds and ongoing financing costs and other required amounts and surcharges payable under the securitized bonds on the next semiannual payment date as provided in Appendix B; provided, however, that Appendix B may be revised to require the adjusted securitized surcharge to be sufficient to ensure such timely payments for each of the two payment periods (generally six months) following the effective date of the initial or adjusted securitized surcharge if Kentucky Power’s designated representative and the Commission’s Designated Representative find this is necessary or appropriate to achieve the Lowest Cost Objective.

76. Subject to paragraph 75 of the Findings of Fact, the servicer will make true- up adjustments in the following manner:

(a) Allocate the upcoming period’s PPR between the revenue classes based on the allocation factors approved in this Financing Order;

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(b) Calculate undercollections or overcollections, through the preceding period for each revenue class by subtracting the cumulative securitized surcharge revenues collected from each revenue class through the preceding period from the cumulative PPR allocated to that revenue class through the preceding period;

(c) Sum the amounts allocated to each revenue class in steps (a) and (b) and adjust those amounts as necessary to reflect both the projection of uncollectible securitized surcharges and a projection of payment lags between the billing and collection of securitized surcharges based upon Kentucky Power’s most recent experience regarding collection of securitized surcharges to determine the PBR for each securitized surcharge class for the upcoming period; and

(d) Divide the amount assigned to each revenue class in step (c) above by the appropriate forecasted revenue, as indicated in paragraphs 71 and 72 above, to determine the securitized surcharge rate, or adjustment factors, by class for the upcoming period.

12.	Interim True-Up Adjustments

77. In addition to the semiannual true-up adjustments, true-up adjustments may be implemented by the servicer and the Commission more frequently at any time during the term of the securitized bonds to correct any undercollection or overcollection, as provided for in this Financing Order, in order to assure timely payment of securitized bonds based on rating agency and bondholder considerations. Beginning 12 months prior to the scheduled final payment date for the latest maturing tranche of securitized bonds of a particular series, the required true-up adjustments should be done on a quarterly basis.

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78. In the event an interim true-up is necessary, the interim true-up adjustment should use the methodology utilized in the most recent semiannual true-up and be filed not less than 10 days prior to the first billing cycle of the month in which the revised securitized surcharges will be in effect.

13.	Additional True-Up Provisions

79. The true-up adjustment filing will set forth the servicer’s calculation of the true-up adjustment to the securitized surcharges. The Commission will have 10 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment.45 Any true-up adjustment filed with the Commission should be effective on its proposed effective date, which should be not less than 10 days after filing.46 Any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings.

80. To enhance the credit of the securitized bonds, and unlike other Commission rate orders supporting Kentucky Power’s debt, through the true-up procedure each revenue class will be required to accept joint liability for payment of the securitized bonds and ongoing financing costs similar to the way banks in the Federal Home Loan system support each other.

81. The Commission finds the true-up procedures contained in the proposed Securitized Surcharge Rider, as modified above, are reasonable and will reduce risks related to the securitized bonds, resulting in lower securitized surcharges and greater NPV benefits to customers and should be approved.

[45]	KRS 278.678(5).
[46]	KRS 278.678(5).

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14.	Designated Commission Staff

82. The Commission may designate one (1) or more representatives from Commission Staff who may be advised by one (1) or more financial advisors contracted with the Commission to provide: (a) input to and collaboration with Kentucky Power during the process undertaken to place the securitized bonds to market and (b) a certificate without material qualification to the Commission in the form attached as Appendix E of this Financing Order.47

83. Activities of designated Commission Staff, the Financial Advisor, outside counsel, advisors, or other consultants engaged by the Commission described in this Financing Order do not constitute “direct[ing] the placement of securitized bonds” for purposes of KRS 278.674(3) or “[h]aving authority to direct how Kentucky Power places the bonds to market” for purposes of KRS 278.674(5).

84. In structuring, marketing, and pricing the securitized bonds, Kentucky Power and each BondCo should be advised by its own legal counsel and its own financial advisor. The Commission’s Financial Advisor is not an agent or representative of Kentucky Power or of any BondCo, and has not been an underwriter of any debt or equity securities issued by or on behalf of Kentucky Power, but is solely responsible to the Commission with a duty of loyalty and care solely to the Commission.

[47]	KRS 278.674(4).

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15.	Securitized Surcharges Lowest Cost Consistent with Market Conditions

85. Kentucky Power has proposed a transaction structure that is expected to include (but is not limited to):

(a) The use of a BondCo as issuer of the securitized bonds, limiting the risks to securitized bond holders of any adverse impact resulting from a bankruptcy proceeding of the BondCo’s parent or any affiliate;

(b) The right to impose, bill, charge, collect, and receive securitized surcharges that are nonbypassable and which must be trued-up at least semiannually, but may be trued-up more frequently under certain circumstances, in order to assure the timely payment of the debt service and other ongoing financing costs;

(c) Additional liquidity in the form of a collection account and subaccounts, including a capital subaccount funded in cash in an amount equal to not less than 0.5% of the original principal amount of the securitized bonds and other subaccounts resulting in greater certainty of payment of interest and principal to investors and that are consistent with the IRS requirements that must be met to receive the desired corporate federal income tax treatment for the securitized bond transaction;

(d) Protection of securitized bondholders against potential defaults or failure of representations by Kentucky Power as servicer or any successor servicer under a Securitized Property Servicing Agreement, by Kentucky Power as seller of securitized property under a Securitized Property Purchase and Sale Agreement, by Kentucky Power as administrator of a BondCo under an Administration Agreement, or by a BondCo under the indenture for the securitized bonds;

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(e) Benefits for corporate federal income tax purposes including: (i) the transfer of the rights under this Financing Order to a BondCo not resulting in gross income to Kentucky Power and the future revenues under the securitized surcharges being included in Kentucky Power’s gross income under its usual method of accounting; (ii) the issuance of the securitized bonds and the transfer of the proceeds of the securitized bonds to Kentucky Power not resulting in gross income to Kentucky Power; and (iii) the securitized bonds constituting obligations of Kentucky Power; and

(f) The securitized bonds will be marketed using proven underwriting and marketing processes acceptable to the Commission, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, and other aspects of the transaction will be determined, evaluated and factored into the structuring and pricing of the securitized bonds, all in accordance with the standards and procedures set forth in this Financing Order.

86. Kentucky Power’s proposed transaction structure is necessary to enable the securitized bonds to obtain the highest possible bond credit ratings, ensures that the structuring and pricing of the securitized bonds will result in securitized surcharges that are fair, just and reasonable, in the public interest, and provide quantifiable NPV benefits to customers as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds.

87. To ensure that customers receive the quantifiable NPV benefits due from the proposed securitized bond transaction and so that the proposed securitized bond transaction will be consistent with the standards set forth in KRS 278.670 to 278.696 and KRS 65.114, it is necessary that (i) based on updated information, the Issuance Advice Letter demonstrates that the transaction in fact provides quantifiable NPV benefits to customers compared to collection of the Securitizable Balance through conventional financing, and (ii) Kentucky Power otherwise satisfies the requirements of this Financing Order and the Act.

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D.	Use of Securitized Bond Proceeds for Corporate Purposes of Kentucky Power

88. Upon the issuance of securitized bonds, the BondCo will use the net proceeds from the sale of the securitized bonds (after payment of certain up-front financing costs) to pay to Kentucky Power the purchase price of the securitized property representing the prudently incurred costs of Kentucky Power and related BondCo financing costs. The proceeds from the sale of the securitized property will be applied by Kentucky Power to reduce its recoverable securitized costs. The proposed accounting entries will result in removal of the regulatory asset representing the distribution portion of recoverable securitized costs from Kentucky Power’s books. Thereafter, securitized bond proceeds will be used to repay any outstanding term loans and short-term debt at Kentucky Power and to fund capital expenditures to support Kentucky Power’s utility operations and services. The specific application of the proceeds will be determined by market conditions and Kentucky Power’s expected future expenditures at the time the proceeds are received.

E.	Security Interests in Securitized Property

89. The servicer and each BondCo should be required, on a timely basis, to make all filings that would be required by the Uniform Commercial Code (UCC) if the servicer or BondCo changes its name or changes its jurisdiction of organization.

90. The Securitization Property Servicing Agreement should require the servicer to provide written confirmation to the indenture trustee within 30 days after each 5-year anniversary of issuance of each series of securitized bonds that relevant financing statements still appear as unexpired in the Commonwealth of Kentucky’s Secretary of State’s records and should require the servicer promptly to correct any problems that have arisen.

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91. Kentucky Power should be required to run a lien search shortly before the issuance of securitized bonds. If any preexisting liens appear to cover the securitized property, the situation should be appropriately resolved before securitized bonds are issued.

92. The servicer should be required to determine what cash constitutes collections of the securitized surcharge and to transfer that cash to a segregated account no less frequently than monthly.

Summary

93. The Commission finds the provisions described in the above Findings of Fact are reasonable, will reduce risk associated with the proposed securitized bond transaction and will, therefore, result in lower securitized surcharges and greater NPV benefits to customers and should be approved.

IV. Conclusions of Law

1. Kentucky Power is a utility, as defined in KRS 278.670(21) and KRS 278.010(3)(a), and an electric utility, as such term is used in KRS 278.672(1).

2. Kentucky Power is entitled to file an application for a financing order under KRS 278.672(1).

3. The Commission has jurisdiction and authority over Kentucky Power’s application pursuant to KRS 278.674 and KRS 278.680.48

[48]	KRS 278.040.

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4. The Commission has authority to approve this Financing Order under the Act.

5. The Act allows Kentucky Power to arrange for the issuance of securitized bonds to finance its deferred costs and retired generation costs (and associated financing costs thereto).

6. A BondCo will be an assignee, as defined in KRS 278.670(2), when an interest in the securitized property created under this Financing Order is transferred, other than as security, to the BondCo.

7. The holders of the securitized bonds and the indenture trustee will each be a financing party as defined in KRS 278.670(8).

8. A BondCo may issue securitized bonds in accordance with this Financing Order.

9. The issuance of securitized bonds approved in this Financing Order results in the removal of the regulatory asset representing the securitized costs from Kentucky Power’s books and satisfies the requirement of KRS 278.670(17) dictating that the proceeds of the securitized bonds shall be used to directly or indirectly recover, finance, or refinance capitalized costs assets and financing costs that are secured by or payable from securitized property.

10. This Financing Order details that for so long as the securitized bonds are outstanding, and until all financing costs have been paid in full, the imposition and collection of securitized surcharges authorized under this Financing Order shall be nonbypassable and imposed on a joint basis on all existing and future retail customers receiving electric service from the electric utility, its successors, or assignees under

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Commission-approved rate schedules even if a retail customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in the Commonwealth of Kentucky. The Commission is obligated to ensure that the requirements of KRS 278.670, et seq., including but not limited to those set forth in KRS 278.676(1)(e), are satisfied in connection with the relevant approvals that would be required of it after such a change in Kentucky public utility regulation.

11. The method approved in this Financing Order for collecting and allocating the securitized surcharges satisfies the requirements of KRS 278.676(1)(i) and KRS 278.676(1)(k). The securitized bond transaction approved in this Financing Order satisfies the requirements of KRS 278.676(1)(k) directing that the total amount of revenues to be collected under this Financing Order include a method of tracing funds collected as securitized surcharges or other proceeds of securitized property and that a method has been determined for tracing the funds and the identifiable cash proceeds of any securitized property subject to a financing order under applicable law.

12. As provided in KRS 278.678, this Financing Order, together with the securitized surcharges authorized by this Financing Order, is irrevocable and not subject to reduction, impairment, postponement or otherwise any adjustment by further act of the Commission, except for the true-up procedures approved in this Financing Order, as required by application of the formula-based true-up mechanism as provided in KRS 278.670 through KRS 278.696 and KRS 65.114.

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13. As provided in KRS 278.688(4), the rights and interests of Kentucky Power or its successor under this Financing Order, including the right to impose, bill, charge, collect and receive the securitized surcharges authorized in this Financing Order, are assignable and shall be securitized property when they are first transferred by Kentucky Power to a BondCo.

14. As provided in KRS 278.670(19) and (20), “securitized property” includes the right of a utility, its successor, or assignee under a financing order to impose, bill, charge, collect, and receive securitized surcharges authorized under a financing order on a joint liability basis upon or from all existing or future retail customers receiving retail electrical service from the utility or its successors or assignees under Commission- approved rate schedules. This includes customers receiving retail electrical service in the geographical electric service areas of Kentucky Power or its successors or assignees on the date of the Financing Order as well as customers receiving retail electrical service in any subsequent additions to or enlargements of such geographical electric service areas.

15. The rights, interests and property that will be conveyed to a BondCo in the Securitized Property Purchase and Sale Agreement and the related Bill of Sale, including the irrevocable right to impose, collect and receive securitized surcharges and the revenues and collections from securitized surcharges are “securitized property” within the meaning of KRS 278.670(19).

16. Securitized property is not a receivable or a pool of receivables.

17. Unlike rates and charges imposed pursuant to the Commission’s general rate orders that Kentucky Power uses to pay its debts, securitized property will constitute an existing, present, intangible property right or interest therein for purposes of contracts concerning the sale or pledge of property, created in favor of Kentucky Power, its

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successors or assignees. This is a separate property interest notwithstanding the fact that the imposition and collection of the securitized surcharges depends on Kentucky Power or a successor to continue to provide retail electric service, to perform its servicing functions relating to the collection of securitized surcharges and on future retail sales of electricity within Kentucky Power’s service area, as provided by KRS 278.684(1).

18. All revenues and collections resulting from the securitized surcharges will constitute proceeds only of the securitized property arising from this Financing Order, as provided by KRS 278.670(19)(b).

19. Upon the transfer by Kentucky Power of securitized property to a BondCo, the BondCo will have the rights, title and interest of Kentucky Power with respect to such securitized property including the right to impose, bill, charge, collect, and receive the securitized surcharges authorized by this Financing Order.

20. The term “securitization bonds” used in KRS 278.682(1) and 278.670(7)(a) includes all “securitized bonds” as defined in KRS 278.670(17).

21. The term “customer class” used in KRS 278.676(1)(i) has the same meaning as “rate class” used in KRS 278.678(3) and KRS 278.682(1)(a).

22. Pursuant to KRS 278.676(1)(i) and KRS 278.678(3), the securitized surcharge shall be imposed at separate rates on (a) residential customers; and (b) all others retail electric customers (each a Revenue Class).

23. The term “successor” used in KRS 278.670 et seq means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation, conversion, assignment, pledge or other security, by operation of law or otherwise.

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24. The securitized bonds issued pursuant to this Financing Order will be securitized bonds within the meaning of KRS 278.670(17), and the securitized bonds and holders thereof are entitled to all of the protections provided under the Act.

25. Amounts that are required to be paid to or for the account of a BondCo (and collected by the servicer for the benefit of the BondCo) as securitized surcharges under this Financing Order or the tariffs approved hereby are securitized surcharges as defined in KRS 278.670(20), and the amounts collected from retail customers with respect to such securitized surcharges are “securitized surcharges” as defined in KRS 278.670(20).

26. As provided in KRS 278.684(6), the interests of an assignee and the indenture trustee in securitized property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge, or defense by Kentucky Power or any other person or in connection with the bankruptcy of Kentucky Power or any other entity.

27. The Commission’s true-up mechanism approved in this Financing Order to adjust the securitized surcharges satisfies the requirements of KRS 278.676 and KRS 278.678.

28. If and when Kentucky Power transfers to a BondCo the right to impose, bill, charge, collect, and receive the securitized surcharges and to issue the securitized bonds, the servicer will be able to recover the securitized surcharges associated with such securitized property only for the benefit of the BondCo and the holders of the securitized bonds in accordance with the Securitized Property Servicing Agreement.

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29. If and when Kentucky Power transfers its rights under this Financing Order to a finance subsidiary BondCo under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of KRS 278.688, then, pursuant to that statutory provision, that transfer will be a true sale of an interest in securitized property and not a secured transaction or other financing arrangement, and title, legal and equitable, to the securitized property will pass to the BondCo. As provided by KRS 278.688, this true sale shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an equity interest, whether direct or indirect, or whether subordinate or otherwise, in the securitized property, Kentucky Power’s role as the collector of securitized surcharges relating to the secured property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

30. As provided in KRS 278.686, a valid and enforceable lien and security interest in the securitized property and other secured property in favor of the holders of the securitized bonds or a trustee on their behalf will be created by this Financing Order and the execution and delivery of a security agreement with the holders of the securitized bonds or a trustee on their behalf in connection with the issuance of the securitized bonds. The lien and security interest will attach automatically without any physical delivery of collateral or other act from the time that value is received for the securitized bonds and, on perfection through the filing of notice with the Secretary of State in accordance with the rules prescribed under KRS 278.692, will be a continuously perfected lien and security interest in the securitized property and all proceeds of the securitized property, whether accrued or not, will have priority in the order of filing and will take precedence over any subsequent judicial or other lien creditor.

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31. As provided in KRS 278.688(4)(d), the transfer of an interest in securitized property to an assignee will be perfected against all third parties, including subsequent judicial or other lien creditors, when this Financing Order becomes effective, transfer documents have been delivered to that assignee, and a notice of that transfer has been filed in accordance with the rules prescribed by the Secretary of State under KRS 278.692. The transfer to a BondCo of Kentucky Power’s rights under this Financing Order will be a transfer of an interest in securitized property for purposes of the Act.

32. As provided in KRS 278.690, the priority of transfer perfected under KRS 278.686, KRS 278.688, KRS 278.690, and KRS 278.692 shall not be impaired by any later modification of this Financing Order or securitized property or by the commingling of funds arising from securitized property with other funds.

33. As provided in KRS 278.690(1), if securitized property is transferred to an assignee, any proceeds of the securitized property will be treated as held in trust for the assignee.

34. As provided in KRS 278.686(7), if a default or termination occurs under the securitized bonds, the financing parties or their representatives may exercise the rights and remedies available to a secured party under the UCC, including the rights and remedies available under Article 9, Part 6. The Commission also may order amounts arising from securitized surcharges be transferred to a separate account for the benefit of the financing party, to which their lien and security interest shall apply. On application by, or on behalf of, the financing parties, the Circuit Court for the county or city in which the electric utility’s headquarters is located shall order the sequestration and payment of revenues arising from the securitized surcharges to the financing parties.

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35. As provided by KRS 278.694(2), the securitized bonds authorized by this Financing Order are not a debt or obligation of the Commonwealth of Kentucky and are not a charge on its full faith and credit or taxing power other than as a customer of Kentucky Power.

36. Pursuant to KRS 278.678(8), the Commission is prohibited from taking any action that would amend, modify, or terminate this Financing Order by any subsequent action and the Commission may not reduce, impair, postpone, terminate, or otherwise adjust securitized surcharges approved by this Financing Order.

37. Pursuant to KRS 65.114, the Commonwealth of Kentucky has pledged for the benefit and protection of all financing parties and Kentucky Power, that the Commonwealth of Kentucky and its agencies, including the Commission shall not: (1) alter the provisions of KRS 278.670 through KRS 278.696 and KRS 65.114 which authorize the Commission to create an irrevocable contract right or right to sue by the issuance of a financing order creating securitized property, making the securitized surcharges imposed by a financing order irrevocable, binding, or affecting the nonbypassable charges for all existing and future retail customers of the electric utility; (2) take or permit any action that impairs or would impair the value of securitized property or the security for the securitized bonds or revises the securitized costs for which recovery is authorized; (3) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties; and (4) except for changes made pursuant to the formula-based true-up mechanism authorized under KRS 278.678, reduce, alter, or impair securitized surcharges that are to be imposed, billed, charge, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties

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until any and all principal, interest, premium, financing costs, and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related securitized bonds have been paid and performed in full.49 A BondCo, in issuing securitized bonds, is authorized, pursuant to KRS 65.114(3) and this Financing Order, to include this pledge in any documentation relating to the securitized bonds.

38. This Financing Order will remain in full force and effect and unabated notwithstanding the bankruptcy of Kentucky Power, its successors, or assignees.

39. Kentucky Power shall retain sole discretion regarding whether or when to assign, sell or otherwise transfer the rights and interests created by this Financing Order or any interest therein, or to cause the issuance of any securitized bonds authorized by this Financing Order, subject to the right of the Commission to designate one (1) or more representatives from Commission Staff who may be advised by one (1) or more financial advisors contracted with the Commission to provide input to and collaborate with the electric utility in advance concerning all decisions related to the structuring, marketing and proposed pricing during the process undertaken to sell the securitized bonds in an SEC registered public offering, and subject to the right of the Commission to confirm that all conditions set forth in this Financing Order have been satisfied pursuant to procedures set forth in this Financing Order.

40. Activities of designated Commission Staff, the Financial Advisor, outside counsel, advisors, or other consultants engaged by the Commission described in this Financing Order do not constitute “direct[ing] the placement of securitized bonds” for purposes of KRS 278.674(3) or “[h]aving authority to direct how [Kentucky Power] places the bonds to market” for purposes of KRS 278.674(5).

[49]	KRS 65.114(2).

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41. All parties shall be bound by any Commission authorization and approval of activities of designated Commission Staff, any financial advisor providing advice to Commission Staff, outside counsel, advisors, or other consultants engaged by the Commission described in this Financing Order pursuant to this Financing Order as and to the same extent as such authorization or approval were included verbatim in this Financing Order.

42. This Financing Order is final, is not subject to modification or revocation by this Commission, and is not subject to review or appeal except as expressly provided in KRS Chapter 278. The finality of this Financing Order is not impaired in any manner by the participation of the designated Commission Staff or any financial advisor or by the Commission’s review of or decision to issue a Disapproval Order.

43. The Commission’s obligations under this Financing Order relating to the securitized bonds, including the specific actions the Commission guarantees to take, are direct, explicit, irrevocable, and unconditional upon issuance of the securitized bonds, and are legally enforceable against the Commission, a United States public sector entity.

44. The approval of this Financing Order, including the true-up provisions, by the Commission constitutes a guarantee of state regulatory action to ensure repayment of the securitized bonds and associated costs.

45. No approval of the Commission after the date of this Financing Order to authorize Kentucky Power and the BondCo to proceed to cause the issuance of securitized bonds pursuant to this Financing Order shall be considered or construed as a “final order” of the Commission, or an amendment or supplement to this Financing Order, to which an independent statutory appeal right would attach.

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46. This Financing Order meets the requirements for a financing order under the Act.

V.	Ordering Paragraphs

Based upon the record, the Findings of Fact and Conclusions of Law set forth herein, and for the reasons stated above, IT IS THEREFORE ORDERED:

A.	Approval

1. Approval of Application. Subject to compliance with all conditions set forth in this Financing Order, the application of Kentucky Power for the issuance of a financing order under the Act is approved, as provided in this Financing Order. The Commission guarantees that it will act pursuant to this Financing Order as expressly authorized by KRS 278.678 to ensure that securitized surcharge revenues are sufficient to pay principal and interest on the securitized bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the securitized bonds. The approval of this Financing Order, including the true-up provisions, by the Commission constitutes a guarantee of state regulatory action to ensure repayment of the securitized bonds and associated costs.

2. Authority to Arrange for the Issuance of Securitized Bonds. Subject to full compliance with all Findings of Fact and Conclusions of Law contained in this Financing Order, Kentucky Power is authorized to cause the issuance of securitized bonds with a principal amount equal to the sum of (a) the Securitizable Balance at the time the securitized bonds are issued plus (b) up-front financing costs described in Finding of Fact paragraphs and Appendix A, Attachment 1, Schedule B of this Financing

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Order (which are estimated to be approximately $6.3 million) plus, (i) if applicable, the cost of original issue discount, credit enhancements and other arrangements to enhance marketability (ii) the cost of the Commission’s Financial Advisor, and any additional costs incurred by Kentucky Power to comply with the requests and recommendations of the Commission’s Financial Advisor, (iii) any costs incurred by Kentucky Power if this Financing Order is appealed; and (iv) any costs incurred by Kentucky Power in connection with any post-issuance audit or other procedure mandated by this Financing Order. The Securitizable Balance as of any given date is equal to the balance of securitized costs as is approved in this case plus carrying costs accruing on the applicable portions of such balance at the pre-tax WACC approved in this case through the date the securitized bonds are issued, as reduced by all corresponding insurance, scrap, and salvage proceeds, applicable unamortized regulatory liabilities for excess deferred income taxes; and the present value of return on all accumulated deferred income taxes related to pretax costs with respect to a retired or abandoned facility and related facilities, including those due to bonus and accelerated tax depreciation and abandonment losses.

Accumulated deferred income taxes and regulatory liabilities for excess deferred income taxes used in calculating retired generation costs shall be excluded from the rate base in future general rate cases, and no amortization of those excess deferred income taxes shall be reflected in future general rate cases. Deferred income taxes that are not recoverable in future rates (referred to in KRS 278.676(1)(o)) relate only to deferred income taxes that are known and estimable as of the date of this Financing Order, and this Financing Order does not preclude the reflection in future retail rates of future changes in the corporate income tax rate.

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3. Securitized Bond Deferral Account. Kentucky Power shall establish a deferral account with respect to securitized bonds authorized by this Financing Order (Securitized Bond Deferral Account). The balance in the Securitized Bond Deferral Account shall grow at Kentucky Power’s pre-tax WACC. Kentucky Power shall credit back to customers through the Securitized Bond Deferral Account until the next general rate case when costs and revenues associated with the servicing fees shall be included in the cost of service:

a. any disallowed up-front financing costs disallowed by the Commission in connection with its up to 120-day post-closing review of final up-front financing costs;

b. all periodic servicing and administration fees in excess of Kentucky Power’s incremental cost of performing the servicer and administration functions;

c. any amount by which the up-front financing costs included in the principal amount securitized exceeds the actual up-front financing costs;

d. any amount by which other securitized costs included in the principal amount securitized exceeds the actual amount of such other securitized costs; and

e. after all the securitized bonds have been repaid, the fair market value of the BondCo in excess of Kentucky Power’s capital contribution.

In each future base rate case, Kentucky Power shall include a revenue credit for each of these amounts (to the extent not previously credited back through the Securitized Bond Deferral Account), provided such crediting of the Securitized Bond Deferral Account does not directly or indirectly increase Kentucky Power’s net income. In each future base rate case, Kentucky Power may also request revenue for all costs of providing servicing

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and administration services. The failure on the part of Kentucky Power to provide any such credit to customers shall in no way affect the securitized property, the securitized surcharge or the rights of Kentucky Power, the indenture trustee, and the holders of securitized bonds under the Financing Order, but may be addressed by the Commission through other proceedings.

4. Within 120 days after issuance of any series of securitized bonds authorized by this Financing Order, Kentucky Power shall file with the Commission information on actual up-front financing costs of the series of securitized bonds. The Commission shall review such information to determine if such up-front financing costs in fact resulted in the lowest securitized surcharges consistent with market conditions at the time of the pricing and the terms of this Financing Order. The Commission shall disallow any excess incremental up-front financing costs by crediting back to customers through the Securitized Bond Deferral Account an amount equal to such excess plus interest on securitized bonds equal to such excess. The Commission shall not make adjustments to the securitized surcharge for any such excess.

If the final up-front financing costs allowed by the Commission, following such review, are more than the up-front financing costs included in the principal amount financed by securitized bonds, Kentucky Power may request recovery of the remaining up-front financing costs through a surcharge to Kentucky Power’s rates for distribution service.

5. If other securitized costs are less than the estimated securitized costs financed by securitized bonds, the Commission shall disallow the difference by crediting back to customers through the Securitized Bond Deferral Account an amount equal to such difference plus the amount of interest on securitized bonds attributable to such difference. The Commission shall not make adjustments to the securitized surcharge for any such excess.

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6. Recovery of Securitized Surcharges. Kentucky Power shall act as the initial servicer and impose on and collect securitized surcharges from all existing and future retail customers receiving electrical service from Kentucky Power or its successors or assignees under Commission-approved rate schedules, even if a retail customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of public utilities in the Commonwealth of Kentucky, in an amount sufficient to provide for the timely recovery of its aggregate securitized costs detailed in this Financing Order, including payment of principal and interest on the securitized bonds.

7. Issuance Advice Letter and Basic Transaction Documents. For each series of securitized bonds issued, Kentucky Power shall provide an Issuance Advice Letter to the Commission following the determination of the final terms of the series of securitized bonds no later than 5:00 pm Eastern Time one (1) business day after the pricing of the securitized bonds, at which time a meeting will be noticed for four (4) business days after pricing to afford this Commission an opportunity to review the proposed transaction. This Issuance Advice Letter shall: (a) report the initial securitized surcharges; (b) include independent unqualified certifications from Kentucky Power embedded in the Issuance Advice Letter, and from the bookrunning underwriter(s) as attached in Appendix D to this Financing Order, each confirming that the structuring, marketing and pricing of the securitized bonds in fact resulted in the Lowest Cost

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Objective;50 (c) other information specific to market conditions and other information concerning the securitized bonds as required by the Commission including but not limited to comparisons to other top quality corporate bonds issued or trading in the secondary market; (d) indicate the final structure of the securitized bonds; and (e) provide the best available estimate of total ongoing financing costs. The Issuance Advice Letter shall be completed and shall evidence the actual dollar amount of the initial securitized surcharges and other information specific to the securitized bonds to be issued. In addition, if original issue discount, additional credit enhancements, or arrangements to enhance marketability are used, the Issuance Advice Letter shall include such information. All amounts which require computation shall be computed using the mathematical formulas contained in the form of the Issuance Advice Letter in Appendix A to this Financing Order and the Securitized Surcharge Rider approved in this Financing Order. Electronic spreadsheets with the formulas supporting the schedules contained in the Issuance Advice Letter shall be included with such letter. The Commission’s review of the Issuance Advice Letter shall be limited to the arithmetic accuracy of the calculations and to compliance with the Act, this Financing Order, and the specific requirements that are contained in the Issuance Advice Letter.

[50]

With respect to its certification that will be embedded in the Issuance Advice Letter, Kentucky Power may exercise its rights pursuant to KRS Chapter 61 and 807 KAR 5:001, Section 13 to seek a determination from the Commission granting confidential treatment to this certification. With respect to its certification in substantially the form attached as Appendix D to this Financing Order, the bookrunning underwriter(s) may exercise their rights pursuant to KRS Chapter 61 and 807 KAR 5:001, Section 13 to seek an order(s) from the Commission granting confidential treatment to this certification.

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No later than 5:00 pm Eastern Time one (1) business day after delivery of the Issuance Advice Letter, the Financial Advisor shall deliver to the Commission a certification without material qualifications, in the form attached as Appendix E to this Financing Order, confirming that the structuring, marketing, and pricing of the securitized bonds resulted in the Lowest Cost Objective.51

Commission Staff and the Financial Advisor shall receive all drafts of the Basic Transaction Documents for review, comment, and approval as those Basic Transaction documents are developed.

Kentucky Power shall provide a draft Issuance Advice Letter as well as final drafts of the Basic Transaction Documents to the Commission Staff for review not later than two weeks prior to the expected date of commencement of marketing each series of securitized bonds. Within one week after receipt of the draft Issuance Advice Letter, Commission Staff shall provide Kentucky Power comments and recommendations regarding the final draft Basic Transaction Documents and the adequacy of other information provided as may be necessary to assure the accuracy of the calculations and that the requirements of the Act and of this Financing Order have been met.

The proposed final Issuance Advice Letter as well as executed versions of the Basic Transaction Documents for a series of securitized bonds shall be provided to the Commission not later than 5:00 pm Eastern Time one (1) business day after the pricing of such series of securitized bonds. The initial securitized surcharges and the final terms of the Basic Transaction Documents and the securitized bonds set forth in the Issuance

[51]

With respect to its certification that will be embedded in the Issuance Advice Letter, Kentucky Power may exercise its rights pursuant to KRS Chapter 61 and 807 KAR 5:001, Section 13 to seek a determination from the Commission granting confidential treatment to this certification. With respect to its certification in substantially the form attached as Appendix D to this Financing Order, the bookrunning underwriter(s) may exercise their rights pursuant to KRS Chapter 61 and 807 KAR 5:001, Section 13 to seek an order(s) from the Commission granting confidential treatment to this certification.

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Advice Letter shall become effective on the date of issuance of the securitized bonds (which shall not occur prior to the fifth business day after pricing) unless, prior to noon on the fourth business day after the pricing of the securitized bonds, the Commission issues a Disapproval Order. The Commission may issue a Disapproval Order if the Commission finds find that (i) the Statutory Requirements have not been satisfied; (ii) the Lowest Cost Objective has not been achieved; or (iii) all other procedures, criteria and requirements set forth in this Financing Order and the Act have not been satisfied. The opportunity for the Commission to disapprove the issuance of the securitized bonds is a component of the integrated securitized bond review and approval structure, the entirety of which is hereby authorized and approved.

The Financial Advisor and counsel to the Commission Staff shall review, advise, and approve as herein set forth with respect to proposed forms of all Basic Transaction Documents; the Commission shall be named as a third-party beneficiary (for the benefit of customers) of each Basic Transaction Document; the Commission shall be authorized to enforce the provisions of each Basic Transaction Document for the benefit of customers; and after securitized bonds have been issued, the Basic Transaction Documents may only be amended upon written consent from the Commission.

8. Approval of Tariff. The form of the Securitized Surcharge Rider attached as Appendix B to this Financing Order is approved. Prior to the issuance of any securitized bonds under this Financing Order, Kentucky Power shall file a tariff that conforms to the form of the Securitized Surcharge Rider tariff provisions attached to this Financing Order.

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B.	Securitized Surcharges

9. Imposition and Collection. Kentucky Power is authorized to impose on, and the servicer is authorized to collect from, all existing and future retail customers receiving electrical service from Kentucky Power or its successors or assignees under Commission-approved rate schedules, even if a retail customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of public utilities in the Commonwealth of Kentucky, securitized surcharges in an amount sufficient to provide for the timely recovery of the aggregate PPR (including payment of principal and interest on the securitized bonds), as approved in this Financing Order. If there is a shortfall in payment of an amount billed, the amount paid shall first be apportioned ratably between the securitized surcharges and other fees and charges, other than late fees, and second, any remaining portion of the payment shall be allocated to late fees.

To facilitate the calculation and true-up of securitized surcharges, Kentucky Power and any successor servicer shall prepare forecasts of Revenues by revenue class. The initial forecast shall be prepared prior to delivery of the Issuance Advice Letter and shall include forecasts of Revenues by revenue class for each semiannual Payment Period until final scheduled maturity of the securitized bonds.

Kentucky Power shall impose securitized surcharges in amounts sufficient to guarantee the timely recovery of aggregate securitized costs and financing costs detailed in this Financing Order, including payment of principal and interest on the securitized bonds.

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10. BondCo’s Rights and Remedies. Upon the transfer by Kentucky Power of the securitized property to a special purpose finance subsidiary BondCo, the BondCo shall have all of the rights, title and interest of Kentucky Power with respect to such securitized property, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any retail customer in respect of the securitized property. If securitized bonds are issued in more than one series, then the securitized property transferred as a result of each issuance shall be only those rights associated with that portion of the total amount authorized to be securitized pursuant to this Financing Order which is securitized by such issuance. The rights to impose, bill, charge, collect and receive securitized surcharges along with the other rights arising pursuant to this Financing Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized shall remain with Kentucky Power until transferred to a BondCo in connection with a subsequent issuance of securitized bonds.

The Commission is authorized to appoint, remove, and replace at least one of the BondCo’s independent managers.

Each BondCo is authorized, and shall have flexibility, to issue additional indebtedness in wholly separate and unrelated future transactions which additional indebtedness will be obligations of BondCo with future approval of the Commission.

11. Collector of Securitized Surcharges. Kentucky Power or any subsequent servicer of the securitized property shall bill retail customers, or other entity which, under the terms of this Financing Order or the tariffs approved hereby, is required to bill or collect securitized surcharges, for the securitized surcharges attributable to that customer and shall be responsible to the Commission for their actions as described above.

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12. Collection Period. The securitized surcharges related to a series of securitized bonds shall be designed to be collected over the up to 20-year and three (3) months scheduled life of the securitized bonds. However, to the extent that any amounts are not recovered by the end of the scheduled life of the securitized bonds, Kentucky Power may continue to bill and collect securitized surcharges over a period ending not more than thirty (30) years from the date of the issuance of the securitized bonds, and any amounts due at or before the end of that period for securitized surcharges allocable to the period ending on the legal final maturity may be collected after the legal final maturity.

13. Allocation. Kentucky Power shall allocate the securitized surcharges between the two revenue classes in the manner described in this Financing Order.

14. Nonbypassability. Kentucky Power and any other entity providing electric services or acting as servicer to any existing and future retail customers receiving electric service from Kentucky Power, its successors, or assignees under Commission-approved rate schedules are entitled to collect and must remit, consistent with this Financing Order, the securitized surcharges from such existing and future retail customers even if a retail customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in the Commonwealth of Kentucky. The Commission will ensure that such obligations are undertaken and performed by Kentucky Power and any other entity providing electric services or acting as servicer to such retail customers.

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15. Adjustments through True-Ups. True ups of the securitized surcharges shall be undertaken and conducted as described in the Securitized Surcharge Rider. The servicer shall file the true-up adjustments in a compliance docket and shall give notice of the filing to all parties in this docket. If securitized bonds are issued in more than one series, then each series will be subject to separate true- up adjustments pursuant to the Act and this Financing Order, provided, however, that more than one series may be trued-up in a single proceeding.

16. Ownership Notification. Any entity that bills securitized surcharges to retail customers shall include on the customer bill a statement that (i) the securitized surcharges are the property of the BondCo and not of the entity issuing such bill and (ii) such entity is acting as a collection agent or servicer for BondCo.

C.	Securitized Bonds

17. Issuance. Kentucky Power is authorized through one or more finance subsidiary BondCos, each organized as a series trust in accordance with SEC regulations and guidance pronouncements, to issue one or more series of securitized bonds as specified in this Financing Order. Kentucky Power’s securitized costs and ongoing financing costs described in Appendix C may be recovered directly through the securitized surcharges. The securitized bonds shall be denominated in U.S. dollars.

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18. Up-Front Financing Costs. Kentucky Power may securitize up-front financing costs in accordance with the terms of this Financing Order (which are estimated to be approximately $6.3 million) plus (i) if applicable, the cost of original issue discount, credit enhancements and other arrangements to enhance marketability; (ii) the cost of the Commission’s Financial Advisor(s) and other consultant(s), if any, and any additional costs incurred by Kentucky Power to comply with the requests and recommendations of the Commission’s Financial Advisor(s) and other consultant(s); (iii) any costs incurred by Kentucky Power if this Financing Order is appealed; and (iv) cost incurred by Kentucky Power in connection with any post-issuance audit or other procedure mandated by this Financing Order.

A competitive process shall be used for selecting underwriters, underwriters’ counsel, Kentucky Power’s counsel, and other significant transaction participants whose fees will be paid from securitized bond proceeds or from the securitized surcharge unless the Commission’s Designated Representative, advised by the Financial Advisor, determines that a competitive process should not be used in selecting particular transaction participants to create the best value for customers in implementing financing of the Project. Wherever possible, the competitive process shall specify that the amount of fees shall be based in whole, or in part, on performance. The following factors shall be used in evaluating respondents in each competitive process: (i) proposed fees; (ii) specific expertise; and (iii) experience and success with corporate bonds or prior securitized ratepayer-backed bond transactions.

Proceeds of securitized bonds approved by this Financing Order shall be used to pay or reimburse up-front financing costs of the securitized bonds. Proceeds of securitized bonds shall not be used to pay or reimburse ongoing financing costs of the securitized bonds, but securitized surcharge collections shall be used to pay or reimburse ongoing financing costs.

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19. Ongoing Financing Costs. Subject to the annual caps on the servicing fees and administrative fees set forth in this Financing Order, Kentucky Power may recover through securitized surcharges (i) Kentucky Power’s actual incremental out-of-pocket ongoing financing costs related to personnel or operating systems of Kentucky Power paid to unaffiliated persons or entities, and (ii) if Kentucky Power subcontracts any of its duties as servicer or administrator to AEP Services or another affiliate, such affiliate’s actual incremental out-of-pocket costs related to personnel or operating systems of such affiliate paid to unaffiliated persons or entities. To prevent double recovery, Kentucky Power may not allocate to BondCo servicing and administrative functions for any costs currently recovered in rates as part of Kentucky Power’s cost of service or net income. Ongoing financing costs, other than the servicing fee and the administrative fees of Kentucky Power as servicer and administrator, are not capped by this Financing Order. Ongoing financing costs also include an annual return at the currently authorized pre-tax WACC. The amount of ongoing financing costs is subject to updating in the Issuance Advice Letter to reflect a change in the size of the securitized bond issuance, any decision to issue securitized bonds in more than one series and other information available at the time of submission of the Issuance Advice Letter. As servicer, Kentucky Power may collect a servicing fee higher than that set forth in Appendix C to this Financing Order, if such higher fee is approved by the Commission and the indenture trustee.

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20. Refinancing. Kentucky Power or any assignee may apply for one or more new financing orders pursuant KRS 278.680(2).

21. Collateral. All securitized property and other collateral shall be held and administered by the indenture trustee or a securities intermediary pursuant to the indenture as described in Kentucky Power’s application. The BondCo shall establish a collection account under the indenture. Upon payment of the principal amount of all securitized bonds authorized in this Financing Order and the discharge of all obligations in respect thereof, all amounts in the collection account, other than amounts in the capital subaccount, shall be released by the indenture trustee to the BondCo for distribution. Kentucky Power shall notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of funds available for crediting to the benefit of customers.

22. Distribution and Revenue Credits Following Repayment. Following repayment of the securitized bonds authorized in this Financing Order and release of the funds held by the trustee, the BondCo shall distribute to Kentucky Power the final balance of the general, excess funds, and all other subaccounts, whether such balance is attributable to principal amounts deposited in such subaccounts or to interest thereon, remaining after all other financing costs have been paid. BondCo, or its successor in interest to the securitized property, shall also distribute to Kentucky Power any subsequently collected securitized surcharges. The amount of these distributions to Kentucky Power in excess of Kentucky Power’s capital contribution shall be credited back to customers through the Securitized Bond Deferral Account without need for any further Commission action, provided such crediting of the Securitized Bond Deferral Account does not directly or indirectly increase Kentucky Power’s net income.

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23. Funding of Capital Subaccount. The capital contribution by Kentucky Power to be deposited into the capital subaccount shall, with respect to each BondCo and series of securitized bonds, be funded by Kentucky Power and not from the proceeds of the sale of securitized bonds. Upon payment of the principal amount of all securitized bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount and any amounts required to replenish the capital subaccount to the level of Kentucky Power’s capital contribution and any unpaid authorized return on capital contributions for a series of securitized bonds shall be released to the BondCo for payment to Kentucky Power.

24. Credit Enhancement of BondCo’s Securitized Bonds. The principal form of credit enhancement for securitized bonds will be the Commission’s true up mechanism. Kentucky Power may provide original issue discount or provide for various forms of credit enhancement, including letters of credit, an overcollateralization subaccount or other reserve accounts, surety bonds, and other mechanisms designed to promote the credit quality or marketability of the securitized bonds to the extent not prohibited by this Financing Order. Kentucky Power may not enter into an interest rate swap, currency hedge, or interest rate hedging arrangement. Kentucky Power may include the costs of original issue discount, credit enhancements or other arrangements to promote credit quality or marketability as financing costs only if such arrangements are reasonably

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expected to provide net quantifiable benefits greater than their cost. Kentucky Power shall not be required to enter any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in financing costs. Kentucky Power shall evaluate the relative benefits of the arrangements in the same way that quantifiable NPV benefits are qualified under this Financing Order. This Ordering Paragraph does not apply to the collection account or its subaccounts approved in this Financing Order.

25. Life of Bonds. The legal final maturity date of the securitized bonds authorized by this Financing Order shall not exceed 30 years.

26. Amortization/Repayment Schedule. The Commission approves, and the securitized bonds shall be structured to provide, a securitized surcharge that is based on substantially levelized annual revenue requirements over the expected life of the securitized bonds and utilize consistent allocation factors across rate classes, subject to modification in accordance with the true-up mechanisms adopted in this Financing Order. The structure employing substantially levelized annual revenue requirements will allow the resulting securitized surcharges to remain level or decline over time, if billing determinants remain level or grow. If the securitized bonds are issued in more than one series, each series must meet the requirement of substantially levelized annual revenue requirements.

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27. Commission Participation in Bond Issuance. The Commission shall designate one (1) representative from Commission Staff (the Designated Representative) who may be advised by the Commission’s Financial Advisor to provide input to and collaborate with Kentucky Power during the process undertaken to place the securitized bonds to market and to provide certificates to the Commission with respect to the Lowest Cost Objective based substantially on the forms attached to this Financing Order as Attachment 5 to Appendix A and Appendix D. The Commission’s Designated Representative and the Financial Advisor shall participate visibly, and in advance, in all aspects of structuring, marketing, and pricing the securitized bonds approved in this Financing Order; provided, however, that the Commission’s Designated Representative and the Financial Advisor shall: (a) have no authority to direct how Kentucky Power places the securitized bonds to market; and (b) be permitted to attend meetings convened by Kentucky Power to address placement of the securitized bonds to market. The Commission directs its Designated Representative and the Financial Advisor to advise the Commission through a filing in Case No. 2023-00159 of any proposal that does not comply in any material respect with the criteria established in this Financing Order. The Commission’s Designated Representative or Financial Advisor shall promptly inform Kentucky Power and the Commission of any items that, in the opinion of the Commission’s Designated Representative or Financial Advisor, are not reasonable. In addition, the Commission directs its Designated Representative and Financial Advisor to notify the Commission if either becomes aware that any material aspect of the transaction has been performed in a manner that is not legal or ethical or that any decisions made in the transaction have not been appropriately documented, including documentation of any difficulties, anomalies, or unusual circumstances encountered in the transaction and the resolution of any such matters.

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Kentucky Power, the Commission’s Designated Representative, and the Financial Advisor shall work together closely, and on a cooperative basis, to create the broadest possible competition for securitized bonds among investors and potential underwriters to ensure that the best practices standards are met and procedures are followed. Bookrunning underwriters and other managing underwriters of securitized bonds approved by this Financing Order shall be required to certify, without material qualification, that indicative rates submitted to Kentucky Power, the Financial Advisor, and the Designated Representative reflect the independent view of the submitting firm and that other firms have not been consulted about or informed of such indicative rates.

28. The designated Commission Staff and the Financial Advisor do not have authority to direct how Kentucky Power and the BondCo place the securitized bonds to market.52 That authority resides with the Commission pursuant to standards and procedures set forth in this Financing Order. The Commission may communicate to Kentucky Power through these representatives.

29. Meetings. The designated Commission Staff and the Financial Advisor are permitted to attend meetings convened by Kentucky Power to address placement of the securitized bonds to market,53 including all matters relating to structuring, marketing or pricing the securitized bonds.

[52]	KRS 278.674(5).
[53]	KRS 278.674(5).

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30. To facilitate the efficient planning and execution of the transaction and use of Commission staff and advisors, within 10 days after the issuance of this Financing Order, Kentucky Power shall provide a proposed time and responsibility schedule specifying key dates and milestones and where meetings may occur. For each meeting, Kentucky Power will provide to the designated Commission Staff and the Financial Advisor written notice of, and invitations to attend, any meeting Kentucky Power proposes to convene to address placement of the securitized bonds to market. Such written notice shall include a description of each topic proposed to be addressed at such meeting. The designated Commission Staff and the Financial Advisor shall be entitled to place additional topics on the agenda for discussion at any such meeting. Unless waived in writing by both the designated Commission Staff and the Financial Advisor, such written notice shall be provided no less than two (2) full business days in advance of the meeting. The designated Commission Staff and the Financial Advisor shall have the option to attend any such meeting either in person, by telephone, or by other electronic means.

31. The designated Commission Staff and the Financial Advisor also may convene meetings with representatives of Kentucky Power to address placement of the securitized bonds to market, including all matters relating to structuring, marketing, or pricing the securitized bonds, by providing written notice to Kentucky Power. Such written notice shall include a description of each topic proposed to be addressed at such meeting. Kentucky Power shall be entitled to place additional topics on the agenda for discussion at any such meeting. Unless waived in writing by Kentucky Power, such written notice shall be provided no less than two (2) full business days in advance of the meeting. Representatives of Kentucky Power shall have the option to attend any such meeting either in person, by telephone, or by other electronic means.

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32. Dispute Resolution. One designated representative of Kentucky Power and the Commission’s Designated Representative shall be joint decision makers in all aspects of the structuring, marketing, and pricing of the securitized bonds.

33. Kentucky Power and the Commission’s Designated Representative, advised by the Financial Advisor, shall have equal rights on decisions regarding the hiring of underwriters and counsel to the underwriters.

34. Presentation of Securitized Bonds to Investors as Corporate Securities. As described in the findings of facts above, the marketing documents shall prominently disclose in plain English that the securitized bonds will not be “asset-backed securities” for purposes of SEC Regulation AB but will be corporate bonds. The marketing documents also shall describe structural features which distinguish the securitized bonds from Kentucky Power’s other corporate securities, including nonbypassability of the securitized surcharge, the Commission’s guarantee to implement the automatic true-up adjustment mechanism, and the Commonwealth pledge not to interfere with bondholders’ rights, and not to revoke or amend this Financing Order or the securitized surcharge, until the securitized bonds and all ongoing financing costs have been repaid. In addition, the marketing documents shall describe the structural features which are expected to result in credit rating agencies assigning their high ratings to the securitized bonds.

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35. Use of a BondCo. Kentucky Power shall use a BondCo, ring-fenced special purpose finance subsidiary, as proposed in its application, in conjunction with the issuance of a series of securitized bonds authorized under this Financing Order. Each BondCo shall be funded with an amount of capital that is sufficient for such BondCo to carry out its intended functions and to avoid the possibility that Kentucky Power would have to extend funds to such BondCo in a manner that could jeopardize the bankruptcy remoteness of such BondCo. Kentucky Power may create more than one BondCo in which event, the rights, structure, and restrictions described in this Financing Order with respect to a BondCo would be applicable to each purchaser of securitized property to the extent of the securitized property sold to it and the securitized bonds issued by it.

D.	Basic Transaction Documents

36. Sale Agreement. The Commission authorizes Kentucky Power to enter into a Securitized Property Purchase and Sale Agreement with each BondCo. Kentucky Power, as seller, shall be required to indemnify customers for any loss that results from any failure of representation or warranty or from Kentucky Power’s breach of the Securitized Property Purchase and Sale Agreement. The Commission shall be named as a third-party beneficiary for the benefit of Kentucky Power’s retail customers of each Securitized Property Purchase and Sale Agreement.

The Commission shall be authorized to declare an Event of Default under the Securitized Property Purchase and Sale Agreement. No Event of Default, or any other term or provision of the Securitized Property Purchase and Sale Agreement, may be waived, and no time for its performance may be extended, without written Commission consent.

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37. Servicing Agreement. The Commission authorizes Kentucky Power to enter into a Securitized Property Servicing Agreement with each BondCo and to perform the servicing duties approved in this Financing Order. Without limiting the foregoing, in its capacity as initial servicer of the securitized property, Kentucky Power is authorized to calculate, bill and collect for the account of each BondCo, the securitized surcharges initially authorized in this Financing Order, as adjusted from time to time to meet the PPR as provided in this Financing Order; and to make such filings and take such other actions as are required or permitted by this Financing Order in connection with the periodic true- ups described in this Financing Order. The servicer shall be entitled to collect servicing fees in accordance with the provisions of the Securitized Property Servicing Agreement, provided that, as set forth in Appendix C, the annual servicing fee payable to Kentucky Power, while it is serving as servicer (or to any other servicer affiliated with or a successor to Kentucky Power), shall initially be 0.05% of the original principal amount of the securitized bonds plus out of pocket third-party costs. The annual servicing fee payable to a servicer not affiliated with Kentucky Power shall not at any time exceed 0.60% of the initial principal balance of the securitized bonds unless such higher rate is approved by the Commission.

As servicer under the Securitized Property Servicing Agreement, Kentucky Power shall be held to a simple “negligence” standard. Kentucky Power, as servicer, shall be required to indemnify customers for any loss that results from any failure of representation or warranty or from Kentucky Power’s breach of the Securitized Property Servicing Agreement, including any loss resulting from higher compensation payable to a successor servicer. The Commission shall be named as a third-party beneficiary, for the benefit of customers, of each Securitized Property Servicing Agreement.

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The Commission shall be authorized to declare a Servicer Default under the Securitized Property Servicing Agreement. Any Servicer Default under the Securitized Property Servicing Agreement shall not be waived without Commission consent.

Kentucky Power shall not resign or be terminated as servicer under the Securitized Property Servicing Agreement without written consent of the Commission.

38. Administration Agreement. The Commission authorizes Kentucky Power to enter into an administration agreement with each BondCo to provide the services covered by the administration agreements. The fee charged by Kentucky Power, as administrator under that agreement, shall initially be between $50,000 and $100,000 per annum per BondCo plus out of pocket third-party costs.

As administrator under the Administration Agreement, Kentucky Power shall be held to a simple “negligence” standard. Kentucky Power shall indemnify each BondCo for any losses, including any loss resulting from higher compensation payable to a successor administrator, resulting from any failure of representation or warranty or from Kentucky Power’s breach of the Administration Agreement. The Commission shall be named as a third-party beneficiary, for the benefit of customers, of the Administration Agreement.

The Commission shall be authorized to declare an Event of Default under the Administration Agreement. Any Event of Default under the Administration Agreement shall not be waived without written Commission consent.

Kentucky Power shall not resign or be terminated as administrator under the Administration Agreement without written consent of the Commission.

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39. Intercreditor Agreement. The Commission authorizes Kentucky Power to enter into an intercreditor agreement with each BondCo allowing Kentucky Power to allocate the collected, commingled funds according to each party’s interest.

40. Servicing and Administration Agreement Revenues. Kentucky Power, or any affiliate of Kentucky Power, acting as either the servicer under the Securitized Property Servicing Agreement or the administrator under a BondCo Administration Agreement, shall periodically credit back to customers through the Securitized Bond Deferral Account all periodic servicing and administration fees in excess of Kentucky Power’s incremental cost of performing the servicer and administration functions until the next general rate case when costs and revenues associated with the servicing fees and administration fees shall be included in the cost of service. In each future base rate case, Kentucky Power shall include a revenue credit in the amount of the administration fees and servicing fees that Kentucky Power collects as the servicer/administrator of the securitized bonds, to the extent not previously credited back through the Securitized Bond Deferral Account, provided such crediting of the Securitized Bond Deferral Account does not directly or indirectly increase Kentucky Power’s net income. In the base rate case, Kentucky Power may also request revenue for all costs of providing servicing and administration services. The failure on the part of Kentucky Power to provide any such credit to ratepayers will in no way affect the securitized property, the securitized surcharge or the rights of Kentucky Power, the indenture trustee, and the holders of securitized bonds under the Financing Order but may be addressed by the Commission through other proceedings.

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41. Replacement of Kentucky Power as Servicer. Upon the occurrence of a Servicer Default under a Securitized Property Servicing Agreement relating to servicer’s performance of its servicing functions with respect to the securitized surcharges, the financing parties may replace Kentucky Power as the servicer in accordance with the terms of the Securitized Property Servicing Agreement. If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee, the replacement servicer shall not begin providing service until (i) the date the Commission approves the appointment of such replacement servicer or (ii) if the Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission. No entity may replace Kentucky Power as the servicer in any of its servicing functions with respect to the securitized surcharges and the securitized property authorized by this Financing Order if the replacement would cause any of the then current credit ratings of the securitized bonds to be suspended, withdrawn, or downgraded.

42. Collection and Remittance Terms. Within 2 business days following actual or deemed collection, the servicer shall remit collections of the securitized surcharges to the BondCo or the indenture trustee for the BondCo’s account in accordance with the terms of the Securitized Property Servicing Agreement. The economic benefit of any servicer “float”, interest earnings, on securitized surcharge collections prior to remittance of those collections to the indenture trustee or the securities intermediary shall automatically be credited to the benefit of customers without the need for any further Commission action.

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43. Contract to Provide Service. To the extent that any interest in the securitized property created by this Financing Order is assigned, sold, or transferred to an assignee or otherwise is acquired by a successor, Kentucky Power shall enter into a contract with that assignee or successor that requires Kentucky Power to continue to operate its transmission and distribution system in order to provide electric services to Kentucky Power’s customers; provided, however, that this provision shall not prohibit Kentucky Power from selling, assigning, or otherwise divesting its transmission and distribution systems or any part thereof so long as the entities acquiring such system agree to continue operating the facilities to provide electric service to Kentucky Power’s customers.

E.	Structure of the Securitized Bond Transaction

44. Structure. Kentucky Power shall structure the securitized bond transaction as proposed in Kentucky Power’s application. This structure shall be consistent with Findings of Fact in this Financing Order.

F.	Use of Proceeds

45. Use of Proceeds. Upon the issuance of securitized bonds, the BondCo shall pay the net proceeds from the sale of the securitized bonds (after payment of up- front financing costs) to Kentucky Power for the purchase price of the securitized property. Kentucky Power will apply these net proceeds to reduce recoverable securitized costs of Kentucky Power. Thereafter, securitized bond proceeds will be used to repay any outstanding short-term debt at Kentucky Power and to fund capital expenditures to support utility operations and services.

G.	Security Interests in Securitized Property

46. The servicer and each BondCo shall, on a timely basis, make all filings that would be required by the UCC if the servicer or BondCo changes its name or changes its jurisdiction of organization.

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47. The servicer shall provide written confirmation to the indenture trustee within 30 days after each 5-year anniversary of issuance of each series of securitized bonds that relevant financing statements still appear as unexpired in the Commonwealth of Kentucky’s Secretary of State’s records, and the servicer shall promptly correct any problems that have arisen.

48. Kentucky Power shall run a lien search shortly before the issuance of securitized bonds. If any preexisting liens appear to cover the securitized property, the situation shall be appropriately resolved before securitized bonds are issued.

49. The servicer shall determine what cash constitutes collections of the securitized surcharge and shall transfer that cash to a segregated account no less frequently than once monthly.

H.	Miscellaneous Provisions

50. Continuing Issuance Right. Kentucky Power has the continuing irrevocable right to cause the issuance of securitized bonds in one or more series in accordance with this Financing Order for a period commencing with the date of this Financing Order and extending 1 year following the later of (i) the date on which this Financing Order becomes final and no longer subject to any appeal or (ii) the date on which any other regulatory approvals necessary to issue the securitized bonds are obtained and no longer subject to any appeal.

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51. Internal Revenue Service (IRS) Private Letter or Other Rulings. Kentucky Power is not required by this Financing Order to obtain a ruling from the IRS; however, if it elects to do so, then upon receipt, Kentucky Power shall promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed transaction, the securitized bonds or any other matter related thereto. Kentucky Power shall also include a copy of every such ruling by the IRS it has received as an attachment to each Issuance Advice Letter required to be filed by this Financing Order. Kentucky Power may cause securitized bonds to be issued without a private letter ruling if it obtains an opinion of tax counsel sufficient to support the issuance of the securitized bonds.

52. Binding on Successors. This Financing Order, together with the securitized surcharges authorized in it, shall be binding on Kentucky Power and any successor to Kentucky Power, and such successor shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, Kentucky Power under this Financing Order in the same manner and to the same extent as Kentucky Power, including collecting and paying to the person entitled to receive the revenues, collections, payments, or proceeds of the securitized property. This Financing Order is also binding on any other entity responsible for billing and collecting securitized surcharges on behalf of the BondCo and on any successor to the Commission. In this paragraph, a “successor” means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation, conversion, assignment, pledge or other security, by operation of law or otherwise.

53. Flexibility. Subject to compliance with the conditions and other requirements of this Financing Order, Kentucky Power and the BondCo shall be afforded flexibility in establishing the terms and conditions of the securitized bonds, including the final structure of the BondCo, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, use of original issue discount, and other financing costs and the ability of Kentucky Power, at its option, to cause one or more series of securitized bonds to be issued.

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54. Appendices. Prior to the issuance of a series of securitized bonds authorized by this Financing Order, the forms of documents included as Appendices of this Financing Order with respect to that series of securitized bonds may be revised or additional information may be requested as approved by the Commission’s Designated Representative upon advice from the Financial Advisor.

55. Effectiveness of Order. This Financing Order is effective upon its issuance and irrevocable upon the issuance of a series of securitized bonds. This Financing Order may not be modified or revoked with respect to that series of securitized bonds. Notwithstanding the foregoing, Kentucky Power shall not be authorized to impose, collect, and receive securitized surcharges, until concurrently with the transfer of Kentucky Power’s rights hereunder to the BondCo in conjunction with the issuance of the securitized bonds.

56. Regulatory Approvals. Subject to compliance with future conditions and other requirements set forth in this Financing Order, all regulatory approvals within the jurisdiction of the Commission that are necessary for the issuance of securitized bonds and the imposition of securitized surcharges associated with the costs that are the subject of the application, and all related transactions contemplated in the application, are granted.

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57. Payment of Commission’s Costs for Professional Services. In accordance with KRS 278.670(6)(f), and the Commission’s order in this docket dated August 2, 2023, Kentucky Power has paid and shall pay the costs of acquiring professional services for the purpose of evaluating and executing Kentucky Power’s proposed transaction, including, but not limited to, the Commission’s outside attorneys’ fees and fees of the Commission’s Financial Advisor.

58. Effect. This Financing Order constitutes a legal financing order for Kentucky Power under the Act. The Commission finds this Financing Order complies with the provisions of the Act. A financing order gives rise to rights, interests, obligations, and duties as expressed in the Act. It is the Commission’s express intent to give rise to those rights, interests, obligations, and duties by issuing this Financing Order. Kentucky Power and any successor servicer is directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

59. Further Commission Action. The Commission will act pursuant to this Financing Order as expressly authorized by the Act to ensure that expected securitized surcharge revenues are sufficient to pay on a timely basis scheduled principal of and interest on the securitized bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the securitized bonds. In addition, the Commission will act pursuant to this Financing Order as expressly authorized by the Act to enforce against other persons the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

60. All Other Motions, etc. Denied. All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief related to securitization not expressly granted herein, are denied.

-127-	Case No. 2023-00159

PUBLIC SERVICE COMMISSION

/s/ Kent A. Chandler
Chairman

/s/ Angie C. Hatton
Vice Chairman

/s/ Mary Pat Regan
Commissioner

ENTERED Jan 10 2024 bsb Kentucky Public Service Commission

ATTEST:
/s/ Linda C. Bridwell
Executive Director

-128-	Case No. 2023-00159

APPENDIX A

APPENDIX TO AN ORDER OF THE KENTUCKY PUBLIC SERVICE

COMMISSION IN CASE NO. 2023-00159 DATED JAN 10 2024

FORM OF ISSUANCE ADVICE LETTER

TO: Kentucky Public Service Commission

SUBJECT: Issuance Advice Letter for Securitized Bonds, Case No. 2023-00159

DATE:

Kentucky Power Company (Kentucky Power or the Applicant) is providing this filing pursuant to the Financing Order adopted in Case No. 2023-00159 (the Financing Order).

This Issuance Advice Letter is submitted no later than 5:00 p.m. Eastern Time of the first (1st) business day after the Pricing Date of this series of securitized bonds.

Any capitalized terms not defined in this Issuance Advice Letter have the meanings ascribed to them in the Financing Order, including Appendices.

Page 2 of 26	Appendix A Case No. 2023-00159

Table of Contents

PURPOSE OF THIS ISSUANCE LETTER	5

FINANCING COSTS BEING SECURITIZED	5

COMPLIANCE WITH FINANCING ORDER PROCEDURES AND STANDARDS	5

PROPOSED FINAL TERMS OF ISSUANCE	8

PROPOSED INITIAL SECURITIZED SURCHARGE	9

PROPOSED EFFECTIVE DATE	10

ATTACHMENT 1: ESTIMATED UP-FRONT FINANCING COSTS	11

ATTACHMENT 2: ANNUAL COSTS	12

Schedule 2-A Securitized Bond Revenue Annual Requirement Information	12

Schedule 2-B Estimated Annual Ongoing Costs	13

Schedule 2-C Calculation of Securitized Surcharges	14

Schedule 2-D Compliance with KRS 278.672 And 278.676	15

ATTACHMENT 3: INITIAL ALLOCATION OF COSTS TO REVENUE CLASSES	16

ATTACHMENT 4: INFORMATION CONCERNING STRUCTURING, MARKETING AND MARKET CONDITIONS AT PRICING TIME	17

Schedule 4-A Specific Steps Taken to Ensure Lowest Cost Objective Was Achieved	17

Schedule 4-B- General Market Conditions Post Financing Order	19

Schedule 4-C: Proposed Pricing Compared to Taxable Corporate Debt Securities	21

Schedule 4-D Proposed Pricing Compared to Other Long-Term Taxable Ratepayer-Backed/ Bonds by Offering and Tranche	22

ATTACHMENT 5: KENTUCKY POWER CERTIFICATE CONFIRMING LOWEST COST OBJECTIVE WAS ACHIEVED	24

Page 3 of 26	Appendix A Case No. 2023-00159

Kentucky Power provides the information set forth below pursuant to the Financing Order.

Page 4 of 26	Appendix A Case No. 2023-00159

PURPOSE OF THIS ISSUANCE ADVICE LETTER

This Issuance Advice Letter provides the following information for the Commission to consider in deciding whether to allow the proposed transaction involving issuance of proposed securitized bonds (the Securitized Bonds) to proceed to closing, or to issue a Disapproval Order in accordance with the Financing Order:

(a)	identification of the limited purpose financing subsidiary / issuer (the BondCo);

(b)	total amount of Securitized Costs and Financing Costs proposed to be financed by the Securitized Bonds;

(c)	actual terms and structure of the Securitized Bonds; initial securitized surcharges for existing and future retail electric customers in connection with the Securitized Bonds;

(d)	market conditions under which the Securitized Bonds were priced; and

(e)	confirmation of compliance with issuance procedures and standards with respect to the Securitized Bonds.

FINANCING COSTS BEING SECURITIZED

The total amount of Securitized Costs and Financing Costs proposed to be financed by the Securitized Bonds is $    .

COMPLIANCE WITH FINANCING ORDER PROCEDURES AND STANDARDS

The Financing Order requires compliance with procedures and standards set forth in the Act, including (without limitation) the following Statutory Requirements:

1.

As of the Pricing Time, the transaction is expected to provide quantifiable NPV benefits to customers as compared to recovery of the components of Securitized Costs that would have been incurred absent issuance of the Securitized Bonds (See Attachment 2, Schedule 2-D);

2.

The Securitized Bonds will be issued in one or more series comprised of one or more tranches having legal final maturities not exceeding thirty (30) years from the date of issuance of such series (see Actual Terms of Issuance and Attachment 2, Schedule 2-A); and

3.

As of the date of the Financing Order, the structuring and pricing of the Securitized Bonds was reasonably expected to result in the lowest securitized surcharges consistent with market conditions at the Pricing Time under the terms of the Financing Order (see Attachment 4, Schedules 4-A through 4-E).

In addition, the Financing Order provides that the Commission’s approval is conditioned upon specified conditions being met, including (without limitation) the following:

1.

The structuring, marketing and pricing of the Securitized Bonds must in fact achieve the lowest securitized surcharges consistent with (i) prevailing market conditions at the time of pricing, and (ii) the terms of the Act and the Financing Order (the Lowest Cost Objective).

Page 5 of 26	Appendix A Case No. 2023-00159

2.

A designated representative of the Commission selected from Commission Staff (the Designated Representative) and the Financial Advisor must participate in all decisions concerning structuring, marketing, and pricing of the Securitized Bonds.

3.

After the pricing of Securitized Bonds, the Applicant, the bookrunning underwriter(s), and the Financial Advisor must each deliver to the Commission an independent certificate, without material qualifications, confirming that the structuring, marketing, and pricing of the securitized bonds achieved the Lowest Cost Objective.

4.

The Applicant must establish a deferral account with respect to Securitized Bonds (Securitized Bond Deferral Account) for excess revenues received by Kentucky Power over actual incremental ongoing costs.

5.	To ensure that the Lowest Cost Objective is achieved, the Financial Advisor and counsel to the Commission Staff must review and approve the proposed forms of all Basic Transaction Documents.

6.	The Commission is authorized to appoint, as well as remove and replace, at least one of the BondCo’s independent managers.

7.

As servicer under the Securitized Property Servicing Agreement and as administrator under the Administration Agreement, the Applicant must be held to a simple negligence standard. The Applicant, as servicer or as administrator, must indemnify customers for any loss, including any loss resulting from higher compensation payable to a successor servicer or a successor administrator, that results from the Applicant’s breach of the Securitized Property Servicing Agreement or the Administration Agreement.

8.

The Applicant must be liable in connection with any failure of representation or warranty in connection with, or any breach of, the Securitized Property Purchase and Sale Agreement, the Securitized Property Servicing Agreement, or the Administration Agreement. As seller, as servicer, or as administrator, the Applicant must be required to indemnify customers for any loss that results from the Applicant’s failure of representation or warranty in connection with, or breach of, the Securitized Property Purchase and Sale Agreement, the Securitized Property Servicing Agreement, or the Administration Agreement.

9.

The Commission is authorized to declare an event of default (Servicer Default) under the Securitized Property Servicing Agreement, and the Commission must be authorized to declare an Event of Default under the Administration Agreement.

Page 6 of 26	Appendix A Case No. 2023-00159

10.

The Commission must be named as a third-party beneficiary, for the benefit of ratepayers, of each Basic Transaction Document, and the Commission must be authorized to enforce the provisions of each Basic Transaction Document for the benefit of ratepayers.

11.

The economic benefit of any servicer interest earnings on actual or estimated securitized surcharge collections prior to remittance of those collections to the indenture trustee and the collection account must automatically be credited to the benefit of customers without the need for any further Commission action.

12.

The BondCo must be structured as a series trust so that the BondCo will not be an asset-backed issuer and its Securitized Bonds will not be asset-backed securities for purposes of United States Securities and Exchange Commission (SEC) Regulation AB and are corporate securities.[1] Descriptions of the Securitized Bonds as corporate bonds must be presented prominently and clearly in plain English in marketing documents for the Securitized Bonds.

13.

Marketing documents for Securitized Bonds must describe the structural features in plain English which were expected to result in credit rating agencies assigning top credit rating, such as “Aaa/AAA” or similar ratings to the Securitized Bonds.

14.

Underwriters of the Securitized Bonds must be required to certify, without material qualification, that any indicative rates submitted to the Applicant, the Financial Advisor, and the Designated Representative of the Commission in preparation for launch of the transaction reflect the independent view of each submitting firm and that other firms have not been consulted about or informed of such indicative rates.

15.

A competitive process must be used for selecting underwriters, underwriters’ counsel, Kentucky Power’s counsel and other significant transaction participants whose fees will be paid from Securitized Bond proceeds or from the securitized surcharge unless the Commission’s Designated Representative, advised by the Financial Advisor, determines that a competitive process should not be used in selecting particular transaction participants to achieve the best value for customers and the Lowest Cost Objective.

16.

Prior to issuance of the Securitized Bonds, the Applicant must provide a 20-year forecast of revenues by revenue classes as defined in the securitized surcharge Rider such that it may be used by the Applicant to calculate a forecast of the residential and non-residential components of the securitized surcharge over the scheduled term that the Securitized Bonds are expected to be outstanding.

The Applicant certifies that all Statutory Requirements and, apart from condition 3 (which the Applicant anticipates will be met prior to issuance of the Bonds), all other procedures and conditions listed above have been met. Specifically, as set forth in the letter attached as Attachment 5, the Applicant confirms and certifies that condition 1 above (that the structuring, marketing and pricing of the Securitized Bonds must in fact achieve the lowest securitized surcharges consistent with (i) prevailing market conditions at the Pricing Time, and (ii) the terms of the Act and the Financing Order (the Lowest Cost Objective)) has been met.

[1]	See https://www.sec.gov/divisions/corpfin/cf-noaction/2007/mpef091907-1101.htm.

Page 7 of 26	Appendix A Case No. 2023-00159

Unless the Commission issues a Disapproval Order as provided in the Financing Order, the proposed final terms as described below will become effective and the Securitized Bonds will be issued on   , 202 .

PROPOSED FINAL TERMS OF ISSUANCE

The purchaser and owner of the Securitized Property from Kentucky Power (and issuer of the Securitized Bonds) is a newly established finance subsidiary of Kentucky Power (referred to in the Financing Order as BondCo). The finance subsidiary’s name is     . The finance subsidiary was formed on [date] pursuant to the laws of the State of [    ].

Securitized Bond Issuer;	[Name of BondCo]
Kentucky Power’s Securitizable Balance;
Upfront Financing Costs’
Principal Amount of Securitized Bonds:
Securitized Bond Series Name;
Indenture Trustee
Securities Intermediary
Preliminary Bond Ratings:	1. Agency: Name / and to be assigned rating 2. Agency: Name / and to be assigned rating (if appropriate) 3. Agency: Name / and to be assigned rating (if appropriate)

Effective Annual Weighted Average Interest Rate of the Securitized Bonds:	[ ] %

Scheduled Final Maturity of the Securitized Bonds:	[ ] years

Weighted Average Life of the Securitized Bonds:	[ ] years

Amortization Schedule:	See Attachment 2, Schedule 2 - A

Scheduled Final Payment Dates:	See Attachment 2, Schedule 2 - A

Legal Final Maturity Dates:	See Attachment 2, Schedule 2 - A

Payments of Principal and Interest to Investors:	Semiannually Beginning [month]/ [day], 20[ ]

Initial Annual Servicing Fee as a Percent of Original Securitized Bond Principal Amount:	0.05%

Page 8 of 26	Appendix A Case No. 2023-00159

Tranche	Scheduled Final Payment Date [month]/[day]/202[ ]	Expected Weighted Average Life (Years)	Coupon Rate (%)	Yield (%)	Spread above corresponding U.S. Treasury Curve G- Spread (Basis Points)
A-1
A-2

PROPOSED INITIAL SECURITIZED SURCHARGE

Table I below shows the current assumptions for each of the variables used in the calculation of the initial securitized surcharges.

Table I Input Values for Initial Securitized Surcharge
Applicable period:	from [month]/[day] /[year] to _ [month]/[day] /[year]
Forecasted Revenues from residential customers for the applicable period:	$
Forecasted Revenues from non-residential retail electric customers for the applicable period	$
Securitized Bond scheduled debt service for the applicable period:	$
Percent of billed amounts expected to be uncollectible:	%
Forecasted % of billed amounts expected to be paid in the applicable period	%
Forecasted retail kWh/kW sales billed and collected for the applicable period:	$
Forecasted annual ongoing financing costs (Excluding Securitized Bond principal and interest):	$
Initial Securitized Bond outstanding balance	$
Target Securitized Bond outstanding balance as of [month]/ [day] /[year]:	$
Total PBR for applicable period:	$

For the Allocation of the PBR among Revenue Classes: See Attachment 3.

Page 9 of 26	Appendix A Case No. 2023-00159

Based on the foregoing, the initial securitized surcharges calculated for retail customers are as follows:

TABLE II Retail Customer Securitized Surcharge
Revenue Class	Initial Securitized Surcharge
Residential Customers
Non-Residential Retail Electric Customers

PROPOSED EFFECTIVE DATE

In accordance with the Financing Order, unless the Commission issues a Disapproval Order, the securitized surcharge shall automatically be effective upon the Applicant’s receipt of payment in the amount of $     from [BondCo], following Applicant’s execution and delivery to [BondCo] of the Bill of Sale transferring Applicant’s rights and interests under the Financing Order and other rights and interests that will become Securitized Property upon transfer to [BondCo] as described in the Financing Order.

NOTICE

Copies of this filing are being furnished to the parties on the attached service list. Notice to the public is hereby given by filing and keeping this filing open for public inspection at Applicant’s corporate headquarters.

SUBMITTED BY AUTHORIZED OFFICER

The undersigned is an officer of Applicant and authorized to provide this Issuance Advice Letter on behalf of Applicant.

Respectfully submitted,

KENTUCKY POWER COMPANY

By:
Name:
Title:	Chief Financial Officer

Page 10 of 26	Appendix A Case No. 2023-00159

ATTACHMENT 1: ESTIMATED UP-FRONT FINANCING COSTS2

Up-Front Financing Costs
BondCo Setup Costs	$
Miscellaneous Administrative Costs
Legal Fees (Kentucky Power, Issuer/BondCo, and Underwriter – List by each counsel used and amount paid from Securitized Bond proceeds)	$
Counsel to [ ]	$
Counsel to [ ]	$
Counsel to [ ]	$
Kentucky Power’s Advisor’s Fee
Indenture Trustee’s and Indenture Trustee Counsel’s Fees and Expenses	$
Accountant’s Fees (List each accountant if more than one)	$
$
Negotiated Underwriters’ Fees ( % of Principal Amount)	$
Rating Agency Fees (List each Agency and fee)
[Agency 1]	$
[Agency 2, if appropriate]	$
[Agency 3, if appropriate]	$
SEC Registration Fee	$
Commission’s Financial Advisor Fees & Expenses	$
Commission’s Counsel Fees & Expenses	$
Original Issue Discount (if any)	$
Cost of Other Credit Enhancements (if any)	$
Rounding/Contingency	$

Total Estimated Up-Front Financing Costs	$

[2]	Differences that result from the estimated up-front financing costs securitized being less than the actual up-front costs incurred will be resolved as described in the Financing Order.

Page 11 of 26	Appendix A Case No. 2023-00159

ATTACHMENT 2: ANNUAL COSTS

Schedule 2-A

Securitized Bond Revenue Annual Requirement Information

SERIES, [ ] TRANCHE [ ]
Payment Date [month]/ [day] /[year]	Scheduled Principal Balance[3] $	Scheduled Interest Payment $	Scheduled Principal Payment $	Total Scheduled Payment $
=

SERIES, [ ] TRANCHE [ ]
Payment Date [month]/ [day] /[year]	Scheduled Principal Balance[4] $	Scheduled Interest Payment $	Scheduled Principal Payment $	Total Scheduled Payment $

[3]	Immediately before this Payment Date.
[4]	Immediately before this Payment Date.

Page 12 of 26	Appendix A Case No. 2023-00159

Schedule 2-B Estimated Annual Ongoing Costs

Estimated Annual Ongoing Financing Costs
	FIRST PAYMENT PERIOD ($)[5]	SECOND PAYMENT PERIOD
Servicing Fee paid to Kentucky Power (0.05% of Initial Principal Amount)
Administration Fee
Accountant’s Fee
Legal Fees/Expenses for Kentucky Power’s/Issuer’s Counsel
Indenture Trustee’s and Indenture Trustee’s Counsel’s Fees and Expenses
Independent Manager’s Fees
Rating Agency Surveillance Fees (list each Agency)
[Agency 1]
[Agency 2, if appropriate]
[Agency 3. If appropriate]
Printing/Edgarizing Fees
Miscellaneous
Total Estimated Ongoing Financing Costs (Kentucky Power as Servicer) (0.05% of Initial Principal Amount)
If Third Party (Not affiliated with Kentucky Power) is Servicer (0.60% of the Initial Principal Amount)
Total Estimated Ongoing Financing Costs (with Third Party as Servicer)

[5]

The first payment period represents payment for approximately [  ] months. The Financing Order requires the Applicant to establish a Securitized Bond Deferral Account to track the Applicant’s actual out of pocket incremental ongoing financing costs for the purpose of granting revenue credits against other rates imposed by the Applicant on retail customers.

Page 13 of 26	Appendix A Case No. 2023-00159

Schedule 2-C

Calculation of Securitized Surcharges

Year	Scheduled Securitized Bond Payments[6] ($)	Scheduled Ongoing Financing Costs[7] ($)	Present Value of Scheduled Securitized Surcharges[8] ($)
1[9]	$	$	$
2	$	$	$
3	$	$	$
4	$	$	$
5	$	$	$
6	$	$	$
7	$	$	$
8	$	$	$
9	$	$	$
10	$	$	$
11	$	$	$
12	$	$	$
13	$	$	$
14	$	$	$
15	$	$	$
16	$	$	$
17	$	$	$
18	$	$	$
19	$	$	$
20	$	$	$

Total	$	$	$

[6]	From Attachment 2, Schedule 2-A.
[7]	From Attachment 2, Schedule 2-B.
[8]	The discount rate used is the pre-tax weighted average cost of capital currently in effect for Kentucky Power.
[9]	Year 1 will include the first two payment periods, which might be longer than 12 months.

Page 14 of 26	Appendix A Case No. 2023-00159

Schedule 2-D

Compliance with KRS 278.672 And 278.676

Demonstration of quantifiable Net Present Value (NPV) benefits to customers that are

a)	greater than would be achieved absent the issuance of Securitized Bonds and

b)	as compared to collection of the Securitizable Balance through alternative means of financing, determined using an economic analysis to account for the time value of money:[10]

	Alternative Means of Financing $Millions	Securitized Bond Financing[11] $Millions	Savings/(Cost) of Securitized Bond Financing $Millions
NPV	$	$	$

[10]

The methodology to calculate net present value savings to ratepayers should make the following assumptions regarding the conventional recovery (i.e., no securitized bond financing) revenue requirements and securitized bond revenue requirements respectively, in addition to any assumptions that would be necessitated by applicable legislation: (i) conventional Big Sandy regulatory asset periodic revenue requirements are levelized and recovered over 17 years except it is assumed there will be a 50 basis point (0.50%) rate increase to the pre-tax WACC every 3 1⁄2 years beginning 3 1⁄2 years from when the securitized bonds would otherwise be issued; (ii) the remaining regulatory assets in the conventional case will be amortized in equal periodic amounts over a 7-year period similar to conventional utility asset book depreciation such that the total periodic revenue requirement (asset amortization plus pre-tax WACC return) will decrease each period over the 7-year recovery term , and assuming the same rate case timing and changes as in the conventional Big Sandy treatment described above, and (iii) the discount rate for all revenue cash flows for both the conventional recovery and the securitized bond financing will be Kentucky Power’s current (at the time of securitized bond issuance) pre-tax weighted average cost of capital.

[11]	From Attachment 2, Schedule 2-C.

Page 15 of 26	Appendix A Case No. 2023-00159

ATTACHMENT 3: INITIAL ALLOCATION OF COSTS TO REVENUE CLASSES

(1) REVENUE Class	(2) Allocation[12] (%)	(3) Periodic Billing Requirement ($)	(4) Forecasted Billing Determinants	(5) Total Securitized Surcharge ($)
Residential Customers	%	$		$
Non- Residential Retail Electric Customers	%	$		$

Total	100%	$		$

[12]	Determined in accordance with the methodology set forth in the Financing Order and the Securitized Surcharge Rider.

Page 16 of 26	Appendix A Case No. 2023-00159

ATTACHMENT 4: INFORMATION CONCERNING STRUCTURING, MARKETING

AND MARKET CONDITIONS AT PRICING TIME

Schedule 4-A

Specific Steps Taken to Ensure Lowest Cost Objective Was Achieved

Please describe whether the following steps were taken by Kentucky Power with respect to the structuring, marketing and pricing of the Securitized Bonds to achieve the Lowest Cost Objective? If not, please explain why not.

•	Developed and implemented a competitive selection process for the structuring advisor, underwriters, legal counsel, accounting or analytical services.

•

Selected transaction participants, including lead underwriters and comanagers, through a competitive process, to determine that they have relevant value-added experience and execution capability, that they are aligned with the Applicant’s and the Commission’s objectives and do not have conflicts of interest.

•	Developed a budget for legal expenses and for each counsel and transaction participant recommended by Kentucky Power. Monitored and controlled expenses to minimize legal expenses.

•

Solicited and chose a diverse group of underwriters including underwriters with international and mid-tier expertise to attract a wide variety of potential investors to negotiate with, including underwriters not previously engaged by Kentucky Power or any affiliates.

•	Included credit enhancement in the form of the true-up mechanism, as required by the Act and the Financing Order.

•

Developed rating agency presentations and worked actively upon issuance of the Financing Order to engage proactively with the rating agencies in order to achieve Aaa/AAA ratings or equivalent from [name of each rating agency].

•	Structured the Securitized Bonds to appeal to the broader and deeper corporate bond market than for asset-backed securities and marketed the bonds as high-quality corporate securities.

•

Developed and implemented a marketing plan designed to encourage each of the underwriters to aggressively market the Securitized Bonds to a broad base of prospective investors, including investors who have not previously purchased this type of security.

•	Developed all Securitized Bond transaction documents, marketing materials (prospectus, term sheet, etc), and legal opinions in a plain English manner conforming to SEC disclosure requirements.

•

Registered the Securitized Bonds under the Securities and Exchange Act of 1933 to allow a broad public marketing of the Securitized Bonds and facilitate greater competition for the Securitized Bonds upon initial offering and greater liquidity in the after market.

Page 17 of 26	Appendix A Case No. 2023-00159

•

Developed the Registration Statement containing plain English disclosures to communicate the superior credit features of the Securitized Bonds and distinguish the Securitized Bonds from asset-backed securities or more complex securities that may adversely affect the credit spread / pricing of the Securitized Bonds.

•	Requested a written marketing plan from each lead bookrunning underwriter with sufficient detail to evaluate the underwriter’s proposed approach to marketing and achieving the Lowest Cost Objective.

•

Developed marketing materials and educated each underwriter’s salesforce to ensure that investors can easily understand that the Securitized Bonds are not asset backed securities but are of the highest corporate credit quality.

•	Reviewed all underwriter salesforce presentation materials to ensure the proper positioning of the Bonds to investors consistent with the terms of the Financing Order and Lowest Cost Objective.

•	Arranged issuance of rating agency pre-sale reports during the marketing period.

•	Allowed [# of days] time for potential investors to review the preliminary prospectus and other marketing documents and to ask questions regarding the transaction.

•

Attended in person and telephonic pre-pricing investor meetings throughout 2024, including attending and actively meeting with investors at the [identify investor conferences, if any] in a well-coordinated fashion with representatives of Commission Staff and the Financial Advisor.

•

During the period that the Securitized Bonds were marketed, held [#_] market update discussions with the underwriting team, the Commission’s Designated Representative and the Financial Advisor to develop recommendations for pricing.

•	Had multiple conversations with all the members of the underwriting team during the marketing phase in which the Applicant stressed the requirements of the Financing Order.

•	Conducted in person and telephonic roadshows with over [ ] investors in [ ] cities.

•	Provided other potential investors with access to an internet roadshow for viewing at investors’ convenience. The internet roadshow was view by [#] of distinct potential investors.

Page 18 of 26	Appendix A Case No. 2023-00159

•

Negotiated with underwriters to bring the Securitized Bond offering to market given the existing market conditions at the time of pricing, consistent with the guidelines outlined within the Financing Order. The key variables impacting the final structure of the transaction are listed below in Schedule 4-B.

•	Worked with the Commission to develop Securitized Bond allocations, underwriter compensation and preliminary price guidance designed to achieve the Lowest Cost Objective.

•

Priced the Securitized Bonds as soon as reasonably possible, consistent with standards and procedures set forth in this Financing Order and proceeded diligently to bring the Securitized Bonds to market and achieve the Lowest Cost Objective.

•	[ADD ANY ADDITIONAL STEPS TAKEN]

Schedule 4-B- General Market Conditions Post Financing Order

[Provide the following information in a concise narrative form. Applicant may include any other information that Applicant believes the Commission should consider in determining whether the proposed pricing achieved the Lowest Cost Objective. Designated Commission Staff or the Financial Advisor may supplement this request for additional independently verifiable information from the Applicant or other transaction participants after the Financing Order is issued but no later than 10 days prior to when the initial draft Issuance Advice Letter would be submitted to them for review if this date is known.

Describe fundamental (macro-economic) and technical (supply and demand) market conditions for high quality (i.e., AAA) bonds from January 10, 2024 to the time the decision was made to offer the Bonds for sale and then the subsequent day of pricing. Describe also the credit spread environment for high quality bonds during these periods. In particular, discuss the specific market conditions that affected the pricing spread of the Securitized Bonds, such as:

•	Show in graphical format, with underlying data provided in a table, for the U.S. Treasury Securities yield curve from June 1, 2016 to present.

•

Show in graphical format, with underlying data provided in a table, current and daily observations of option adjusted spread of the ICE BofA AAA and BBB index (BAMLC0A1CAAA and BAMLC0A4CBBB available from the St. Louis Federal Reserve) from January 10, 2024 through the day of pricing.

•

Were there any new offerings of taxable corporate bonds with similar average life/maturity as the Securitized Bonds in the market at the day of pricing or within one week prior to the day of pricing? Were there any other competing issues with similar ratings and weighted average life?

Describe how the selected participants ensured broad distribution to investors who are most likely to value the safety and security of the Securitized Bonds and willingness to market the Securitized Bonds in a manner consistent with the superior credit quality and uniqueness of the Securitized Bonds.

Describe the marketing plan and how it was developed to meet the Lowest Cost

Page 19 of 26	Appendix A Case No. 2023-00159

Objective. In particular, address the following issues:

•	Were the Bonds marketed as corporate securities?

•	What type of investors were targeted and why?

•	Were “buy and hold” corporate bond investors targeted?

•	Were international investors targeted?

•	Were owners of individual retirement accounts and 401(k) accounts targeted?

Attach screenshots of all announcements or descriptions on electronic media like Bloomberg relating to this Bond issuance. Identify the specific page(s) on which the announcement occurred (e.g., Bloomberg’s corporate page (NIM 3) or other).

Describe how the initial estimated pricing spreads for each tranche (Price Talk) was determined and communicated to the market.

Describe the indications of interest and the order book at each stage of the marketing and pricing.

•	If there was an oversubscription, was there a repricing? How much oversubscription (if any) was there for each tranche?

•	If yes, did demand materially drop after repricing? What was the amount of remaining over / undersubscription? Was there a subsequent repricing? If not, why not?

Did any large investor order place demands or conditions to those orders that negatively affected the pricing? List all orders by type of buyer (corporate or ABS) and by individual or institution and, if an institution, by type of institution (money manager, insurance company, hedge fund etc) and buy and hold versus total return and whether foreign or domestic.

Did the underwriter offer to or underwrite any bonds of any tranche?

Attach screenshots of all Price Talk announcements or descriptions on electronic media like Bloomberg relating to this Bond issuance.

Page 20 of 26	Appendix A Case No. 2023-00159

Schedule 4-C: Proposed Pricing Compared to Taxable Corporate Debt Securities For each tranche of the Securitized Bonds, in the below table describe the proposed pricing as an option adjusted spread to interpolated U.S. Treasuries i.e., g-spread. Compare each tranche’s g-spread to the g-spread of other taxable corporate bonds issued or being traded in the secondary market at the time of pricing with a similar weighted average life or maturity.

Provide at least 3 comparable pricings for each tranche:

•

Include only recent institutional trades of $250,000 or more done on the Pricing Date or if not available, within no more than 7 days of the day of the Pricing Date, that are within 2 years of the WAL of the tranche.

•	Include JNJ and MSFT bonds and other high quality taxable corporate bonds with either a Aaa rating from Moody’s or AAA rating from S&P.

•	Include taxable utility first mortgage bonds with at least an A rating.

Remaining 2- to 20-Year Weighted Average Lives,

Secondary Market Trades ($250,000 or more) between

Institutional Investors as Reported to FINRA

[Add Rows as Necessary]	Issuer with CUSIP #	Ticker	Ratings Moody’s/ S&P	WAL Remaining (Years)	Coupon (%)	Trade Date	Trade Size ($000)	Price ($)	Spread to Interpolated UST – G- Spread (Basis Points)	Yield (%)
Securitized Bonds Tranche
High Quality Corporate (Rated Aaa/AAA)

Other Corporate (with at least one AAA or equivalent by one agency)

Page 21 of 26	Appendix A Case No. 2023-00159

[Add Rows as Necessary]	Issuer with CUSIP #	Ticker	Ratings Moody’s/ S&P	WAL Remaining (Years)	Coupon (%)	Trade Date	Trade Size ($000)	Price ($)	Spread to Interpolated UST – G- Spread (Basis Points)	Yield (%)
Utility First Mortgage Bonds A - rated or better

Schedule 4-D Proposed Pricing Compared to Other SEC Registered Long-Term Taxable Ratepayer-Backed Bonds with an Expected Final Maturity of approximately 20 years by Offering and Tranche from 2016 to Present By Deal - Comparison of Weighted Average Pricing Spreads for Each New Issue Offering (All Tranches) 2016-Present:

Initial Offering Date	Issue (Ticker, CUSIP and Name of Issuer)	Total Principal ($ millions)	Expected Term Weighted Average Life of Deal All Tranches (Years)	Weighted Average Spread to Interpolated UST G-Spread (bps)

Page 22 of 26	Appendix A Case No. 2023-00159

By Tranche: Comparison New Issue Pricing g-spreads to U.S. Treasuries By Comparabe Tranche to Other Taxable Ratepayer-Backed Bonds Tranches with Similar Weighted Average Lives 2016-Present

Initial Offering Date	Issue (Ticker, CUSIP and Issuer Name)	Tranche Principal Amount At Time Of New Issue ($ millions)	Expected Term Weighted Average Life Tranches (Years)	Spread to Interpolated UST G-Spread (bps)

Page 23 of 26	Appendix A Case No. 2023-00159

Attachment 5

Kentucky Power Company Certificate

Confirming Financing Order Condition Met

[        ], 2024

Kentucky Public Service

Commission

211 Sower Blvd.

Frankfort, KY 40601

Saber Partners, LLC

260 Madison Avenue

8th Floor

New York, NY 10005

Attn: Joseph S. Fichera

Chief Executive Officer

Re:	Kentucky Power Company, [Name of Bonds]

Ladies and Gentlemen;

Subject to stated conditions, Kentucky Revised Statutes sections 278.670 through 678.696 and 65.114 authorize the Kentucky Public Service Commission (the “Commission”) to issue financing orders approving the issuance of securitized bonds. In Case No. 2023-0015, the Commission issued its financing order dated January [10], 2024 (the ‘‘Financing Order”). The Financing Order authorizes Kentucky Power Company (the “Applicant”) to issue one or more series of securitized bonds (“Bonds”) and to participate in certain related transactions as specified in the Financing Order through a wholly-owned subsidiary of the Applicant, subsequently identified as [Name of BondCo] (the “BondCo”).

The Bonds were priced [with respect to Tranche A-1 at [_: ] [_].M. New York time, and with respect to Tranche A-2 at [_: ] [_].M New York time,] on [       ], 2024 (the “Pricing Time”) when [       ] and [        ] (acting for themselves and as representatives of a syndicate of underwriters) agreed to purchase the Bonds in accordance with the terms of the Underwriting Agreement dated [        ], 2024.

The Financing Order states: “To ensure that benefits are realized, the securitized bond transaction must conform to the structure ordered by the Commission as described in detail below, and an Issuance Advice Letter must be provided to the Commission no later than one (1) business day after pricing of the securitized bonds that . . . (g) attaches a certificate from the Applicant confirming that the structuring, marketing and pricing of the securitized bonds in fact resulted in the lowest securitized surcharges consistent with (i) prevailing market conditions at the time of pricing the securitized bonds, and (ii) the terms of the Act and the Financing Order (the Lowest Cost Objective).”

Page 24 of 26	Appendix A Case No. 2023-00159

On the date of this letter, in connection with $[    ] aggregate principal amount of the BondCo’s [Name of Bonds] (the “Bonds”), the Applicant is filing at the Commission an issuance advice letter (the “Issuance Advice Letter”) to which this letter is to be attached as Attachment 5.

Therefore, in connection with the Bonds, we hereby certify to you as follows:

1.

Given the terms of the Financing Order, the schedule of principal amounts set forth in the Issuance Advice Letter, market conditions at the Pricing Time, and applicable securities laws, and based on the Applicant’s experience, the work performed in structuring, marketing and pricing the Bonds, and on market conditions and other information reasonably available to officers, agents and employees of the Applicant, the structuring, marketing and pricing of the Bonds resulted in the lowest securitized surcharges consistent with market conditions and the terms of the Financing Order for each tranche of the Bonds.

2.

On [        ], 2024, a decision was made by the Applicant and the Commission’s Designated Representative and financial advisor to proceed with marketing the Bonds as a negotiated sale through a syndicate of selected underwriters. Based on information reasonably available to us as of that date, and given the terms of the Financing Order, the schedule of principal amounts set forth in the Issuance Advice Letter and applicable securities laws, (a) competitive sales are not customary in the market in which securities such as the Bonds typically are marketed, nor are competitive sales generally considered to be the most effective manner in which to market highly structured securities such as the Bonds; and (b) the BondCo could not have expected to achieve lower securitized surcharges for any or all tranches of the Bonds through a competitive bidding process than it obtained through the negotiated sale of all the Bonds.to the syndicate of underwriters jointly selected by the Applicant and the Commission’s designated representative.

3.

Given the terms of the Financing Order, market conditions at the Pricing Time and the schedule of principal amounts set forth in the Issuance Advice Letter, the amount of compensation payable to the underwriters from proceeds of the Bonds was necessary to achieve the lowest securitized surcharges for each tranche of Bonds, and the amount of compensation payable to the underwriters and funded from proceeds of the Bonds have been established at amounts that could not be reduced without increasing overall securitized surcharges.

For purposes of this letter, the following definitions apply:

(a)

“marketing” means all aspects of presenting the Bonds to the public capital markets and offering the Bonds for sale to investors, including but not limited to targeting particular investors or classes of investors and selecting methods of communicating with investors;

Page 25 of 26	Appendix A Case No. 2023-00159

(b)

“securitized surcharges” means securitized surcharges imposed to pay the annualized cost, expressed as a percentage, of principal, interest and the cost of external credit enhancement, if any, attributable to that tranche;

(c)

the “structure” of the Bonds means the structure reflected in the Preliminary Prospectus filed with the United States Securities and Exchange Commission on [        ], 2024, including the transaction documents described and/or contemplated therein; and

(d)	the “lowest securitized surcharges” means (i) the lowest securitized surcharges in respect of the Bonds as a whole, and (ii) the lowest securitized surcharges in respect of each tranche of Bonds.

4.	Consequently, the Applicant confirms and certifies that the Bonds in fact resulted in the Lowest Cost Objective.

The Applicant authorizes this letter to be included as Attachment 5 to the Issuance Advice Letter.

The undersigned is an officer of the Applicant and is authorized to provide this letter on behalf of the Applicant. This letter is being delivered to assist the Commission and Saber in meeting your obligations under the Financing Order, and we shall be fully accountable for all matters set forth in this letter. Without our written permission, this letter may not be used by or relied upon by any other person or entity.

Respectfully submitted,

Chief Financial Officer
Kentucky Power Company

Page 26 of 26	Appendix A Case No. 2023-00159

KENTUCKY POWER COMPANY	Appendix B P.S.C. KY. NO. 13 ORIGINAL SHEET NO. 35-2
CANCELLING P.S.C. KY. NO. 12 1rd REVISED SHEET NO. 35-2

APPENDIX B

APPENDIX TO AN ORDER OF THE KENTUCKY PUBLIC SERVICE

COMMISSION IN CASE NO. 2023-00159 DATED

Securitized Surcharge Rider

(S.S.R.)

Applicable

To all retail electric customers.

Rate

1.

Pursuant to the financing order of the Kentucky Public Service Commission in Case No. 2023-00159, Kentucky Power Company is to recover from retail ratepayers the costs approved for securitized bond financing by the Commission. Terms not defined in this rider shall have the meanings ascribed to those terms in that financing order.

This rider is designed to recover from all retail electric customers the amounts necessary to service, repay and administer customer-backed securitized bonds associated with the approved securitized costs pursuant to the terms of the financing order of the Kentucky Public Service Commission in Case No. 2023-00159.

This rider shall remain in effect until the complete repayment and retirement of any securitized bonds, or refunding bonds, associated with the approved securitized costs, together with ongoing financing costs. Upon issuance of a series of securitized bonds, this schedule is irrevocable and associated securitized surcharges are nonbypassable for the full term of that series of securitized bonds.

2.	The Periodic Payment Requirement (PPR) is the required periodic payment for a given period (e.g., annually, semiannually, or quarterly) due under the securitized bonds.

3.

Periodic Billing Requirement (PBR) shall be the aggregate dollar amount of securitized surcharges that must be billed during a given period (e.g., annually, semiannually, or quarterly) so that the securitized surcharge collections will be sufficient to meet the sum of all PPR for that period, given: (i) forecast usage and revenue data, excluding the securitized surcharge, for the period; (ii) forecast uncollectibles for the period; and (iii) forecast lags in collection of billed securitized surcharges for the period.

Continued on Sheet No. [XX]

KENTUCKY POWER COMPANY	Appendix B P.S.C. KY. NO. 13 ORIGINAL SHEET NO. 35-2
CANCELLING P.S.C. KY. NO. 12 1rd REVISED SHEET NO. 35-2

Securitized Surcharge Rider Continued

(S.S.R.)

4.

The PBR for a given period shall be the sum of (a) the PBR for residential customers for the period (y) (Residential PBR Allocation (y)) and (b) the PBR for all other retail electric customers (non-residential retail electric customers) for the period (y) (Non-Residential PBR Allocation (y)).

5.

The Residential PBR Allocation (y) shall be recovered from residential customers through application of the Residential S.S.R. Adjustment Factor to all charges on each residential customers bill for electric service, except for environmental surcharge (ES) charges, nonrecurring charges, and pass through charges as discussed and defined in the financing order in Case No. 2023-00159. The charges to which the Residential S.S.R. Adjustment Factor currently applies, based on that definition, are [List of Current Charges to Which Factor is Applicable].

6.

The Non-Residential PBR Allocation (y) shall be recovered through application of the Non-Residential S.S.R. Adjustment Factor to all charges on each non-residential retail electric customers bill for electric service, except for charges for base fuel costs and fuel cost adjustments, and environmental surcharge (ES) charges, nonrecurring charges, and pass through charges as discussed and defined in the financing order in Case No. 2023- 00159. The charges to which the Non-Residential S.S.R. Adjustment Factor currently applies, based on that definition, are [List of Current Charges to Which Factor is Applicable].

7.	The Residential S.S.R. Adjustment Factor for a given period (e.g., semiannually, or quarterly; (y)) shall be calculated according to the following formula:

Residential S.S.R.	=	Residential PBR Allocation (y)
Adjustment Factor (y)		Expected Residential Retail Revenue (y)

Where:

(y)	=	the given period (e.g., semiannually, or quarterly);
Expected Residential Retail	=	Expected retail revenue for the period (y) from
Revenue (y)		charges to which the Residential S.S.R. Adjustment
Factor will apply in the period (y).

Continued on Sheet No. [XX]

KENTUCKY POWER COMPANY	Appendix B P.S.C. KY. NO. 13 ORIGINAL SHEET NO. 35-2
CANCELLING P.S.C. KY. NO. 12 1rd REVISED SHEET NO. 35-2

Securitized Surcharge Rider Continued

(S.S.R.)

8.	The Non-Residential S.S.R. Adjustment Factor shall be calculated according to the following formula:

Non-Residential S.S.R.		Non-Residential PBR Allocation (y)
Adjustment Factor (y)	=	Expected Non-Residential Non-Fuel Retail Revenue NR(y)

Where:

(y)	=	the given period (e.g., semiannually, or quarterly);
Expected Non-Residential		Expected non-fuel retail revenue for all non-
Non-Fuel Retail Revenue		residential retail electric customers for the period (y)
NR(y)	=	from charges or portions of charges to which the Non-
Residential S.S.R. Adjustment Factor will apply in the
period (y).

9.

The Residential PBR Allocation (y) shall be calculated by taking the sum of the residential true-up for the given period (y) (Residential True-up (y)) and the Residential PPR Allocation (y) and adjusting the sum to reflect both the projection of uncollectible securitized surcharges from residential customers and a projection of payment lags between the billing and collection of securitized surcharges from residential retail customers based upon the most recent experience regarding collection of securitized surcharges from residential customers.

10.

The Non-Residential PBR Allocation (y) shall be calculated by taking the sum of the non- residential retail electric customers true-up for the given period (y) (Non-Residential True- up (y)) and the Non-Residential PPR Allocation (y) and adjusting the sum to reflect both the projection of uncollectible securitized surcharges from non-residential retail electric customers and a projection of payment lags between the billing and collection of securitized surcharges from non-residential retail electric customers based upon the most recent experience regarding collection of securitized surcharges from non-residential retail electric customers.

Continued on Sheet No. [XX]

KENTUCKY POWER COMPANY	Appendix B P.S.C. KY. NO. 13 ORIGINAL SHEET NO. 35-2
CANCELLING P.S.C. KY. NO. 12 1rd REVISED SHEET NO. 35-2

11.

The PPR for a given period shall be allocated between residential customers and non-residential retail electric customers based upon their respective contributions to total retail revenues from the charges to which the Residential S.S.R. Adjustment Factor and Non- Residential S.S.R. Adjustment Factor applied and fuel costs for non-residential retail electric customers, according to the following formula:

Residential PPR	=		x	Residential Retail Revenue (b)
Allocation (y)		PPR(y)
KY Retail Revenue (b)

Non-Residential			x	Non-Residential Retail Revenue (b)
PPR Allocation (y)	=	PPR(y)		KY Retail Revenue (b)

Where:
(y)	=	the given period (e.g., semiannually, or quarterly);
(b)	=	Most recent available twelve month period ended December 31 or
June 30
Residential		Retail revenue for residential retail electric customers for the period
Retail Revenue		(b) from charges to which Residential S.S.R. Adjustment Factor
(b)	=	applied in the period (b) (or to which it would have applied if the adjustment factor was not applicable during all or a portion of the period).
Non-Residential		Retail revenue for all non-residential retail electric customers for
Retail Revenue		the period (b) from charges to which the Non-Residential S.S.R.
(b)		Adjustment Factor applied (or to which it would have applied if the
	=	adjustment factor was not applicable during all or a portion of the period) and charges for base fuel and pursuant to the fuel
adjustment clause.
KY Retail Revenue(b)	=	Residential Retail Revenue (b) + Non-Residential Retail Revenue (b).

12.

The Residential True-up (y) shall be calculated by subtracting the cumulative revenues collected from the Residential S.S.R. Adjustment Factor through the preceding period from the cumulative Residential PPR Allocation for all periods through the preceding period, in which the preceding period is the adjustment period that ended prior to the filing of the current adjustment to the Residential S.S.R. Adjustment Factor (except in the case of an interim adjustment).

Continued on Sheet No. [XX]

KENTUCKY POWER COMPANY	Appendix B P.S.C. KY. NO. 13 ORIGINAL SHEET NO. 35-2
CANCELLING P.S.C. KY. NO. 12 1rd REVISED SHEET NO. 35-2

13.

The Non-Residential True-up (y) shall be calculated by subtracting the cumulative revenues collected from the Non-Residential S.S.R. Adjustment Factor through the preceding period from the cumulative Non-Residential PPR Allocation for all periods through the preceding period, in which the preceding period is the adjustment period that ended prior to the filing of the current adjustment to the Non-Residential S.S.R. Adjustment Factor (except in the case of an interim adjustment).

14.

The initial Residential S.S.R. Adjustment Factor and Non-Residential S.S.R. Adjustment Factor shall be filed on the day following the pricing of each series of securitized bonds, shall be calculated based on the formulas in paragraphs 7 and 8, respectively, and shall become effective the first billing cycle following the closing of the securitized bonds. The Residential S.S.R. Adjustment Factor and Non-Residential S.S.R. Adjustment Factor shall thereafter be adjusted at least semi-annually (every six months) beginning [        ] along with all the necessary supporting data to justify the amount of the adjustments, which shall include data and information as may be required by the Commission.

Quarterly true-ups will begin 12 months prior to the scheduled final payment date for the latest maturing tranche of securitized bonds of a particular series.

Interim Securitized Surcharge Rider adjustments may be filed with the Commission outside of the standard semi-annual or quarterly timeframe in order to correct for over- or under-collection to be submitted no later than 10 days before the rate is to be effective.

Copies of all documents required to be filed with the Commission shall be open and made available for public inspection at the office of the Public Service Commission pursuant to the provisions of KRS 61.870 to 61.884.

Continued on Sheet No. [XX]

KENTUCKY POWER COMPANY	Appendix B P.S.C. KY. NO. 13 ORIGINAL SHEET NO. 35-2
CANCELLING P.S.C. KY. NO. 12 1rd REVISED SHEET NO. 35-2

Securitized Surcharge Rider Continued

(S.S.R.)

15.	The applicable rates for service rendered on and after XXXXXXXXX ##, 202# to be applied to the revenues described in paragraphs 5 and 6 of this tariff are:

$X
Residential S.S.R.	=		=	X.X%
Adjustment Factor		$X

$X
Non-Residential S.S.R.	=		=	X.X%
Adjustment Factor		$X

APPENDIX C

APPENDIX TO AN ORDER OF THE KENTUCKY PUBLIC SERVICE

COMMISSION IN CASE NO. 2023-00159 DATED JAN 10 2024

ESTIMATED UP-FRONT FINANCING COSTS

AMOUNT
Legal Fees (Kentucky Power and Issuer)	$2,750,000
Accountant’s Fees	$150,000
Indenture Trustee’s, Securities Intermediary’s and Indenture Trustee Counsel’s Fees and Expenses	$25,000
Servicer’s Set-up Costs	$125,000
Printing/Edgarizing	$75,000
Commission and Kentucky Power’s Advisor’s Fee	$750,000
Miscellaneous Administrative Costs	$31,242
Underwriters’ Fees	$1,787,066
Rating Agency Fees	$591,965
SEC Registration Fee	$24,930

TOTAL ESTIMATED UP-FRONT FINANCING COSTS SECURITIZED	$6,310,203

ESTIMATED ONGOING FINANCING COSTS

	ANNUAL AMOUNT
Servicing Fee (.05% of principal amount)		$446,766
Administration Fee	[Between $ $	50,000 and 100,000	]
Accountant’s Fee		$75,000
Legal Fees/Expenses for Kentucky Power’s/Issuer’s Counsel		$50,000
Indenture Trustee’s, Securities Intermediary’s and Indenture Trustee’s Counsel’s Fees and Expenses		$10,000
Independent Manager’s Fees		$2,750
Rating Agency Fees		$75,000
Return on Capital Account		$188,027
Miscellaneous		$25,000

TOTAL ESTIMATED ONGOING FINANCING COSTS	[Between $ $	922,543 and 972,543	]

APPENDIX D

APPENDIX TO AN ORDER OF THE KENTUCKY PUBLIC SERVICE

COMMISSION IN CASE NO. 2023-00159 DATED JAN 10 2024

[      ], 2024

Kentucky Public Service Commission

211 Sower Blvd.

Frankfort, KY 40601

Saber Partners, LLC

260 Madison Avenue 8th Floor

New York, New York 10005

Attention: Joseph S. Fichera

Chief Executive Officer

Kentucky Power Company

[Name of Issuer]

1645 Winchester Avenue

Ashland, Kentucky 41101

Attention: [     ]

Re: [Name of Issuer], [Name of Bonds]

Ladies and Gentlemen:

In Case Number:2023-00159, the Kentucky Public Service Commission (the “Commission”) issued its Financing Order dated January 10, 2024 (the “Financing Order”). The Financing Order authorized a wholly-owned subsidiary of Kentucky Power Company (the “Company”), [      ] (the “Issuer”), to issue securitized bonds as defined in the Financing Order. This certificate is being delivered pursuant to Ordering Paragraph 7 of the Financing Order which states (internal citations omitted):

For each series of securitized bonds issued, Kentucky Power shall provide an Issuance Advice Letter to the Commission . . . This Issuance Advice Letter shall: . . . include independent unqualified certifications from Kentucky Power embedded in the Issuance Advice Letter, and from the bookrunning underwriter(s) as attached in Appendix D to this Financing Order, each confirming that the structuring, marketing and pricing of the securitized bonds in fact resulted in the Lowest Cost Objective.

The Financing Order defines the “Lowest Cost Objective” to mean “the structuring, marketing and pricing of the securitized bonds in fact resulted in the lowest securitized surcharges consistent with (i) prevailing market conditions at the time of pricing the securitized bonds, and (ii) the terms of the Act [Kentucky Revised Statutes sections 278.670 through 678.696 and 65.114] and the Financing Order”.

[      ] (the “Underwriter”) serves as [a joint-lead] bookrunning underwriter for $[     ] aggregate principal amount of the Issuer’s [      ] Bonds (the “Bonds”) proposed to be issued pursuant to the Financing Order. Attached as Appendix [     ] is the Pricing Term Sheet delivered by the Company in connection with the issuance of the Bonds. This Pricing Term Sheet includes a schedule setting forth the principal amount, any original issue premium or discount, the interest rate, and the resulting net proceeds to the Issuer (before expenses) for each weighted average life designation of the Bonds.

Since the date the Underwriter was first retained to serve as [a joint-lead] bookrunning underwriter in connection with the issuance of the Bonds, the Underwriter has offered the Commission’s Designated Representative and Saber Partners, LLC (“Saber Partners”), as the Commission’s financial advisor in connection with the Bonds, the opportunity to participate fully and in advance in all negotiations in which the Underwriter has participated regarding all aspects of the structuring, marketing, and pricing of the Bonds. The Bonds were priced at [    :] [   ]M New York Time on [     ], 2024 (the “Pricing Time”), when a syndicate of underwriters, [jointly] led by the Underwriter, agreed to purchase the Bonds in accordance with the terms of the Underwriting Agreement, dated [     ], 2024.

Based on the Underwriter’s experience and on market conditions and other information reasonably available to the Underwriter through the Pricing Time, we hereby certify [, in our opinion,] that:

1. Competitive sales are not customary in the market in which securitized ratepayer-backed bonds typically are marketed, nor are they generally considered to be the most effective manner in which to market securities such as the Bonds and to obtain the lowest possible securitized surcharges.

2. The Issuer would not have achieved a lower net cost of funds to the Issuer for any or all weighted average life designations of the Bonds through a competitive bidding process than through the negotiated sale of all the Bonds to the syndicate of underwriters [jointly] led by the Underwriter.

3. The structure of the Bonds reflected in the Preliminary Prospectus filed with the United States Securities and Exchange Commission on [ ], 2024 and in the transaction documents described and/or contemplated therein, when viewed in the aggregate, resulted in the Lowest Cost Objective in that it resulted in the lowest overall net cost of funds to the Issuer in respect of the Bonds.

4. The marketing and pricing of the Bonds resulted in (a) the Lowest Cost Objective in that it resulted in the lowest overall net cost of funds to the Issuer in respect of the Bonds in the aggregate, and (b) the Lowest Cost Objective in that it resulted in the lowest net cost of funds to the Issuer in respect of each weighted average life designation of the Bonds.

Based on the foregoing, on the Underwriter’s experience and on market conditions, the work performed in marketing, pricing and structuring the Bonds, and other information reasonably available to the Underwriter through the Pricing Time, we hereby certify that, in our opinion, the Issuer achieved (a) the Lowest Cost Objective in that it resulted in the overall net cost of funds to the Issuer in respect of the Bonds, and (b) given the schedule of weighted average life designations of the Bonds, the Lowest Cost Objective in that it resulted in the lowest net cost of funds to the Issuer in respect of each weighted average life designation of the Bonds.

For purposes of this certificate, “net cost of funds to the Issuer” means the yield payable by the Issuer on each weighted average life designation of the Bonds plus the annualized cost, expressed as a percentage, of the underwriter’s discount and any external credit enhancement attributable to that weighted average life designation.

Page 2 of 3	Appendix D Case No. 2023-00159

For purposes of this certificate, “marketing” means all aspects of presenting the Bonds to the public capital markets and offering the Bonds for sale to investors, including but not limited to targeting particular investors or classes of investors and selecting methods of communicating with investors.

We are delivering this certificate (i) to Saber Partners to assist Saber Partners in determining whether to notify the Company and the Commission that the structuring, marketing, and pricing of the Bonds complies with the criteria established in the Financing Order, (ii) to the Company to assist it in executing end delivering its Issuance Advice Letter, and (iii) to the Commission to assist it in determining whether to issue a Disapproval Order pursuant to Ordering Paragraph 7 of the Financing Order, or whether to allow the Bonds to be issued without further action by the Commission pursuant to Ordering Paragraph 7.

Respectfully submitted,

[          ], as Underwriter

Page 3 of 3	Appendix D Case No. 2023-00159

APPENDIX E

APPENDIX TO AN ORDER OF THE KENTUCKY PUBLIC SERVICE

COMMISSION IN CASE NO. 2023-00159 DATED JAN 10 2024

[Saber Partners Letterhead]

[     ], 2024

Kentucky Public Service Commission

211 Sower Blvd.

Frankfort, KY 40601

Re:	Kentucky Power Company – [ ] Bonds Proposed to Be Issued Pursuant to Case No. 2023-00159

Ladies and Gentlemen:

Subject to stated conditions, Kentucky Revised Statutes sections 278.670 through 678.696 and 65.114 (collectively, the Financing Act), authorize the Kentucky Public Service Commission (the Commission) to issue financing orders approving the issuance of securitized bonds. Section 278.674(3) authorizes the Commission to engage outside consultants to assist the Commission in performing its responsibilities under the Financing Act. The Commission has engaged Saber Partners, LLC (Saber Partners or the Financial Advisor) to perform specified services in connection with the issuance of securitized bonds in Case No. 2023-00159.

On January 10, 2024, the Commission issued its Financing Order in Case No. 2023-00159 (the Financing Order). The Financing Order authorizes a wholly-owned subsidiary of Kentucky Power Company (Kentucky Power or the Company), subsequently identified as [       ] (the Issuer), to issue securitized bonds as defined in the Financing Act and the Financing Order (the Bonds). The Financing Order states:

While the Commission recognizes the need for some flexibility with regard to the final details of the securitized bond transaction approved in this Financing Order, the Commission’s focus is upon the statutory requirements that must be met prior to issuing a financing order and maximizing the economic benefits of the Act to Kentucky Power customers. To this end, a focus of the Commission’s review is whether conditions to the Commission’s approval of Kentucky Power’s application, set forth in this Financing Order, also are met.

The Commission has established in this Financing Order certain procedures, criteria and conditions that must be met in order for the approvals and authorizations granted in this Financing Order to become effective for the benefit of Kentucky Power customers. This Financing Order grants authority to issue securitized bonds and to impose, bill, charge, collect and receive securitized surcharges only if the final structuring, marketing and pricing of the securitized bond transaction complies in all material respects with these procedures, criteria and conditions. The authority and approval granted in this Financing Order is effective as to each issuance upon, but only upon inter alia, Kentucky Power filing with the Commission an issuance advice letter (each an Issuance Advice Letter) demonstrating compliance of that issuance with these procedures, criteria, and conditions as well as all other provisions of this Financing Order and the Act.1

The Financing Order conditions its authorization of the issuance of securitized bonds for the benefit of the Company upon the Commission not issuing a Disapproval Order prior to noon Eastern Time on the fourth business day after pricing of a series of securitized bonds pursuant to Ordering Paragraph 7 of the Financing Order. Not later than 5:00 pm on the second business day after the Company’s Issuance Advice Letter (IAL) is delivered to the Commission, Ordering Paragraph 7 directs the Commission’s Financial Advisor to deliver to the Commission a certification, without material qualifications, that the structuring, marketing and pricing of the securitized bonds in fact resulted in the Lowest Cost Objective.

To facilitate this process, Ordering Paragraph 7 of the Financing Order states: “For each series of securitized bonds issued, Kentucky Power shall provide an Issuance Advice Letter to the Commission following the determination of the final terms of the series of securitized bonds no later than 5:00 pm Eastern Time one (1) business day after the pricing of the securitized bonds, at which time a meeting [of the Commission] will be noticed for four (4) business days after pricing to afford this Commission an opportunity to review the proposed transaction.” This was designed in part to provide Saber Partners at least 24 hours to review the IAL before being required to deliver its certification pursuant to Ordering Paragraph 7.

To further facilitate Saber Partners’ review and evaluation of the transaction, Ordering Paragraph 7 of the Financing Order requires independent, unqualified certifications from the Company (embedded in the IAL) and from the bookrunning underwriter(s) (in the form attached as Appendix D to the Financing Order), each confirming that the structuring, marketing and pricing of the Bonds in fact achieved the Lowest Cost Objective. The Company and the Commission’s Designated Representative selected [      (XXX)] and [      ] (YYY) as [joint] bookrunning underwriter[s] for the Bonds. Pursuant to Ordering Paragraph 7, the Company and the Commission’s Designated Representative requested XXX [and YYY each] to deliver [an] opinion letter[s] as to whether the Lowest Cost Objective in fact was achieved. Those opinion letter[s] [are] enclosed as Appendix A-1 [and Appendix A-2].

Ordering Paragraphs 27, 28, 32 and 33 of the Financing Order state:

27. The Commission shall designate one (1) representative from Commission Staff (the Designated Representative) who may be advised by the Commission’s Financial Advisor to provide input to and collaborate with Kentucky Power during the process undertake to place the securitized bonds to market and to

[1]	Financing Order at pages [10] and [11].

Page 2 of 9	Appendix E Case No. 2023-00159

provide certificates to the Commission with respect to the Lowest Cost Objective in substantially to forms attached to this Financing Order as Appendix C and Appendix D. The Commission’s Designated Representative and the Financial Advisor shall participate visibly and in advance in all aspects of structuring, marketing and pricing the securitized bonds approved in this Financing Order; provided, however, that the Commission’s Designated Representative and the Financial Advisor shall: (a) have no authority to direct how Kentucky Power places the securitized bonds to market; and (b) be permitted to attend meetings convened by Kentucky Power to address placement of the securitized bonds to market. The Commission directs its Designated Representative and the Financial Advisor to advise the Commission [through a filing in Case No. 2023-00159] of any proposal that does not comply in any material respect with the criteria established in this Financing Order. The Commission’s Designated Representative or Financial Advisor shall promptly inform Kentucky Power and the Commission of any items that, in the opinion of the Commission’s Designated Representative or Financial Advisor are not reasonable. In addition, the Commission directs its Designated Representative and Financial Advisor to notify the Commission if either becomes aware that any material aspect of the transaction has been performed in a manner that is not legal or ethical or that any decisions made in the transaction have not been appropriately documented, including documentation of any difficulties, anomalies, or unusual circumstances encountered in the transaction and the resolution of any such matters.

Kentucky Power, the Commission’s Designated Representative and the Financial Advisor shall work together closely and on a cooperative basis to create the broadest possible competition for securitized bonds among investors and potential underwriters, and to ensure that the best practices standards are met and procedures are followed. Bookrunning underwriters and other managing underwriters of securitized bonds approved by this Financing Order shall be required to certify without material qualification that indicative rates submitted to Kentucky Power, the Financial Advisor and the Designated Representative reflect the independent view of the submitting firm and that other firms have not been consulted about or informed of such indicative rates.

28. The designated Commission Staff and the Financial Advisor do not have authority to direct how Kentucky Power and the BondCo place the securitized bonds to market. That authority resides with the Commission pursuant to standards and procedures set forth in this Financing Order. The Commission may communicate to Kentucky Power through these representatives.

*   *   *

32. Dispute Resolution. One designated representative of Kentucky Power and the Commission’s Designated Representative shall be joint decision makers in all aspects of the structuring, marketing and pricing of the securitized bonds.

Page 3 of 9	Appendix E Case No. 2023-00159

33. Kentucky Power and the Commission’s Designated Representative (advised by the Financial Advisor) shall have equal rights on decisions regarding the hiring of underwriters and counsel to the underwriters.

Pursuant to Ordering Paragraph 32 of the Financing Order, the designated representative of the Company and the Commission’s Designated Representative jointly decided that all the Bonds should be priced [     ] Eastern Time on [     ,] 2024, [with no flexibility to downsize the issue or to delay the issuance of some or all of the Bonds if market conditions were not ideal at or prior to that date and time].

[Narrative discussion of additional post-Financing Order topics which required discussion / negotiations between the Company’s designated representative and the Commission’s Designated Representative and/or Financial Advisor.]

On [     , 2024, the Commission published notice of its public meeting, commencing at [     ] [ _]m Eastern Time, for the purpose of issuing any Disapproval Order that might be necessary under Ordering Paragraph 7 of the Financing Order.

Pricing of the Bonds in fact occurred at [    ] [ _]m Eastern Time on [     ], 2024 (the Pricing Time). The Company in fact delivered its IAL to the Commission at [    ] [ ]m Eastern Time on [     ], 2024, and to Saber Partners at [     ], [ _]m Eastern Time on [     ], 2024. A redacted copy of that IAL is attached as Appendix B.

Saber Partners notes that as part of that IAL, the Company has provided the following certification:

The Applicant certifies that all Statutory Requirements and, apart from condition 3 (which the Applicant anticipates will be met prior to issuance of the Bonds), all other procedures and conditions listed above have been met. Specifically, as set forth in the letter attached as Attachment 5, the Applicant confirms and certifies that condition 1 above (that the structuring, marketing and pricing of the securitized bonds must in fact achieve the lowest securitized surcharges consistent with (i) prevailing market conditions at the Pricing Time, and (ii) the terms of the Act and the Financing Order (the Lowest Cost Objective)) has been met.

Pursuant to Ordering Paragraph 7 of the Financing Order, Saber Partners, as Financial Advisor, has been asked to deliver to the Commission this confidential certificate addressing the following matters:

(1) Have the statutory requirements been met?

Yes.

Based upon information known or reasonably available to Saber Partners, its officers, agents and employees, and based on its professional judgment, Saber Partners hereby confirms and certifies that (a) as required by Section 278.676(1)(c) of the Financing Act, the proposed

Page 4 of 9	Appendix E Case No. 2023-00159

issuance of the Bonds and the imposition and collection of a securitized surcharge are expected to provide quantifiable net present value benefits to customers as compared to recovery of the components of securitized costs that would have been incurred absent the issuance of the Bonds; and (b) as required by Section 278.676(1)(d) of the Financing Act, as of January 10, 2023, it was reasonable for the Commission to expect that the proposed structuring and pricing of the Bonds would result in the lowest securitized surcharges consistent with market conditions at the time the Bonds would be priced under the terms of the Financing Order.

(2) Has the Lowest Cost Objective been achieved?

Yes.

Based upon information known or reasonably available to Saber Partners, its officers, agents and employees, based on its professional judgment, and subject to the post-closing review and possible adjustment of Bond issuance costs pursuant to Ordering Paragraph 4 of the Financing Order, Saber Partners hereby confirms and certifies that the structuring, marketing and pricing of the Bonds in fact achieved the Lowest Cost Objective, consistent with the terms of the Financing Order and market conditions the Pricing Time.

For purposes of this letter, the following definitions apply:

(i)

“marketing” means all aspects of presenting the Bonds to the public capital markets and offering the Bonds for sale to investors, including but not limited to targeting particular investors or classes of investors and selecting methods of communicating with investors;

(ii)

the “structure” or “structuring” of the Bonds means the structure reflected in the Registration Statement on Form SF-1 filed with the United States Securities and Exchange Commission by the Company and the Issuer on [ ], 2024, including the transaction documents described and/or contemplated therein.

Saber Partners notes that Attachment [ ] to the IAL lists the following actions taken by the designated representative of the Company and by the Commission’s Designated Representative and Financial Advisor in connection with the structuring, marketing, pricing and financing costs in order to achieve the Lowest Cost Objective:

[To come.]

As noted above, the designated representative of Company and the Commission’s Designated Representative and Financial Advisor jointly decided that all the Bonds should be priced before [    :  ] [ ]m Eastern Time, [     ], 2024. Within that parameter, Saber Partners believes these were reasonable steps taken to achieve the Lowest Cost Objective (consistent with prevailing market conditions at the Pricing Time, and with conditions and terms of the Financing Order and other applicable law).

Page 5 of 9	Appendix E Case No. 2023-00159

(3)	Report any proposal that does not comply in any material respect with the criteria established in this Financing Order.

The Financing Order (including pages 5 of the form of IAL included as Appendix A) specify customer protections which are to be included in the transaction. Saber Partners and outside legal counsel to Commission Staff reviewed the proposed form of Financing Order and the proposed form of transaction documents and requested changes as necessary to ensure that the transaction achieved the greatest possible customer protections. Among the changes made were the following:

[To come.]

Saber Partners believes these were important steps toward achieving the greatest possible customer protections, consistent with the terms of the Financing Order and other applicable law. Based upon information known or reasonably available to Saber Partners, its officers, agents and employees, based on its professional judgment, Saber Partners is of the opinion that the transaction has achieved the greatest possible customer protections reasonably consistent with the terms of the Financing Act, the Financing Order and other applicable law.

In addition, Ordering Paragraph 27 of the Financing Order states:

The Commission directs its Designated Representative and the Financial Advisor to advise the Commission [through a filing in Case No. 2023-00159] of any proposal that does not comply in any material respect with the criteria established in this Financing Order. The Commission’s Designated Representative or Financial Advisor shall promptly inform Kentucky Power and the Commission of any items that, in the opinion of the Commission’s Designated Representative or Financial Advisor are not reasonable. In addition, the Commission directs its Designated Representative and Financial Advisor to notify the Commission if either becomes aware that any material aspect of the transaction has been performed in a manner that is not legal or ethical or that any decisions made in the transaction have not been appropriately documented, including documentation of any difficulties, anomalies, or unusual circumstances encountered in the transaction and the resolution of any such matters.

[Discussion of any proposals which arguably would not comply in any material respect the criteria established in the Financing Order—to come.]

For purposes of this letter, Saber Partners assumes that none of the facts or circumstances summarized above are the types of actions or inactions the Commission expects to be reported. With that understanding, Saber Partners is not aware of any action or inaction which Saber Partners believes “does not comply in any material respect with the criteria established in this Financing Order.”

Page 6 of 9	Appendix E Case No. 2023-00159

In summary, based on the foregoing, on Saber Partners’ experience and on market conditions and other information known or reasonably available to Saber Partners, its officers, agents and employees through the Pricing Time, Saber Partners does not recommend that the Commission issue a Disapproval Order.

This letter is being delivered to the Commission to assist it in determining whether to issue a Disapproval Order with respect to the Bonds pursuant to Ordering Paragraph 7 of the Financing Order. Without our written permission, unless otherwise required by applicable law (other than an order of the Commission), this letter may not be (i) furnished to, used by or relied upon by any other person or entity including, without limitation, any purchaser of the Bonds, (ii) quoted in or referred to, in whole or in part, in any registration statement, prospectus or other materials furnished to any other person or entity, including, without limitation, any purchaser or potential purchaser of the Bonds, or (iii) used for any other purpose.

Respectfully submitted,

Page 7 of 9	Appendix E Case No. 2023-00159

APPENDIX A

[Bookrunning Underwriter Opinion Letter]

Page 8 of 9	Appendix E Case No. 2023-00159

APPENDIX B

[IAL (Redacted Version)]

Page 9 of 9	Appendix E Case No. 2023-00159

APPENDIX F

APPENDIX TO AN ORDER OF THE KENTUCKY PUBLIC SERVICE

COMMISSION IN CASE NO. 2023-00159 DATED JAN 10 2024

FORM OF DISAPPROVAL ORDER

COMMONWEALTH OF KENTUCKY

BEFORE THE PUBLIC SERVICE COMMISSION

ELECTRONIC APPLICATION OF KENTUCKY	)
POWER COMPANY FOR (1) A GENERAL	)
ADJUSTMENT OF ITS RATES FOR ELECTRIC	)
SERVICE; (2) APPROVAL OF TARIFFS AND	)	CASE NO.
RIDERS; (3) APPROVAL OF ACCOUNTING	)	2023-00159
PRACTICES TO ESTABLISH REGULATORY	)
ASSETS AND LIABILITIES; (4) A	)
SECURITIZATION FINANCING ORDER; AND (5))
ALL OTHER REQUIRED APPROVALS AND	)
RELIEF	)

O R D E R

This matter is before the Commission in the above-styled matter for the purpose of determining whether the Commission should issue a Disapproval Order pursuant to ordering paragraph 7 of the Financing Order issued on January 10, 2024, in this matter. The Commission considered (i) an Issuance Advice Letter (IAL), including Appendices, submitted by Kentucky Power Company (Kentucky Power) on     , 2024; (ii) certificate of [Saber Partners, LLC,] financial advisor to Commission Staff in this matter, (iii) certificate of     , bookrunning underwriter for securitized bonds described in the Issuance Advice Letter, and (iv)     . [Additional Information as Needed]

Having reviewed the information described herein and being otherwise sufficiently advised, the Commission finds . [Additional Reasoning as Needed]

IT IS THEREFORE ORDERED that

1. The request for approval of the proposed transaction as described in the IAL is denied pursuant to ordering paragraph 7 in the Financing Order.

2. [Additional Ordering Paragraphs as Needed]

PUBLIC SERVICE COMMISSION

Chairman

Vice Chairman

Commissioner

Page 2 of 2	Appendix F Case No. 2023-00159

*Angela M Goad Assistant Attorney General Office of the Attorney General Office of Rate 700 Capitol Avenue Suite 20 Frankfort, KENTUCKY 40601-8204	*Hector Garcia Santana American Electric Power Service Corporation 1 Riverside Plaza, 29th Floor Post Office Box 16631 Columbus, OHIO 43216	*Kenneth J Gish, Jr. Stites & Harbison 250 West Main Street, Suite 2300 Lexington, KENTUCKY 40507

*Ashley Wilmes Kentucky Resources Council, Inc. Post Office Box 1070 Frankfort, KENTUCKY 40602	*Hema Lochan Earthjustice 48 Wall Street, 15th Floor New York, NEW YORK 10005	*Katie M Glass Stites & Harbison 421 West Main Street P. O. Box 634 Frankfort, KENTUCKY 40602-0634

*Byron Gary Kentucky Resources Council, Inc. Post Office Box 1070 Frankfort, KENTUCKY 40602	*Joseph Fichera Senior Managing Director & CEO Saber Partners, LLC 260 Madison Avenue 8th Floor New York, NEW YORK 10016	*Honorable Kimberly S McCann Attorney at Law VanAntwerp Attorneys, LLP 1544 Winchester Avenue, 5th Floor P. O. Box 1111 Ashland, KENTUCKY 41105-1111

*Carrie H Grundmann Spilman Thomas & Battle, PLLC 110 Oakwood Drive, Suite 500 Winston-Salem, NORTH CAROLINA 27103	*Jody M Kyler Cohn Boehm, Kurtz & Lowry 36 East Seventh Street Suite 1510 Cincinnati, OHIO 45202	*Lawrence W Cook Assistant Attorney General Office of the Attorney General Office of Rate 700 Capitol Avenue Suite 20 Frankfort, KENTUCKY 40601-8204

*Christen M Blend American Electric Power Service Corporation 1 Riverside Plaza, 29th Floor Post Office Box 16631 Columbus, OHIO 43216	*John Horne Office of the Attorney General Office of Rate 700 Capitol Avenue Suite 20 Frankfort, KENTUCKY 40601-8204	*Michael West Office of the Attorney General Office of Rate 700 Capitol Avenue Suite 20 Frankfort, KENTUCKY 40601-8204

*Cassandra McCrae Earthjustice 1617 JFK Boulevard, Suite 1675 Philadelphia, PENNSYLVANIA 19103	*Kentucky Power Company 1645 Winchester Avenue Ashland, KY 41101	*Honorable Michael L Kurtz Attorney at Law Boehm, Kurtz & Lowry 36 East Seventh Street Suite 1510 Cincinnati, OHIO 45202

*Thomas J FitzGerald Counsel & Director Kentucky Resources Council, Inc. Post Office Box 1070 Frankfort, KENTUCKY 40602	*Kentucky Power Company Kentucky Power Company 1645 Winchester Avenue Ashland, KY 41101	*Megan W Mullins Spilman Thomas & Battle, PLLC 300 Kanawha Blvd, East Charleston, WEST VIRGINIA 25301

*Denotes Served by Email	Service List for Case 2023-00159

*Steven W Lee
Spilman Thomas & Battle, PLLC 1100 Brent Creek Blvd., Suite 101
Mechanicsburg, PENNSYLVANIA 17050

*Thomas Cmar
Earthjustice 6608 Wooster Pike
Cincinnati, OHIO 45227

*Tanner Wolffram
American Electric Power Service Corporation 1 Riverside Plaza, 29th Floor
Post Office Box 16631
Columbus, OHIO 43216

*W. Mitchell Hall, Jr.
VanAntwerp Attorneys, LLP 1544 Winchester Avenue, 5th Floor
P. O. Box 1111
Ashland, KENTUCKY 41105-1111

*Denotes Served by Email	Service List for Case 2023-00159